As filed with the Securities and Exchange Commission on October 10, 1997

                                                      REGISTRATION NO. 333-29181
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549
                              ------------------
                                AMENDMENT NO. 2

                                       TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            COLLECTIBLES USA, INC.
            (Exact name of registrant as specified in its charter)




                  DELAWARE                         5999                    13-3906920
      (State or other jurisdiction     (Primary Standard Industrial     (I.R.S. Employer
   of incorporation or organization)   Classification Code Number)    Identification Number)


                      ONE BATTERY PARK PLAZA, 24TH FLOOR
                           NEW YORK, NEW YORK 10004
                                (212) 344-1271
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                               RONALD P. RAFALOFF
                              CHAIRMAN OF THE BOARD
                             COLLECTIBLES USA, INC.
                       ONE BATTERY PARK PLAZA, 24TH FLOOR
                            NEW YORK, NEW YORK 10004
                                 (212) 344-1271
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                  COPIES TO:

  DAVID W. POLLAK, ESQ.                                PAUL JACOBS, ESQ.
MORGAN,  LEWIS  &  BOCKIUS  LLP                   FULBRIGHT  & JAWORSKI L.L.P.
   101 PARK AVENUE                                    666 FIFTH AVENUE
NEW YORK, NEW YORK 10178                          NEW YORK, NEW YORK 10103
   (212) 309-6058                                       (212) 318-3000

                              ------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                              ------------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. []

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

     If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                 SUBJECT TO COMPLETION, DATED OCTOBER 10, 1997



PROSPECTUS

                                2,700,000 SHARES



                                     [LOGO]
                             COLLECTIBLES USA, INC.






                                  COMMON STOCK
                                 ------------

     All of the 2,700,000 shares of Common Stock offered hereby are being issued and sold by Collectibles USA, Inc. ("Collectibles USA"). Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that a trading market will develop after the sale of the shares offered hereby. It is currently anticipated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Collectibles USA has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "CUSA."

                                 ------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                 ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.
-----------------------------------------------------



================================================================================
                                             UNDERWRITING
                                PRICE TO     DISCOUNTS AND      PROCEEDS TO
                                 PUBLIC      COMMISSIONS(1)     COMPANY(2)
--------------------------------------------------------------------------------
Per Share  ...................   $               $                 $
--------------------------------------------------------------------------------
Total(3)   ...................   $               $                 $
================================================================================



-----------------------------------------------------
(1) For information regarding indemnification of the Underwriters and certain compensation payable to the Representatives of the Underwriters, see "Underwriting."
(2) Before deducting expenses of this offering payable by Collectibles USA estimated at $ .
(3) Collectibles USA has granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to 405,000 additional shares of Common Stock solely to cover over-allotments, if any, on the same terms and conditions as the shares offered hereby. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $ , $ and $ , respectively. See "Underwriting."

     The shares of Common Stock are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters, subject to their right to reject any order in whole or in part and to certain other conditions. It is expected that delivery of the certificates representing the shares of Common Stock will be made on or about , 1997 at the offices of Ladenburg Thalmann & Co. Inc., New York, New York.


LADENBURG THALMANN & CO. INC.
                              EVEREN SECURITIES, INC.
                                                                  STEPHENS INC.

                   The date of this Prospectus is     , 1997

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such State.

INSIDE COVER (LEFT)
1) Giuseppe Armani -- figurine
2) Kitty Cantrell -- figurine
3) Goebel -- figurine
4) Knickerbocker Company -- figurine
5) Enesco (Precious Moments and Cherished
   Teddies) -- two figurines
6) Swarovski -- crystal figurine
7) Department 56 -- Snowbabies figurine


INSIDE COVER (RIGHT)
1) Warner Brothers -- Looney Line-up lithograph
2) Peanuts -- Aauugghhh lithograph
3) The Simpsons -- Bart-O-Lounger lithograph
4) Warner Brothers -- Bad Ol' Puddy Tat figurine
5) Paws -- The Doctor's Office lithograph
6) Lladro -- Allegory of Liberty figurine
7) Giuseppe Armani -- Baccus and Arianna figurine
8) The Boyds Collection -- Courtney with Phoebe... Over the River and Through the Woods figurine
9) Department 56 -- The Heritage Village Collection


INSIDE BACK COVER
1) Interior of Crystal Galleria
2) Interior of North Pole City
3) Interior of American Royal Arts
4) Map of USA, indicating number of stores located in each state



















     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SYNDICATE SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF A PENALTY BID. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     Garfield\R is a registered trademark of Paws, Incorporated; The Simpsons\R and Anastasia\R are registered trademarks of Twentieth Century Fox Film Corporation; and Bugs Bunny\R, Elmer Fudd\R, Yosemite Sam\R, and Tweety and Sylvester\R are registered trademarks of Time Warner Entertainment Company, L.P. This Prospectus includes trademarks other than those identified in this paragraph. Such trademarks are the property of their respective owners. The use of any such trademark herein is in an editorial form only, and to the benefit of the owner thereof, with no intention of infringement of the trademark.

                               PROSPECTUS SUMMARY


     Concurrently with the closing of the offering made hereby (the "Offering"), Collectibles USA, Inc. plans to acquire, in separate transactions (collectively, the "Acquisitions"), in exchange for consideration including cash and shares of its common stock, par value $.01 per share (the "Common Stock"), six separate retailers of contemporary collectibles and three separate marketers of animation art (each, a "Founding Company" and collectively, the "Founding Companies"). Unless otherwise indicated, references herein to "Collectibles USA" mean Collectibles USA, Inc., and references to the "Company" mean Collectibles USA and the Founding Companies, collectively.

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated (I) all information and share and per share data in this Prospectus (i) give effect to the Acquisitions, (ii) assume the Underwriters' over-allotment option is not exercised, (iii) assume an initial public offering price of $10.00 per share, (iv) assume the conversion of all outstanding shares of the Company's Series A Convertible Preferred Stock, liquidation value $50 per share (the "Series A Convertible Preferred Stock"), into approximately $1.0 million in cash and 67,916 shares of Common Stock and
(v) give effect to a 1,016.604-for-1 share dividend on the Common Stock effected as of May 12, 1997 (the "Stock Split") and (II) all references to Common Stock include both Common Stock and restricted voting common stock, par value $.01 per share (the "Restricted Vote Common Stock"), of the Company.

     The Company has adopted a 52/53 week fiscal year ending on the last Sunday in January. With respect to the Company, references to "Fiscal 1997" mean the year ended January 26, 1997. With respect to the financial information of the Combined Founding Companies, references to "Fiscal 1995," "Fiscal 1996" and "Fiscal 1997" mean a combination of the fiscal years of each of the Founding Companies for such year.


                                  THE COMPANY

     Collectibles USA was founded to create a national retailer of collectibles merchandise and marketer of animation art. Collectibles USA has entered into agreements to acquire six retailers of contemporary collectibles and three marketers of animation art simultaneously with the closing of the Offering. Upon the consummation of these Acquisitions, the Company believes that it will be a leading retailer of contemporary collectibles and a leading marketer of animation art in the United States. The Company's 16 collectibles stores are located in California (2), Florida, Illinois (6), Nevada (2), New Jersey (2), Oklahoma (2) and Virginia. In addition, certain stores sell collectibles through database direct mail, telemarketing and the Internet. The Company sells animation art primarily through database direct mail, telemarketing and the Internet to both retail and wholesale customers, and operates five animation art galleries located in California, New York (2), Pennsylvania and Washington.

     The Company's collectibles merchandise includes figurines and sculptures made from porcelain, ceramic and resin, and a wide selection of crystal items including functional and decorative products. The Company also sells collectible cottages and villages, collectible prints and lithographs, collectible Christmas ornaments and other holiday collectibles. The Company's merchandise is produced by leading vendors such as Lladro, Department 56 (manufacturer of The Original Snow Village and The Heirloom Village Collection product lines), Giuseppe Armani, Goebel U.S.A. (manufacturer of the Hummel product line), Waterford, Baccarat, Lalique, Swarovski, Disney and Enesco (manufacturer of the Precious Moments and Cherished Teddies product lines). See "Business -- Collectibles Stores." The Company's animation art galleries carry a full spectrum of animation artwork, including original production cels (i.e., a painting of a character or object on a transparent acetate sheet), limited editions, sericels, model sheets and original drawings. In addition, the Company has licenses or rights, some of which are exclusive, to design, produce and market animation art featuring a wide variety of well known characters, including Garfield\R, The Simpsons\R and Anastasia\R, and is also an authorized dealer of limited editions and sericels created by Disney and Warner Brothers.

     According to Unity Marketing's The Collectibles Industry Report 1997 ("Unity Marketing"), the collectibles industry grew approximately 11.9% in 1996, generating over $9 billion in primary sales (i.e., sales of new merchandise), of which approximately 79% were generated by retail sales (including TV shopping) and approximately 21% were generated by direct response marketing. The contemporary collectibles industry is serviced by approximately 10,000 specialty retail collectibles stores nationwide, most of which have less than a 1% market share. Collectibles are also sold by mid-to-upscale department stores, home furnishing stores, small specialty import stores, gift stores, card shops, TV shopping, collectors clubs, and other gallery and print stores. According to Unity Marketing, an estimated 31 million Americans identify themselves as collectors.

     The Company believes that the typical collector makes more than one collectibles purchase per year, and the typical collecting household maintains more than one collection. The Company's target retail customer is between 45 and 64 years old, and encompasses a broad range of income levels. According to the U.S. Department of Commerce Bureau of the Census, the 45 to 64 year old population reached approximately 45 million in 1996 and is expected to grow to approximately 66 million during the next ten years, representing a projected growth rate of close to three times the rate for the overall population. The Company believes that collecting will become increasingly popular among consumers ages 45 to 64 because this generation of collectors has high levels of discretionary income and has demonstrated nostalgic characteristics.

     The Company's goal is to become the leading specialty retailer of contemporary collectibles and the leading marketer of animation art in the United States. The Company will seek to achieve this goal by emphasizing growth through acquisitions and implementing a national operating strategy that enhances internal revenue growth and profitability.

     Key elements of the Company's growth strategy include:

   o Grow Through Acquisitions. The Company believes that the collectibles industry is highly fragmented with significant opportunities for consolidation. The Company intends to acquire profitable, well-managed collectibles retailers and animation art marketers that may provide new categories of merchandise that may be cross-sold to the Company's existing customer base. The Company believes that it will be an attractive acquiror due to its (i) strategy of retaining owners and management of acquired companies, (ii) access to capital and (iii) ability to offer sellers immediate liquidity for their business as well as an ongoing equity stake in the Company. The Company has developed an extensive database of acquisition candidates within the collectibles and animation art industries and believes it will be well positioned to implement its acquisition program promptly following the Offering. Although the Company will consider opportunities to make larger acquisitions, the Company's target candidate for acquisition is expected to have $2 to $5 million in annual sales, demonstrated profitability and one to four retail locations.

   o Develop Prototype Store Formats. Although the Company intends to focus initially on acquiring other retailers of collectibles and marketers of animation art, the Company expects to complement its acquisition growth with new store openings. Over the next 12 months, the Company plans to develop two prototype store formats: a "superstore" format of approximately 18,000 square feet, designed for either free-standing or strip mall locations, and a mall-based format, of approximately 1,500 square feet. The Company does not intend to open new stores over the next 12 months.

     Key elements of the Company's national operating strategy include:

   o Strengthen and Expand Vendor Relationships. Vendors in the collectibles industry often recognize retailers based on certain volume levels and reputation. At the discretion of vendors, preferred gallery status is awarded  to  collectibles  stores  based on  factors  such as (i) a proven
      ability  to  market  and  sell  large  quantities  of  merchandise,   (ii)
      exceptional customer service and (iii) creditworthiness. Many of the Founding Companies have achieved preferred gallery status with key vendors which entitles them to volume discounts, co-op advertising funds, shipping allowances and other benefits. The Company believes that as a leading retailer of collectibles merchandise and a leading marketer of animation art in the United States, it will have a competitive advantage in leveraging its vendor relationships. In addition, the Company believes that it will be able to establish exclusive relationships with vendors for certain product lines and items which generally lead to increased sales. Certain vendors already have expressed a willingness to develop products, such as porcelain figurines, resin figurines and cels, on an exclusive basis for the Company.

   o Expand and Improve Database Direct Mail, Telemarketing and Internet Marketing Programs. The Founding Companies have developed databases that often detail the buying patterns and merchandise preferences of existing and potential customers and enable the Founding Companies to conduct targeted database direct mail, telemarketing and Internet marketing programs. In order to develop a comprehensive marketing program for use on a Company-wide basis, the Company intends to combine and enhance the existing customer databases of its Founding Companies and to introduce database direct mail, telemarketing and Internet marketing programs at Founding Companies and future companies to be acquired which are not utilizing such programs.

   o Improve Operating Procedures. The Company is currently evaluating several MIS alternatives designed to centralize and monitor the operations of the Founding Companies by auditing sales receipts, accounts payables, payroll, purchases and inventory levels and by implementing centralized cash management operations. The Company also will evaluate implementing appropriate systems, such as Company-wide point-of-sale systems, at its stores. The Company further intends to enhance operations at the store level through improved training programs and incentive systems for experienced managers and corporate-level merchandising to more effectively manage the Company's merchandising decisions, product displays and product assortment. Although in the near term the Company expects to incur higher operating expenses, the Company anticipates that in the future it will achieve long-term economies of scale and enhanced store-level performance as a result of these efforts.

   o Capitalize on Local Strengths. By maintaining significant operating autonomy at the local level, the Company intends to capitalize on local strengths, such as name recognition, customer loyalty and service. In addition, the Company anticipates that certain of the principals of the Founding Companies will assist in establishing and refining practices for Company-wide operations.

     The Company's executive offices currently are located at One Battery Park Plaza, 24th Floor, New York, New York 10004, and its telephone number at that address is (212) 344-1271. Following the consummation of the Offering, the Company intends to relocate its executive offices to Las Vegas, Nevada.


                                THE ACQUISITIONS

     Collectibles USA was incorporated in Delaware in January 1996 and was founded to create a national retailer of collectibles merchandise and marketer of animation art products. Concurrently with, and as a condition to, the closing of the Offering, Collectibles USA will acquire by merger all of the issued and outstanding capital stock of nine Founding Companies, six of which are retailers of contemporary collectibles and three of which are marketers of animation art. The aggregate consideration that will be paid by Collectibles USA to acquire the Founding Companies consists of approximately $9.2 million in cash and 2,246,996 shares of Common Stock. In addition, approximately $6.5 million of the net proceeds of the Offering will be used to repay indebtedness of the Founding Companies, including indebtedness incurred to fund S Corporation distributions to stockholders of certain of the Founding Companies and to repay other indebtedness. Prior to the Acquisitions, the Company will have conducted no operations and generated no revenue. The Company's senior management group, other than the executives of the Founding Companies, was assembled during June through August of 1997. See "The Company."

                                  THE OFFERING


Common Stock offered by the Company  .........   2,700,000 shares
Common Stock to be outstanding after the         6,206,094 shares(1)
 Offering ....................................
Use of Proceeds ..............................   To pay the cash portion of the purchase  price of the
                                                 Founding Companies; repay certain indebtedness of the
                                                 Founding Companies,  including  indebtedness incurred
                                                 to fund S Corporation  distributions  to stockholders
                                                 of certain of the  Founding  Companies;  pay required
                                                 cash amounts in connection with the conversion of the
                                                 Series   A   Convertible    Preferred    Stock   upon
                                                 consummation  of the  Offering;  repay the  principal
                                                 amount  outstanding under certain  subordinated notes
                                                 held by an affiliate of the Company;  and for general
                                                 corporate  purposes,  which is  expected  to  include
                                                 future  acquisitions.   See  "Use  of  Proceeds"  and
                                                 "Certain   Transactions."

Proposed  Nasdaq  National Market Symbol ......  CUSA



----------

(1) Includes  (i)  2,246,996  shares to be issued to the owners of the  Founding
    Companies, (ii) 67,916 shares to be issued to holders of the Series A Convertible Preferred Stock and (iii) 870,436 shares of Restricted Vote Common Stock to be held by various sponsors of the transactions described herein. See "Principal Stockholders." Each share of Restricted Vote Common Stock is entitled to four-tenths of a vote on all matters submitted to stockholders. Restricted Vote Common Stock is convertible into Common Stock under certain circumstances. See "Description of Capital Stock -- Common Stock and Restricted Vote Common Stock." Excludes (i) 1,180,914 shares of Common Stock reserved for issuance under the Company's stock option plans, of which options to purchase 185,000 shares have been granted and options to purchase 370,000 shares will be granted concurrently with the consummation of the Offering and (ii) 270,000 shares of Common Stock reserved for issuance upon the exercise of warrants to be issued to the Representatives of the Underwriters and their designees, exercisable at 120% of the initial public offering price (the "Representatives' Warrants"). See "Management -- 1997 Long-Term Incentive Plan," "-- 1997 Non-Employee Directors' Stock Plan" and "Underwriting."


                                  RISK FACTORS

     Collectibles USA was founded in January 1996 but has conducted no operations and generated no revenue to date. Collectibles USA has entered into agreements to acquire the Founding Companies simultaneously with the closing of the Offering. Approximately $9.2 million of the net proceeds of the Offering will be paid in cash to the owners of the Founding Companies (some of whom will become officers, directors or key employees of the Company). The Common Stock offered hereby involves a high degree of risk and immediate and substantial dilution. See "Risk Factors."

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Collectibles USA will acquire the Founding Companies simultaneously with, and as a condition to, the consummation of the Offering. For financial statement presentation purposes, however, American Royal Arts Corp., one of the Founding Companies, has been identified as the "accounting acquiror." The following table presents the unaudited pro forma combined financial data for the Company, as adjusted for (i) the effects of the Acquisitions; (ii) the effects of certain pro forma adjustments to the historical financial statements described below; and (iii) the consummation of the Offering and the application of the net proceeds therefrom. This information should be read together with "Selected Financial Data," the Unaudited Pro Forma Combined Financial Statements and the notes thereto and the historical financial statements for American Royal Arts Corp. and certain of the other Founding Companies and the respective notes thereto included elsewhere in this Prospectus.

                                                                         PRO FORMA(1)
                                                            --------------------------------------
                                                                YEAR ENDED        SIX MONTHS ENDED
                                                             JANUARY 31, 1997      JULY 31, 1997
                                                            ------------------   -----------------
STATEMENT OF OPERATIONS DATA(2):
 Net sales  .............................................       $   25,909          $   12,292
 Cost of sales ..........................................           11,931               5,699
                                                                -----------         -----------
 Gross profit  ..........................................           13,978               6,593
 Selling, general and administrative expenses(3)   ......            9,926               5,433
 Goodwill amortization(4)  ..............................              581                 290
                                                                -----------         -----------
 Operating income .......................................            3,471                 870
 Interest and other income (expense), net(5) ............              308                  98
                                                                -----------         -----------
 Income before taxes ....................................            3,779                 968
 Net income    ..........................................       $    1,979          $      454
                                                                ===========         ===========
 Net income per share   .................................       $      .35          $      .08
                                                                ===========         ===========
 Shares used in computing net income per share(6)  ......        5,720,848           5,720,848




                                                                         JULY 31, 1997
                                                              ------------------------------------
                                                                  PRO FORMA
                                                                  COMBINED(7)       AS ADJUSTED(8)
                                                              ------------------   ---------------
BALANCE SHEET DATA:
 Working capital (deficit)   ..............................    $    (8,789)(9)         $12,623
 Total assets .............................................         41,695              43,287
 Long-term obligations, net of current maturities and notes
   payable to stockholders(10)  ...........................          2,384                  --
 Stockholders' equity  ....................................         17,074              37,184



----------
 (1) The year ended January 31, 1997 includes American Royal Arts for the year ended January 31, 1997, Stone's Hallmark for the year ended November 30, 1996 and Crystal Galleria, North Pole City, Little Elegance, Reef Hallmark, Animation USA, Filmart and Crystal Palace for the year ended December 31, 1996. The six months ended July 31, 1997 includes American Royal Arts for the six months ended July 31, 1997, Stone's Hallmark for the six months ended May 31, 1997 and North Pole City, Crystal Galleria, Little Elegance, Reef Hallmark, Animation USA, Filmart and Crystal Palace for the six months ended June 30, 1997.

 (2) The pro forma combined statement of operations data assume that the Acquisitions and the Offering were closed on February 1, 1996 and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results.

 (3) The pro forma combined statement of operations data reflect an aggregate of approximately $930,000 and $209,000 for year ended January 31, 1997 and the six months ended July 31, 1997, respectively, in pro forma reductions in salary and benefits to the owners of the Founding Companies to which they have agreed prospectively and certain other adjustments, including the effect of revisions of certain lease agreements between certain stockholders of the Founding Companies and such Founding Companies. Selling, general and administrative expenses do not include the non-recurring, non-cash compensation charge of $1.3 million for the year ended January 31, 1997.

 (4) Reflects amortization of the goodwill to be recorded as a result of the Acquisitions over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

 (5) Includes the reduction of pro forma interest expense attributed to the repayment of debt with a portion of the net proceeds from the Offering.


 (6) Includes (i) 1,191,182 shares outstanding prior to the Offering, (ii) 2,246,996 shares to be issued to the owners of the Founding Companies,
     (iii) 67,916 shares to be issued to holders of the Series A Convertible Preferred Stock, (iv) 55,500 shares (determined to be common stock equivalents for purposes of computing earnings per share) of the 185,000 shares issuable upon the exercise of outstanding options and (v) 2,159,254 of the 2,700,000 shares to be sold in the Offering to pay the cash portion of the consideration for the Acquisitions, repay indebtedness relating to distributions to stockholders of certain Founding Companies representing substantially all of their previously taxed undistributed earnings (the "S Corporation Distributions"), repay indebtedness of the Founding Companies and pay expenses of the Offering. Excludes options to purchase 370,000 shares to be granted concurrently with the consummation of the Offering and 270,000 shares reserved for issuance upon exercise of the Representatives' Warrants. See "Management -- 1997 Long-Term Incentive Plan," "-- 1997 Non-Employee Directors' Stock Plan" and "Underwriting."

 (7) The pro forma combined balance sheet data assume that the Acquisitions were closed on July 31, 1997. The pro forma combined balance sheet data are based upon preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

 (8) Reflects the consummation of the Offering. See "Use of Proceeds."

 (9) Includes $9.2 million payable to owners of the Founding Companies, representing the cash portion of the consideration for the Acquisitions to be paid with a portion of the net proceeds from the Offering.

(10) Several of the Founding Companies are S Corporations. Prior to the Acquisitions, these Founding Companies will make S Corporation Distributions totaling $1.3 million. In order to pay the S Corporation Distributions, the Founding Companies will borrow $1.3 million from existing sources, which will be repaid from the net proceeds of the Offering.

               SUMMARY INDIVIDUAL FOUNDING COMPANY FINANCIAL DATA

     The following table presents certain summary statements of operations data for the Founding Companies for the periods indicated.




                                                                                                       SIX MONTHS
                                                                       FISCAL(1)                    ENDED JULY 31(1)
                                                         -------------------------------------- ------------------------
                                                             1995         1996         1997         1996        1997
                                                         ------------ ------------ ------------ ------------ -----------
American Royal Arts
 Sales  ................................................ $3,897,785   $4,051,072   $4,288,612   $2,194,610   $2,080,990
 Gross profit ..........................................  2,182,760    2,491,154    2,782,828    1,358,025    1,385,063
 Selling, general and administrative expenses(2)  ......  1,587,875    1,759,886    1,778,138      920,218      943,920
Stone's Hallmark
 Sales  ................................................ $3,488,838   $4,281,040   $4,985,549   $2,772,411   $3,201,997
 Gross profit ..........................................  1,689,219    2,012,350    2,488,975    1,318,703    1,542,421
 Selling, general and administrative expenses(2)  ......  1,430,695    1,787,457    2,117,010      948,627      968,861
Crystal Galleria(3)
 Sales  ................................................ $2,503,075   $2,794,361   $3,727,285   $1,604,077   $2,050,079
 Gross profit ..........................................  1,315,177    1,461,184    1,942,369      842,741    1,076,705
 Selling, general and administrative expenses(2)  ......    730,906      875,180    1,564,229      666,158      867,682
North Pole City
 Sales  ................................................ $2,562,024   $2,865,249   $3,521,373   $  860,270   $1,139,105
 Gross profit ..........................................  1,190,985    1,373,610    1,900,911      438,454      572,779
 Selling, general and administrative expenses(2)  ......    989,561    1,077,684    1,393,205      574,599      820,852
Little Elegance(3)
 Sales  ................................................ $3,113,114   $2,707,793   $2,598,270   $  696,609   $  818,096
 Gross profit ..........................................  1,362,429    1,238,268    1,251,609      336,392      381,365
 Selling, general and administrative expenses(2)  ......  1,260,761    1,179,842    1,229,978      536,940      577,356
Reef Hallmark(3)
 Sales  ................................................ $1,419,294   $1,838,788   $2,492,809   $1,178,459   $1,299,180
 Gross profit ..........................................    633,618      737,030    1,191,341      568,702      621,241
 Selling, general and administrative expenses(2)  ......    484,960      628,543      934,764      442,136      515,539
Animation USA(3)
 Sales  ................................................ $1,212,497   $1,731,856   $1,716,410   $  834,654   $  671,603
 Gross profit ..........................................    600,536      833,341      876,127      440,182      416,431
 Selling, general and administrative expenses(2)  ......    626,514      773,523      845,100      410,502      371,544
Filmart(3)
 Sales  ................................................ $  760,653   $1,053,089   $1,445,848   $  541,146   $  514,504
 Gross profit ..........................................    503,716      541,720      947,928      337,990      323,271
 Selling, general and administrative expenses(2)  ......    452,189      492,577      539,178      220,916      300,036
Crystal Palace(3)
 Sales  ................................................ $1,103,714   $1,129,960   $1,132,782   $  485,769   $  516,011
 Gross profit ..........................................    415,965      467,809      595,517      252,599      273,328
 Selling, general and administrative expenses(2)  ......    466,737      478,785      455,299      216,474      225,015


----------

(1) The fiscal years presented are as follows: American Royal Arts -- the years ended October 31, 1994 and 1995 and the year ended January 31, 1997; Stone's Hallmark -- the years ended November 30, 1994, 1995 and 1996; North Pole City -- the years ended March 31, 1995 and 1996 and December 31, 1996; and Crystal Galleria, Little Elegance, Reef Hallmark, Animation USA, Filmart and Crystal Palace -- the years ended December 31, 1994, 1995 and 1996. The interim periods presented are as follows: American Royal Arts -- the six months ended July 31, 1996 and 1997; Stone's Hallmark -- the six months ended May 31, 1996 and 1997; North Pole City, Crystal Galleria, Little Elegance, Reef Hallmark, Animation USA, Filmart and Crystal Palace -- the six months ended June 30, 1996 and 1997.

(2) Selling, general and administrative expenses have not been adjusted for aggregate reductions in salary and benefits to the owners of the Founding Companies to which they have agreed prospectively and for revisions to certain lease agreements between one of the Founding Companies and its stockholders, or for increased costs associated with the Company's new corporate management and with being a public company.

(3) The summary statements of operations data is unaudited for the following companies: Reef Hallmark and Filmart for Fiscal 1995; Animation USA for Fiscal 1995 and Fiscal 1996; and Little Elegance and Crystal Palace for Fiscal 1995, Fiscal 1996 and Fiscal 1997 and the six months ended July 31, 1996 and 1997 for all Founding Companies.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following risk factors, "Management's Discussions and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus.


ABSENCE OF COMBINED FINANCIAL AND OPERATING HISTORY; INABILITY TO INTEGRATE OPERATIONS

     Collectibles USA was founded in January 1996 but has conducted no operations and generated no revenue to date. Collectibles USA has entered into agreements to acquire the Founding Companies simultaneously with the closing of the Offering. The Founding Companies have been operating as separate, independent entities and there can be no assurance that the Company will be able to integrate these businesses on a cost-effective basis or at all. In addition, there can be no assurance that the recently assembled senior management group will be able to oversee the combined entity and effectively implement the Company's operating or growth strategies. The pro forma combined financial results of the Founding Companies cover periods when the Founding Companies and Collectibles USA were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The success of the Company will depend on management's ability to centralize and integrate certain administrative and accounting functions and otherwise integrate the Founding Companies and businesses acquired in the future into one organization in a profitable manner. In particular, the Company will need to consolidate its internal systems for reporting financial and other information, including inventory levels, deemed significant by management. The internal systems for accumulating such information at each of the Founding Companies vary in degree of sophistication, and, in some cases, are not adequate for the Company's anticipated needs. Failure to successfully develop a consolidated system for reporting such information could have a material adverse effect on the Company's financial condition and results of operations. The inability of the Company to successfully integrate the Founding Companies would have a material adverse effect on the Company's financial condition and results of operations and would make it unlikely that the Company's acquisition program will be successful. See "Business -- Growth Strategy" and "-- Management
Information Systems and Controls." The Company expects to incur additional management and other administrative expenses after the Acquisitions. There can be no assurance that these expenses will be offset by savings resulting from the consolidation of the Founding Companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RELIANCE ON THE IDENTIFICATION AND INTEGRATION OF SATISFACTORY ACQUISITION CANDIDATES; RELIANCE ON ACQUISITION FINANCING

     The  Company's  future  growth  depends  in large  part on its  ability  to increase its sales and the markets it serves through the acquisition of additional collectibles retailers and animation art marketers. The Company's inability to achieve its acquisition goals could have a material adverse effect on the Company's financial condition and results of operations. There can be no assurance that the Company will be able to identify or acquire additional businesses on acceptable terms, effectively and profitably integrate into the Company businesses acquired in the future, or achieve sales and profitability that justify the investment therein. Acquisitions may involve a number of special risks, including adverse short-term effects on the Company's reported operating results; diversion of management's attention; dependence on retaining, hiring and training key personnel; risks associated with unanticipated problems or legal liabilities; and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's financial condition and results of operations. In addition, to the extent that consolidation becomes more prevalent in the industry, the prices for attractive acquisition candidates may increase. The Company intends to use shares of Common Stock for a portion of the consideration for future acquisitions. If the Common Stock does not maintain a sufficient value or if potential acquisition candidates are unwilling to accept shares of Common Stock as part of the consideration for the sale of their businesses, then the Company may be required to utilize more of its cash resources, if available, in order to pursue its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through financings or alternative means. See "Business -- Growth Strategy" and the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.


MANAGEMENT OF GROWTH; INEXPERIENCE MANAGING A CONSOLIDATED COMPANY

     The Company expects to grow primarily through acquisitions. Management expects to expend significant time and effort in evaluating, completing and integrating acquisitions. The Company will need to implement additional systems, procedures and controls to support adequately the Company's operations as they expand. Any future growth will also impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management will be identified and retained by the Company. The Company's officers and senior management have had limited experience managing a consolidated company, which requires, among other things, the ability to manage many individual stores geographically dispersed throughout the country. The inability of the Company to manage its growth efficiently and effectively, or to attract and retain additional qualified management could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Growth Strategy."


FLUCTUATION OF QUARTERLY OPERATING RESULTS

     The Company's quarterly results of operations have fluctuated in the past and may continue to fluctuate in the future. Variations as a result of the amount and timing of sales contributed by special events and artist signings have significantly affected net sales and gross profits. Quarterly results may also be materially affected by the timing of acquisitions, the timing and magnitude of acquisition assimilation costs, the costs of opening new stores, the timing of new product introductions, the gain or loss of significant customers or product lines and variations in merchandise mix. The Company makes decisions about purchases of inventory well in advance of the time at which such products are intended to be sold. Significant deviations from projected demand for collectibles merchandise could have a material adverse effect on the Company's financial condition and quarterly or annual results of operations. Accordingly, the Company's performance in any particular quarter may not be indicative of the results that can be expected for any other quarter or for the entire year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


DEPENDENCE ON LICENSES

     The Company markets many of its animation art products through retail and wholesale channels pursuant to licensing arrangements. The Company has licenses or rights to design, produce and distribute animation art featuring a wide variety of well known characters such as Garfield\R, The Simpsons\R and Anastasia\R. These arrangements are limited in scope, expire between March 1998 and September 1999, and authorize the sale of specified licensed products for a defined period of time, generally two to four years. The agreements may be terminated prior to their expiration date under certain circumstances, including the Company's failure to comply with the product approval provisions. The success of licensing arrangements depends on many factors, including the reasonableness of license fees in relation to revenue generated by sales of licensed products and the continued popularity of the licensed products. The termination, cancellation or inability to renew any existing licensing arrangements, coupled with the inability to develop and enter into new licensing arrangements, could have a material adverse effect on the Company's financial condition and results of operations. In addition, certain of the Founding Companies are authorized dealers of limited editions and sericels manufactured by Disney and Warner Brothers, which are sold through retail channels. There can be no assurance that such status will not be revoked or that any such revocation would not have a material adverse effect on the Company's financial condition and results of operations. In addition, the Company is an authorized dealer of art produced by Warner Brothers/Hanna-Barbera, Disney and artist Chuck

Jones. The Company's authorized dealer agreements can generally be terminated by the other party with or without cause on short notice. Termination of any of the Company's authorized dealer agreements could have a material adverse effect on the Company's financial condition and results of operations. Certain of the authorized dealer agreements require the vendor's consent to the Acquisitions. Although the Company is seeking consents authorizing the Acquisitions where required by the terms of such authorized dealer agreements, there can be no assurance that such consents will be obtained. The failure to obtain any such consents could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Licenses."


NEED FOR ADDITIONAL CAPITAL

     The Company expects that it will use significant amounts of capital for acquisitions of other collectibles retailers and animation art marketers, for operating purposes (including the acquisition and implementation of a management information system) and to facilitate internal growth. The Company intends to use shares of Common Stock for a portion of the consideration for future acquisitions. If the Common Stock does not maintain a sufficient value or if potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, then the Company may be required to utilize more of its cash resources, if available, in order to pursue its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited. Using cash to complete acquisitions and finance internal growth could substantially limit the Company's financial flexibility; using debt could result in financial covenants that limit the Company's operations and financial flexibility; and using equity may result in significant dilution of the ownership interests of the then existing stockholders of the Company. The timing and amount of any such capital requirements cannot be predicted. The Company has received a commitment letter for a $25.0 million credit facility with a commercial bank to be used for acquisitions, working capital and other general corporate purposes. The credit facility is subject to various conditions including receipt of net proceeds from the Offering of at least $19.0 million. There can be no assurance that the Company will be able to obtain this credit facility or other financing it may need on terms the Company deems acceptable, if at all. As a result, the Company might be unable to pursue its acquisition strategy successfully or to achieve operating efficiencies, which could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Combined" and "Business -- Growth Strategy."


DEPENDENCE ON KEY COLLECTIBLES VENDORS AND RISKS ASSOCIATED WITH DEPENDENCE ON FOREIGN VENDORS

     The Company's performance depends, in large part, on its ability to purchase contemporary collectibles merchandise in sufficient quantities at competitive prices. Although the Company purchases collectibles merchandise from over 100 vendors, one vendor, Hallmark, accounted for approximately 9% of the Company's pro forma net sales in Fiscal 1997. The loss of Hallmark as a vendor could have a material adverse effect on the Company's financial condition and results of operations. The Company has no long-term purchase contracts or other contractual assurances of continued supply, pricing or access to new products. Because customers of collectibles merchandise often collect specific product lines, the inability of the Company to obtain collectibles merchandise from a particular vendor could have a material adverse effect on its financial condition and results of operations. Moreover, there can be no assurance that vendors will continue to manufacture desirable collectibles merchandise or that vendors will not discontinue manufacturing product lines that have proved popular. In addition, one of the Founding Companies, as a retailer of merchandise imported from Italy, is subject to certain risks that typically do not affect other retailers, including the need to order merchandise significantly in advance of delivery, fluctuations in the value of currency, and the obligation to pay for such merchandise at the time it is loaded for transport to designated U.S. destinations. There can be no assurance that the Company will be able to acquire desired merchandise in sufficient quantities on terms acceptable to the Company, or that an inability to acquire suitable merchandise, or the loss of one or more key vendors, will not have a material adverse effect on the Company's financial condition and results of operations. See "Business -- National Operating Strategy."

FACTORS AFFECTING INTERNAL GROWTH

     The Company's ability to generate internal earnings growth will be affected by, among other factors, its ability to expand the range of merchandise offered to customers, increase sales to existing customers, increase market share in a given market, attract and retain qualified employees, purchase inventory at acceptable prices, open additional stores and reduce operating costs and overhead. The Company's inability to generate internal earnings growth could have a material adverse effect on the Company's financial condition and results of operations.


COMPETITION

     The collectibles and animation art industries are highly fragmented and competitive. In addition to other collectibles retailers and animation art marketers, the Company competes with mid-to-upscale department stores, gift stores, card shops, TV shopping, collectors clubs and other gallery and print stores. The Company's animation art galleries compete, in certain cases, with the owners of the licensed characters, including Disney and Warner Brothers, who sell products through their own stores and other marketing channels. Many of the Company's competitors are larger and have substantially greater financial, marketing and other resources than the Company. In addition, although the primary points of competition are service and availability of desired merchandise, there can be no assurance that pricing competition will not develop. Other retailing companies with significantly greater capital and other resources than the Company may enter or expand their operations in the collectibles industry, which could change the competitive dynamics of the industry. In addition, as the Company's animation art licenses and rights expire, the Company will compete with other marketers of animation art for the right to design, produce and market artistic creations based on the applicable licensed character. Because retailers of collectibles and marketers of animation art products generally do not own the proprietary rights to the products that they sell, the barriers to entry to these industries are not significant. Therefore, there can be no assurance that additional participants will not enter the market or that the Company could compete effectively with such entrants. See "Business -- Competition."

     In addition, it is possible that there will be competition to acquire additional businesses if the collectibles or animation art industries undergo broader consolidation. Such competition could lead to higher prices being paid for such companies. The Company believes that its decentralized management strategy and other operating strategies make it an attractive acquiror of other collectibles retailers and animation art marketers. However, there can be no assurance that the Company's acquisition program will be successful.


SEASONALITY

     The collectibles industry, and to a lesser extent the animation art industry, can be subject to seasonal variations in demand. For example, most of the Company's collectibles operations experience the greatest demand during the winter holiday shopping period. Although the animation art industry experiences less seasonal variations in demand, sales of animation art also generally increase during the winter holiday season. Consequently, certain of the Founding Companies have historically been most profitable during the fourth quarter of the Company's fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


EFFECT OF FLUCTUATIONS IN THE GENERAL ECONOMY

     Demand for collectibles merchandise and animation art is affected by the general economic conditions in the United States. When economic conditions are favorable and discretionary income increases, purchases of non-essential items like collectibles merchandise and animation art generally increase. When economic conditions are less favorable, sales of collectibles merchandise and animation art are generally lower. In addition, the Company may experience more competitive pricing pressure during economic downturns. Therefore, any significant economic downturn or any future changes in consumer spending habits could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CHANGES IN CUSTOMER TASTE

     The markets for the Company's products are subject to changing customer tastes and the need to create and market new products. Demand for collectibles and animation art products is influenced by the popularity of certain themes, cultural and demographic trends, marketing and advertising expenditures and general economic conditions. Because these factors can change rapidly, customer demand also can shift quickly. Some collectibles appeal to customers for only a limited time. The success of new product introductions depends on various factors, including product selection and quality, sales and marketing efforts, timely production and delivery and consumer acceptance. The Company may not always be able to respond quickly and effectively to changes in customer taste and demand due to the amount of time and financial resources that may be required to bring new products to market. If the Company were to materially misjudge the market, certain inventory of the Company may remain unsold. The inability to respond quickly to market changes could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Marketing."


RISKS ASSOCIATED WITH MARKETING AND TELEMARKETING STRATEGY

     One of the Company's significant strategies for improved marketing is the consolidation of the databases of the various Founding Companies and of any companies acquired in the future for database direct mail, telemarketing and Internet marketing efforts. There can be no assurance that the Company will be able to integrate these databases successfully or that, once integrated, some of the databases will not be discovered to contain overlapping information. In addition, the Company has not previously conducted its marketing programs according to practices common to the database direct mail, telemarketing and Internet industries, including practices such as the systematic measurement of the response rates generated from its databases or the categorization of entries in the databases by past behavior. The costs for a new information technology system to effect such integration could be substantial, as could the amount of time needed to acquire and implement such a system. The inability to integrate the various databases successfully, or in a timely and cost effective manner, could have a material adverse effect on the Company's financial condition and results of operations. In addition, while the Founding Companies have historically charged customers the costs of overnight and ground delivery of merchandise, they have not charged, and the Company does not intend to charge, customers for the costs of catalog mailings and paper. Material increases in paper or catalog delivery costs or the inability to charge customers for the costs of overnight or ground delivery of merchandise could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Marketing."


SALES TAX CONSIDERATIONS

     Various states are increasingly seeking to impose sales or use taxes on inter-state mail order sales and are aggressively auditing sales tax returns of mail order businesses. Complex legal issues arise in these areas, relating, among other things, to the required nexus of a business with a particular state, which may permit the state to require a business to collect such taxes. Although the Company believes that each of the Founding Companies has adequately provided for sales taxes on its mail order sales, there can be no assurance as to the effect of actions taken by state tax authorities on the Company's financial condition or results of operations. Furthermore, prior to the Acquisitions, each Founding Company has collected sales taxes only on sales to customers in states in which such Founding Company conducts its operations. In the future, the Company may be required to collect sales tax on sales made to customers in all of the states in which it conducts its operations. The imposition of sales taxes on mail order sales generally has a negative effect on mail order sales levels. All of the factors cited above may negatively affect the Company's financial condition and results of operations in the future. Any such impact cannot currently be quantified.


DEPENDENCE ON KEY PERSONNEL

     The Company's operations are dependent on the continued efforts of senior management of Collectibles USA and of the Founding Companies. Furthermore, the Company will likely be dependent on the senior management of companies that may be acquired in the future. Although the Company has entered into employment agreements with senior management of Collectibles USA and of the Founding Companies, there can be no assurance that any individual will continue in such capacity for any particular period of time. The loss of key personnel, or the inability to hire and retain qualified employees, could have a material adverse effect on the Company's financial condition and results of operations. The Company does not intend to carry key-person life insurance on any of its employees. See "Management."


MISREPRESENTATIONS AND BREACHES BY THE SELLERS AND THE FOUNDING COMPANIES IN THE ACQUISITIONS

     In consummating the Acquisitions, the Company is relying upon certain representations, warranties and indemnities made by the former owners of the Founding Companies and the Founding Companies themselves with respect to each of the Acquisitions, as well as its own due diligence investigations. There can be no assurance that such representations and warranties will be true and correct, that the Company's due diligence will uncover all material adverse facts relating to the operations and financial condition of the Founding Companies that are acquired or that all of the conditions to the Company's obligations to consummate the Acquisitions will be satisfied. Any material misrepresentations could have a material adverse effect on the Company's financial condition or results of operations.


CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS

     Following the completion of the Acquisitions and the Offering, the Company's officers and directors, various sponsors of the transaction, and stockholders of the Founding Companies, and entities affiliated with them, will beneficially own approximately 53.4% of the outstanding shares of Common Stock (50.3% if the Underwriters' over-allotment option is exercised in full). These holders of Common Stock will control in the aggregate approximately 49.3% of the votes of all shares of Common Stock and, if acting in concert, generally will be able to exercise control over the Company's affairs, to elect the entire board of directors of Collectibles USA (the "Board of Directors") and to control the disposition of any matter submitted to a vote of stockholders. See "Principal Stockholders."


PROCEEDS OF OFFERING PAYABLE TO AFFILIATES

     Approximately $15.7 million, or approximately 74.4%, of the net proceeds of the Offering will be paid in cash to the owners of the Founding Companies (some of whom will become officers, directors or key employees of the Company) and will be used to repay certain indebtedness of the Founding Companies, including indebtedness incurred to fund S Corporation Distributions to stockholders of certain of the Founding Companies. Approximately $2.5 million of the $5.2 million of indebtedness at October 1, 1997 to be repaid is held by certain stockholders and affiliates of the Founding Companies. Included in the expenses of the Offering are approximately $1.0 million to pay required cash amounts in connection with the conversion of the Series A Convertible Preferred Stock upon consummation of the Offering and approximately $1.3 million to repay, upon consummation of the Offering, the principal amount outstanding under the $300,000 5% note due December 31, 1997 (the "CEFC Note-1"), the $555,000 5% note due December 31, 1997 (the "CEFC Note-2") and the $400,000 5% note due December 31, 1997 (the "CEFC Note-3", and, together with the CEFC Note-1 and the CEFC Note-2, the "CEFC Notes"), which notes are held by an affiliate of the Company. The proceeds from the sale of the Series A Convertible Preferred Stock and the CEFC Notes were used by the Company to pay various expenses incurred in connection with its efforts to complete the Acquisitions and effect the Offering. Net proceeds available for acquisitions, working capital and other uses by the Company will be approximately $5.4 million, or 25.6% of the net proceeds of the Offering (approximately $9.2 million, or 36.9% of the net proceeds of the Offering, if the Underwriters' over-allotment option is exercised in full). See "Use of Proceeds" and "Certain Transactions."


POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON THE PRICE OF THE COMMON STOCK

     The 2,700,000 shares being sold in the Offering will be freely tradeable unless acquired by affiliates of the Company. The market price of the Common Stock of the Company could be adversely affected by the sale of substantial amounts of shares of Common Stock of the Company in the public market following the Offering.

     Simultaneously with the closing of the Offering, the stockholders of the Founding Companies will receive, in the aggregate, 2,246,996 shares of Common Stock as a portion of the consideration for their businesses. These shares are not being offered by this Prospectus and have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 promulgated under the Securities Act. These shares are being offered and sold pursuant to the private placement exemption from registration provided by
Section 4(2) of the Securities Act. The stockholders who will receive these shares have agreed with the Company not to sell, transfer or otherwise dispose of any of these shares for one year following consummation of the Offering. Such stockholders also have certain piggyback registration rights with respect to these shares and, upon certain future registrations by the Company, such restricted shares will be eligible for resale in the public market. In addition, existing holders of Common Stock of the Company as of the date hereof hold, in the aggregate, 1,191,182 shares. See "Certain Transactions." None of these shares have been registered under the Securities Act and, accordingly, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144.

     The Company and its officers and directors have agreed not to, directly or indirectly, offer, issue, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities exercisable for or convertible or exchangeable into Common Stock (the "Securities") for a period of 180 days after the date of this Prospectus (the "Lockup Period") without the prior written consent of Ladenburg Thalmann & Co. Inc., except for the grant of employee stock options by the Company and except that the Company may issue shares of Common Stock (i) in connection with acquisitions, (ii) pursuant to the exercise of options granted under the Company's stock option plans and (iii) upon conversion of the Series A Convertible Preferred Stock and the Restricted Vote Common Stock in accordance with their respective terms. In addition, certain stockholders of the Company designated by the Representatives who beneficially own an aggregate of 1,121,182 shares of Common Stock and the owners of each of the Founding Companies have agreed, subject to certain exceptions, not to, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any Securities for a period of 180 days after the date of this Prospectus without the prior written consent of Ladenburg Thalmann & Co. Inc. After such periods, all of such shares will be eligible for sale in accordance with Rule 144 promulgated under the Securities Act, subject to the volume, holding period and other limitations of Rule 144. See "Underwriting."

     Pursuant to the Company's stock option plans the Company has issued options to acquire 185,000 shares of Common Stock, which options are immediately exercisable, and concurrently with the consummation of the Offering, will issue options to acquire 370,000 shares of Common Stock, which options will not be exercisable until after the expiration of the Lockup Period. The Company intends to register the shares issuable upon exercise of options granted under the Company's stock option plans and, upon such registration, such shares will be eligible for resale in the public market. See "Management -- 1997 Long-Term Incentive Plan," and "-- 1997 Non-Employee Directors' Stock Plan."

     Upon completion of the Offering, the Company has agreed to issue to the Representatives and their designees, for their own accounts, warrants to purchase an aggregate of 270,000 shares of Common Stock exercisable during the five-year period commencing on the date of this Prospectus, at an exercise price equal to 120% of the initial public offering price. The Company has agreed to grant certain registration rights to the holders of these warrants. The existence or exercise of these warrants could materially adversely affect the Company's ability to raise additional financing at a time when it may be advantageous to do so. See "Underwriting."

     The Company plans to register up to an additional 2,500,000 shares of Common Stock with the Securities and Exchange Commission (the "Commission") under the Securities Act as soon as practicable after completion of the Offering for use by the Company as all or a portion of the consideration to be paid in conjunction with future acquisitions. These shares may be freely tradeable after their issuance, unless the sale of such shares is contractually restricted. The piggyback registration rights described above will not apply to the registration statement to be filed with respect to these additional shares. See "Shares Eligible for Future Sale."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock. Application has been made for quotation of the Common Stock on the Nasdaq National Market. However, there can be no assurance that, following the Offering, a regular trading market for the Common Stock will develop or be sustained. The initial public offering price will be determined by negotiations among the Company and the Representatives of the Underwriters and may bear no relationship to the market price of the Common Stock after the Offering. See "Underwriting." The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. Factors such as actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions will vary from period to period. As a result of the foregoing, the Company's operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event would likely result in a material adverse effect on the price of the Common Stock.


DIVIDEND POLICY; RESTRICTIONS ON PAYMENT

     The Company has never paid cash dividends and anticipates that for the foreseeable future, its earnings will be retained for the operation and expansion of its business and for general corporate purposes and that it will not pay cash dividends. In addition, the Company anticipates that its proposed credit facility and any other credit facility to which it becomes a party will limit the payment of cash dividends without the lender's consent. See "Dividend Policy."


IMMEDIATE AND SUBSTANTIAL DILUTION

     The purchasers of the shares of Common Stock offered hereby will experience immediate dilution in the net tangible book value of their shares of $7.75 per share. In the event the Company issues additional shares of Common Stock in the future, including shares which may be issued in connection with future acquisitions, purchasers of the Common Stock in the Offering may experience further dilution in the net tangible book value per share of Common Stock of the Company. See "Dilution."


ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

     The Board of Directors of the Company is empowered to issue preferred stock in one or more series without stockholder action. The existence of this "blank-check" preferred stock provision could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. Certain provisions of the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by the Board of Directors. See "Description of Capital Stock."


SIGNIFICANT MATERIALITY OF GOODWILL

     The Company believes that the carrying value of the Founding Companies' tangible assets approximates their fair value and has not identified any significant intangible assets associated with the Founding Companies. Accordingly, upon completion of the Acquisitions, the Company anticipates that a significant portion of its pro forma total assets will consist of goodwill and will be amortized over a 40 year period. However, the Company will periodically evaluate whether events and circumstances after the Acquisitions are consummated indicate that the remaining balance of goodwill may not be recoverable by comparing estimated undiscounted cash flows from the related operations to the carrying amount of goodwill. If the carrying amount of goodwill were greater than the undiscounted future cash flow, an impairment loss would be recognized.

                                  THE COMPANY

     Collectibles USA was founded to create a national retailer of collectibles merchandise and marketer of animation art products. Concurrently with, and as a condition to, the closing of the Offering, Collectibles USA will acquire the nine Founding Companies. A brief description of each of the Founding Companies is set forth below.


COLLECTIBLES STORES

     Crystal Galleria, Inc. and Base, Inc. d/b/a Crystal Galleria and d/b/a Crystal Galaxy ("Crystal Galleria"). Crystal Galleria is a retailer of a wide range of contemporary collectibles such as crystal, porcelain figurines and art glass from vendors, including Swarovski, Baccarat, Waterford, Lalique, Lladro and Giuseppe Armani. Crystal Galleria has been in operation since 1992 and has three mall-based stores, of which two are located in the Forum Shops at Caesar's and the Tower Shops at Stratosphere in Las Vegas, Nevada and one is located in The Tysons Corner Center in McLean, Virginia. Crystal Galleria's stores carry an average of approximately 3,200 stock keeping units ("SKUs"), average approximately 1,800 square feet in size and, in the fiscal year ended December 31, 1996, generated sales of $3.7 million. W. Randolph Ellspermann, one of the owners of Crystal Galleria, is the President and Chief Executive Officer of the Company and will serve as a director of the Company upon consummation of the Offering. Upon consummation of the Offering, Vincent J. Browne, one of the owners of the Crystal Galleria stores, will remain the President of Crystal Galleria and will serve as the Executive Vice President -- Mall Operations and as a director of the Company.

     Vincent J. Browne, Inc. d/b/a Crystal Palace, Inc. ("Crystal Palace"). Crystal Palace is a retailer of a wide range of contemporary collectibles such as crystal, plates, figurines and Murano glass from vendors, including Waterford, Swarovski, Disney, Lladro, Goebel U.S.A. (manufacturer of the Hummel product line) and the Bradford Exchange. Crystal Palace has been in operation since 1985 and has two mall-based stores of which one is located in San Diego, California and one is located in El Cajon, California. Crystal Palace's stores carry an average of approximately 2,600 SKUs, average approximately 1,050 square feet in size and, in the fiscal year ended December 31, 1996, generated sales of $1.1 million. Vincent J. Browne, the sole owner of Crystal Palace, will remain the President of Crystal Palace.

     St. George, Inc. d/b/a Little Elegance and d/b/a Under the Mistletoe ("Little Elegance"). Little Elegance is a retailer of contemporary collectibles such as figurines and lighted houses from vendors, including Enesco (manufacturer of the Precious Moments and Cherished Teddies product lines), Department 56 (manufacturer of The Original Snow Village and The Heirloom Village Collection product lines), Lladro and Swarovski. Little Elegance has been in operation since 1969 and has two mall-based stores, of which one is located in Wayne, New Jersey and one is located in Woodbridge, New Jersey. Little Elegance's stores carry an average of approximately 10,000 SKUs, average approximately 3,700 square feet in size and, in the fiscal year ended December 31, 1996, generated sales of $2.6 million. Upon consummation of the Offering, Keith Holt, the general manager of Little Elegance, will become the President of Little Elegance.

     DKG Enterprises, Inc. d/b/a North Pole City Gifts & Collectibles and d/b/a North Pole City ("North Pole City"). North Pole City is a retailer and marketer of Christmas and other contemporary collectibles such as ornaments, lighted houses and figurines from vendors, including Department 56, Enesco, Giuseppe Armani and Disney. North Pole City has been in operation since 1984. It has one "superstore" of approximately 15,000 square feet of retail space and a free-standing retail outlet of approximately 1,500 square feet both located in Oklahoma City, Oklahoma. North Pole City carries approximately 13,900 SKUs and generated sales of $3.7 million in the fiscal year ended March 31, 1997. Upon consummation of the Offering, David K. Green, an owner of North Pole City, will remain the President of North Pole City and will serve as the Executive Vice President -- Operations, as the President -- Collectibles Division and as a director of the Company.

     Elwell Stores, Inc. d/b/a The Reef Hallmark Shop ("Reef Hallmark"). Reef Hallmark is a retailer and marketer of contemporary collectibles, including ornaments, figurines, lighthouses, lighted houses and crystals from vendors, including Enesco, Swarovski, Disney, Department 56 and Hallmark. Reef

Hallmark has been in operation since 1959 and has one strip mall-based store located in West Palm Beach, Florida. Reef Hallmark carries approximately 5,000 SKUs (excluding greetings cards), is approximately 4,000 square feet in size and, in the fiscal year ended December 31, 1996, generated sales of $2.5 million. In the fiscal year ended December 31, 1996, approximately 20% of Reef Hallmark's sales were from Hallmark products. Upon consummation of the Offering, Roy C. Elwell, the sole owner of Reef Hallmark, will remain the President of Reef Hallmark and will serve as the Executive Vice President -- Corporate Development and as a director of the Company. Reef Hallmark will continue to use the "Hallmark" designation for the immediate future.

     Stone's Shops, Inc. ("Stone's Hallmark"). Stone's Hallmark is a retailer of contemporary collectibles, ornaments, figurines, lighthouses and lighted houses from vendors, including Enesco, Boyds, Cast Art, Disney, Department 56, Seraphim Angels and Hallmark. Stone's Hallmark has been in the contemporary collectibles business since 1979 and has stores located in Rockford (4), Freeport and Rochelle, Illinois. Stone's Hallmark's stores carry approximately 10,000 SKUs (excluding greeting cards), range from approximately 3,000 to 18,500 square feet (15,750 of which is used as retail space) in size and, in the fiscal year ended November 30, 1996, generated sales of $5.0 million. In the fiscal year ended November 30, 1996, approximately 36% of Stone's Hallmark's sales were from Hallmark products. Upon consummation of the Offering, David J. Stone, who together with his wife is the owner of Stone's Hallmark, will remain the President of Stone's Hallmark and will serve as a director of the Company. Stone's Hallmark will continue to use the "Hallmark" designation for the immediate future.


ANIMATION ART GALLERIES

     American Royal Arts Corp. ("American Royal Arts"). American Royal Arts is a retail and wholesale marketer specializing in the sale of animation art, including limited editions, production cels, sericels, lithographs and vintage animation. American Royal Arts produces animation art under various license arrangements, certain of which are exclusive to it. American Royal Arts has been in operation since 1987 and has one gallery located in Westbury, New York, which also houses its telemarketing operations. American Royal Arts' gallery is approximately 5,500 square feet in size, includes its telemarketing operations and, in the year ended January 31, 1997, generated sales of $4.3 million. Upon consummation of the Offering, Jerry Gladstone, sole owner of American Royal Arts, will remain the President of American Royal Arts and will serve as the Executive Vice President of Marketing, as the President -- Animation Division and as a director of the Company.

     Animation U.S.A., Inc. ("Animation USA"). Animation USA is a retail and wholesale marketer of animation art such as vintage original production cels, limited edition cels and sericels. Animation USA has been in operation since 1990 and has two free-standing galleries, of which one is located in Seattle, Washington and one is located in San Francisco, California. Animation USA's galleries average approximately 1,200 square feet in size and, in the fiscal year ended December 31, 1996, generated sales of $1.7 million. Upon consummation of the Offering, David M. Vice and Laine Ross, the two owners of Animation USA, will remain the President and Vice President, respectively, of Animation USA.

     Filmart Productions Inc. d/b/a Cartoon World, d/b/a Filmart Galleries and d/b/a Animation Art Resources ("Filmart"). Filmart is a retail marketer of animation art such as vintage original production cels, limited edition cels and sericels. Filmart has been in operation since 1991 and has two free-standing galleries, of which one is located in Philadelphia, Pennsylvania and one is located in Huntington, New York. Filmart's galleries average approximately 2,225 square feet in size and, in the fiscal year ended December 31, 1996, generated sales of $1.4 million. In January 1996, Filmart acquired Animation Art Resources, previously owned by Susan M. Spiegel, for a 50% interest in Filmart. Upon consummation of the Offering, Aron Laikin and Susan M. Spiegel, the two owners of Filmart, will remain the Chief Operating Officer and President, respectively, of Filmart. In addition, upon consummation of the Offering, Susan
M. Spiegel will serve as a director of the Company.


ACQUISITIONS CONSIDERATION


     The aggregate consideration to be paid by Collectibles USA in the Acquisitions consists of approximately $9.2 million in cash and 2,246,996 shares of Common Stock. The Company will also assume all of the indebtedness of the Founding Companies (approximately $5.2 million as of October 1, 1997, which includes $486,000 of indebtedness incurred to fund a distribution in May 1997 to the sole stockholder of American Royal Arts, representing S Corporation earnings previously taxed to such stockholder), which indebtedness will be repaid with a portion of the net proceeds of the Offering. In addition, prior to the consummation of the Acquisitions, Crystal Galleria, and Filmart will make distributions to their stockholders of approximately $250,000, and $1,000,000, respectively, representing S Corporation earnings previously taxed to their respective stockholders. The Founding Companies will incur indebtedness of approximately $1.3 million to fund these distributions. The consideration to be paid by Collectibles USA for the Founding Companies was determined by negotiations between Collectibles USA and representatives of the Founding Companies. See "Certain Transactions."

                                USE OF PROCEEDS

     The net proceeds from the sale by the Company of the 2,700,000 shares of Common Stock offered hereby, are estimated to be approximately $21.1 million ($24.9 million if the Underwriters' over-allotment option is exercised in full), based upon an assumed initial public offering price of $10.00 per share, after deducting the estimated underwriting discount and offering expenses payable by the Company including (i) approximately $1.0 million to pay required cash amounts in connection with the conversion of the Series A Convertible Preferred Stock upon consummation of the Offering and (ii) $1.3 million to repay the principal amount of indebtedness outstanding under the CEFC Notes. The Company intends to use approximately $9.2 million of the net proceeds of the Offering to pay the cash portion of the purchase price for the Founding Companies, all of which will be paid to former stockholders of the Founding Companies. Approximately $1.3 million of the net proceeds will be used to repay indebtedness incurred by two of the Founding Companies to make the S Corporation Distributions to certain former owners of the Founding Companies, which S Corporation Distributions represented earnings previously taxed to such holders. An additional approximately $5.2 million, as of October 1, 1997 (which includes $486,000 of indebtedness incurred to fund a distribution in May 1997 to the sole stockholder of American Royal Arts, representing S Corporation earnings previously taxed to such stockholder), of the net proceeds of the Offering will be used to repay estimated other outstanding indebtedness of the Founding Companies. The portion of this $5.2 million debt that was incurred during Fiscal 1997 was $2.4 million and the use of proceeds for such debt was to finance the opening of new stores and to provide working capital. Approximately $2.4 million of the $5.2 million has been personally guaranteed by stockholders of the Founding Companies who will become officers, directors or beneficial owners of 5% or more of the Company's Common Stock upon consummation of the Offering. Such indebtedness bore interest at a weighted average per annum interest rate of 9.7% in Fiscal 1997 and matures at varying dates between January 2003 and February 2005. The remaining indebtedness bore interest at a per annum interest rate of 8.6% in Fiscal 1997 and matures at various dates from May 2001 through March 2004. See "Certain Transactions."

     The approximately $5.4 million of remaining net proceeds will be used for working capital and for general corporate purposes, which are expected to include future acquisitions of companies operating in the collectibles or animation art industries. The Company currently has no agreements, arrangements or understandings, and is not currently engaged in negotiations, with respect to other acquisitions. Pending such uses, the Company intends to invest the net proceeds of the Offering in short-term, investment-grade, interest-bearing instruments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Combined."


                                DIVIDEND POLICY

     The Company has never paid cash dividends and anticipates that for the foreseeable future its earnings will be retained for the operation and expansion of its business and for general corporate purposes and that it will not pay cash dividends. In addition, the Company anticipates that the credit facility for which the Company has signed a commitment letter will include restrictions on the ability of the Company to pay dividends without the lender's consent.

     Prior to the consummation of the Acquisitions, certain of the Founding Companies intend to make S Corporation Distributions, aggregating $1.3 million, to owners of the Founding Companies.

                                   DILUTION

     The deficit in pro forma net tangible book value of the Company at July 31, 1997 was approximately $6.2 million, or $1.75 per share of Common Stock, after giving effect to the Acquisitions. The deficit in net tangible book value per share represents the amount of total tangible assets of the Company reduced by the amount of total liabilities and divided by the number of shares of Common Stock issued and outstanding after giving effect to the Acquisitions and the conversion of the Series A Convertible Preferred Stock. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering and the pro forma net tangible book value per share of Common Stock immediately after completion of the Offering. After giving effect to the sale of 2,700,000 shares of Common Stock by the Company and the application of the estimated net proceeds therefrom as described under "Use of Proceeds," the pro forma net tangible book value of the Company as of July 31, 1997 would have been approximately $14.0 million, or $2.25 per share. This represents an immediate increase in pro forma net tangible book value of $4.00 per share at July 31, 1997 to stockholders and an immediate dilution in pro forma net tangible book value of $7.75 per share to new investors purchasing Common Stock in the Offering. The following table illustrates this dilution per share to new investors:

   Assumed initial public offering price per share .........                 $10.00
   Pro forma deficit in net tangible book value per share at
    July 31, 1997    .......................................    $ (1.75)
   Increase per share attributable to sale of Common Stock
    in the Offering  .......................................       4.00
                                                                -------
   Pro forma net tangible book value per share
    after the Offering  ....................................                   2.25
                                                                             --------
   Dilution per share to new investors .....................                 $ 7.75
                                                                             ========


     The following table sets forth, on a pro forma basis to give effect to the Acquisitions and the S Corporation Distributions, the average price per share paid by the existing stockholders and the new investors adjusted to give effect to the sale of 2,700,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share, and before deducting the estimated underwriting discount and offering expenses payable by the Company:



                                                                          TOTAL
                                      SHARES PURCHASED              CONSIDERATION PAID
                                   -----------------------   --------------------------------    AVERAGE PRICE
                                    NUMBER        PERCENT       AMOUNT             PERCENT        PER SHARE
                                   -----------   ---------   ----------------   -------------   --------------
Existing stockholders(1)  ......    3,506,094       56.5%     $ (6,151,500)         (29.5)%        $ (1.75)
New investors ..................    2,700,000       43.5        27,000,000          129.5            10.00
                                    ---------     ------      ------------       ----------
 Total  ........................    6,206,094      100.0%     $ 20,848,500          100.0%
                                    =========     ======      ============       ==========


----------

(1) Total consideration paid by existing stockholders represents the combined stockholders' equity of the Company before the Offering, adjusted to reflect: (i) the payment of $9.2 million in cash to the stockholders of the Founding Companies as partial consideration for the Acquisitions; (ii) repayment of indebtedness which has been or will be incurred relating to the distribution of $1.7 million to the stockholders of the Founding Companies representing S Corporation earnings previously taxed to such stockholders prior to the Acquisitions; (iii) the transfer of certain non-operating assets to the stockholders of the Founding Companies with an approximate book value of $68,000 in connection with the Acquisitions; and (iv) the conversion of the Series A Convertible Preferred Stock. See "Certain Transactions."

     The foregoing computations assume no exercise of stock options. Upon consummation of the Offering, there will be outstanding options to purchase (i) 185,000 shares of Common Stock at $7.00 per share and (ii) 370,000 shares of Common Stock at the initial public offering price. To the extent the holders of these options exercise such options, there will be further dilution to new investors. See "Capitalization."

                                 CAPITALIZATION


     The following table sets forth the cash and cash equivalents, capitalization and line of credit and current maturities of long-term obligations and notes payable to stockholders at July 31, 1997: (i) on a historical basis for American Royal Arts (accounting acquiror); (ii) on a pro forma basis to give effect to the Acquisitions; and (iii) as adjusted to give effect to both the Acquisitions and the Offering. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Unaudited Pro Forma Combined Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                                               JULY 31, 1997
                                                                  ----------------------------------------
                                                                    AMERICAN      PRO FORMA
                                                                   ROYAL ARTS     COMBINED     AS ADJUSTED
                                                                  ------------   ----------   ------------
                                                                               (IN THOUSANDS)
Cash and cash equivalents  ....................................    $  237         $ 1,126       $ 6,404
                                                                   =======        ========      ========
Line of credit, current maturities of long-term obligations and
 notes payable to stockholders(1)   ...........................    $  486         $ 5,223       $    --
                                                                   =======        ========      ========
Long-term obligations and notes payable to stockholders, less
 current maturities(1)(2)  ....................................    $   --         $ 2,384       $    --
Stockholders' equity:
 Preferred Stock: $.01 par value, 5,000,000 shares
   authorized; 20,000 shares issued and outstanding, pro
   forma combined; and no shares issued and outstanding,
   as adjusted ................................................        --           1,000            --
 Common Stock: $.01 par value, 31,200,000 shares
   authorized; 3,438,178(3) shares issued and outstanding,
   pro forma combined; and 6,206,094(3)(4) shares issued
   and outstanding, as adjusted  ..............................         2              34            62
 Treasury Stock, at cost   ....................................      (145)             --            --
 Additional paid-in capital   .................................        --          15,902        36,985
 Retained earnings   ..........................................       137             137           137
                                                                   -------        --------      --------
 Total stockholders' equity   .................................        (6)         17,074        37,184
                                                                   -------        --------      --------
   Total capitalization .......................................    $   (6)        $19,458       $37,184
                                                                   =======        ========      ========


----------

(1) For a description of the Company's outstanding indebtedness, see Notes to Unaudited Pro Forma Combined Financial Statements and the notes to the Founding Companies' financial statements.

(2) Includes  $1.3  million  of   indebtedness   which  reflects  S  Corporation
    Distributions that will be funded through borrowings.

(3) Includes (i) 2,246,996 shares to be issued to the owners of the Founding Companies and (ii) 1,016,602 shares of Restricted Vote Common Stock (pro forma combined); 870,436 shares of Restricted Vote Common Stock (as adjusted).

(4) Also includes 67,916 shares to be issued to holders of Series A Convertible Preferred Stock upon consummation of the Offering. Excludes 555,000 shares of Common Stock issuable upon exercise of outstanding options or options to be granted concurrently with the consummation of the Offering under the Company's stock option plans and 270,000 shares reserved for issuance upon exercise of the Representatives' Warrants. See "Management -- 1997 Long-Term Incentive Plan," "-- 1997 Non-Employee Directors' Stock Plan" and "Underwriting."

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Collectibles USA will acquire the Founding Companies simultaneously with and as a condition to the consummation of the Offering. For financial statement presentation purposes, however, American Royal Arts, one of the Founding Companies, has been identified as the "accounting acquiror." The following selected historical financial data for American Royal Arts at October 31, 1995 and 1996, and January 31, 1997, and for the years ended October 31, 1994, 1995 and 1996, and January 31, 1997, have been derived from the audited financial statements of American Royal Arts included elsewhere in this Prospectus. The following selected historical financial data for American Royal Arts at October 31, 1992, 1993 and 1994, and July 31, 1997, and for the years ended October 31, 1992 and 1993 and for the six months ended July 31, 1996 and 1997 have been derived from unaudited financial statements of American Royal Arts, which have been prepared on the same basis as the audited financial statements and, in the opinion of American Royal Arts, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. The following selected unaudited pro forma financial data present certain data for the Company, as adjusted for: (i) the effects of the Acquisitions; (ii) the effects of certain pro forma adjustments to the historical financial statements; and (iii) the consummation of the Offering. See the Unaudited Pro Forma Financial Combined Statements and the notes thereto included elsewhere in this Prospectus.

                                                                                       YEAR ENDED       SIX MONTHS
                                             FISCAL YEAR ENDED OCTOBER 31,             JANUARY 31,    ENDED JULY 31,
                                    ------------------------------------------------  -------------  -----------------
                                      1992      1993      1994      1995      1996        1997         1996     1997
                                    --------  --------  --------  --------  --------  -------------  --------  -------
STATEMENT OF OPERATIONS DATA
AMERICAN ROYAL ARTS:
 Net sales   .....................   $2,002    $2,840    $3,898    $4,051    $4,121      $4,289       $2,195    $2,081
 Cost of sales  ..................      835     1,119     1,715     1,560     1,571       1,506          837       696
                                     -------   -------   -------   -------   -------     -------      -------   -------
 Gross profit   ..................    1,167     1,721     2,183     2,491     2,550       2,783        1,358     1,385
 Selling, general and
  administrative expenses   ......    1,044     1,288     1,588     1,760     1,764       1,778          920       944
                                     -------   -------   -------   -------   -------     -------      -------   -------
 Income from operations  .........      123       433       595       731       786       1,005          438       441
 Interest income (expense), net           5         6         7        18        24          24            7         6
                                     -------   -------   -------   -------   -------     -------      -------   -------
 Net income  .....................   $  128    $  439    $  602    $  749    $  810      $1,029       $  445    $  447
                                     =======   =======   =======   =======   =======     =======      =======   =======


PRO FORMA COMBINED(1):
 Net sales   ......................................................     $25,909      $12,292
 Cost of sales  ...................................................      11,931        5,699
                                                                     -----------  -----------
 Gross profit   ...................................................      13,978        6,593
 Selling, general and administrative expenses(2) ..................       9,926        5,433
 Goodwill amortization(3)   .......................................         581          290
                                                                     -----------  -----------
 Operating income  ................................................       3,471          870
 Interest and other income (expense), net(4)  .....................         308           98
                                                                     -----------  -----------
 Income before taxes  .............................................       3,779          968
 Net income  ......................................................     $ 1,979       $  454
                                                                     ===========  ===========
 Net income per share .............................................     $   .35       $  .08
                                                                     ===========  ===========
 Shares used in computing pro forma net income per share(5)  ......   5,720,848    5,720,848

                                             OCTOBER 31,                JANUARY 31,                  JULY 31, 1997
                                -------------------------------------- ------------- ---------------------------------------------
                                                                                                       PRO FORMA           AS
                                 1992   1993   1994    1995     1996       1997         ACTUAL        COMBINED(6)      ADJUSTED(7)
                                ------ ------ ------ -------- -------- ------------- ------------  ------------------ ------------
BALANCE SHEET DATA
AMERICAN ROYAL ARTS:
 Working capital   ............  $117   $384   $297   $  703   $  567     $  686      $ (137)           $(8,789)(8)     $12,623
 Total assets   ...............   516    860    875    1,430    1,439      1,482       1,104             41,695          43,287
 Long-term obligations
  net of current maturities
  and long-term notes
  payable to stockholders(9)       --     --    100       --       --         --          --              2,384              --
 Stockholders' equity .........   151    416    475      867      696        807          (6)            17,074          37,184


----------

(1) The pro forma combined statement of operations data assume that the Acquisitions and the Offering were closed on February 1, 1996 and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results. The year ended January 31, 1997 includes American Royal Arts for the year ended January 31, 1997, Stone's Hallmark for the year ended November 30, 1996 and Crystal Galleria, North Pole City, Little Elegance, Reef Hallmark, Animation USA, Filmart and Crystal Palace for the year ended December 31, 1996. The six months ended July 31, 1997 presented includes American Royal Arts for the six months ended July 31, 1997, Stone's Hallmark for the six months ended May 31, 1997 and North Pole City, Crystal Galleria, Little Elegance, Reef Hallmark, Animation USA, Filmart and Crystal Palace for the six months ended June 30, 1997.

(2) The pro forma combined statement of operations data reflect an aggregate of approximately $930,000 and $209,000 for the year ended January 31, 1997 and the six months ended July 31, 1997, respectively, in pro forma reductions in salary and benefits to the owners of the Founding Companies to which they have agreed prospectively and certain other adjustments, including the effect of revisions of certain lease agreements between certain stockholders of the Founding Companies and such Founding Companies. Selling, general and administrative expenses do not include the non-recurring, non-cash compensation charge of $1.3 million for the year ended January 31, 1997.

(3) Reflects amortization of the goodwill to be recorded as a result of the Acquisitions over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

(4) Includes the reduction of pro forma interest expense attributed to the repayment of debt with a portion of the net proceeds of the Offering.

(5) Includes (i) 1,191,182 shares outstanding prior to the Offering, (ii) 2,246,996 shares to be issued to the owners of the Founding Companies, (iii) 67,916 shares to be issued to holders of the Series A Convertible Preferred Stock, (iv) 55,500 shares (determined to be common stock equivalents for purposes of computing earnings per share) of the 185,000 shares issuable upon the exercise of outstanding options and (v) 2,159,254 of the 2,700,000 shares to be sold in the Offering to pay the cash portion of the consideration for the Acquisitions, repay indebtedness relating to the S Corporation Distributions, repay indebtedness of the Founding Companies and pay expenses of the Offering. Excludes options to purchase 370,000 shares to be granted concurrently with the consummation of the Offering and 270,000 shares reserved for issuance upon exercise of the Representatives' Warrants. See "Management -- 1997 Long-Term Incentive Plan," "-- 1997 Non-Employee Directors' Stock Plan" and "Underwriting."

(6) The pro forma combined balance sheet data assume that the Acquisitions were closed on July 31, 1997. The pro forma combined balance sheet data are based upon preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(7) Reflects the consummation of the Offering. See "Use of Proceeds."

(8) Includes  $9.2  million  payable  to  owners  of  the  Founding   Companies,
    representing the cash portion of the consideration for the Acquisitions to be paid with a portion of the net proceeds from the Offering.

(9) Several of the Founding Companies are S Corporations. Prior to the Acquisitions, these Founding Companies have made or will make distributions to their stockholders totaling $1.7 million, representing the S Corporation Distributions. In order to pay the S Corporation Distributions, the Founding Companies have borrowed or will borrow $1.7 million from existing sources, which will be repaid from the net proceeds of the Offering.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

     The  Company  was  founded to create a national  retailer  of  collectibles merchandise and marketer of animation art. The Company's collectibles merchandise includes figurines and sculptures made from porcelain, ceramic and resin, and a wide selection of crystal items, including functional and decorative products. The Company also sells collectible cottages and villages, collectible prints and lithographs, collectible Christmas ornaments and other holiday collectibles. The Company's animation art galleries carry a full spectrum of animation artwork, including original production cels, limited editions, sericels, model sheets and original drawings. In addition, the Company has licenses or rights, some of which are exclusive, to design, produce and market animation art.

     The Company's net sales will be derived primarily from the sale of collectibles and animation art. Costs of sales will consist primarily of the cost of merchandise sold. Selling, general and administrative expenses will consist primarily of salaries and benefits, advertising, store, office and warehouse rent and utilities, communications and professional fees.

     The Founding Companies have been managed throughout the periods presented as independent private companies, and their results of operations reflect tax structures (S corporations and C corporations), which have influenced, among other things, their historical levels of owners' compensation. Selling, general and administrative expenses for the periods presented are therefore affected by the amount of compensation and related benefits that the former owners and certain key employees received from their respective businesses during these periods. These former owners and key employees have agreed to certain reductions in salaries and benefits in connection with the acquisition of their businesses by the Company (the "Compensation Differential"). The Compensation Differential for Fiscal 1997 and for the six months ended July 31, 1997 was $866,000 and $178,000, respectively, and has been reflected as a pro forma adjustment in the Unaudited Pro Forma Combined Statement of Operations. See "Management -- Employment Agreements."

     Collectibles USA, which has conducted no operations to date, intends to integrate the Founding Companies, their operations and administrative functions over a period of time. This integration process may present opportunities for
(i) enhanced vendor relationships resulting in collective buying opportunities, co-op advertising funds, shipping allowances and exclusive merchandise and (ii) obtaining additional sales through shared customer lists and expansion of direct mail programs, advertising campaigns, in-store artist signing events and Internet promotions. This integration may necessitate additional costs and expenditures for corporate management and administration, corporate expenses related to being a public company, systems integration and facilities expansion. These various costs and potential cost savings may make comparison of historical operating results not comparable to, or indicative of, future performance. The Company believes that neither the anticipated savings nor the anticipated costs can be quantified because the Acquisitions have not occurred, and there have been no combined operating results upon which to base the assumptions. As a result, they have not been included in the unaudited pro forma financial information presented herein.

     Upon completion of the Acquisitions, a significant portion of the pro forma total assets of the Company will be goodwill (approximately $23.2 million) and will be amortized over a 40 year period resulting in an annual amortization expense of $581,000. However, the Company will periodically evaluate whether events and circumstances after the Acquisitions are consummated indicate that the remaining balance of goodwill may not be recoverable by comparing the estimated undiscounted cash flows from the related operations to the carrying amount of goodwill. If the carrying amount of goodwill were greater than the undiscounted future cash flow, an impairment loss would be recognized.

     The Company's future success is dependent upon a number of factors which include, among others, the ability to integrate operations, reliance on the identification and integration of satisfactory acquisitions candidates, reliance on acquisition financing, the ability to manage growth and to attract and retain qualified management, dependence on licenses, the need for additional capital, dependence on key collectibles vendors and risks associated with dependence on foreign vendors, competition and seasonality and quarterly fluctuations. See "Risk Factors."

     Historically, the fourth quarter of the Company's fiscal year has accounted for a greater portion of the Company's operating income than have each of the first three quarters of the Company's fiscal year. This is primarily due to increased activity as a result of the holiday season. In the future, the Company expects that it will experience quarterly variations in operating results, principally as a result of the seasonal nature of the industry. Numerous other factors also may cause significant fluctuations in the Company's quarterly sales, including the timing of new product introductions, the amount and timing of sales contributed by new stores, the timing of personal appearances of particular artists at the store locations when a customer may purchase merchandise to be signed by the artist ("in-store artist signing events"), and general economic conditions. Additional factors may cause fluctuations in expenses including the costs associated with the opening of new stores, the integration of acquired stores into the operations of the Company and corporate expenses to support the Company's expansion strategy.

     Due to the relatively low levels of inflation experienced in Fiscal 1995, 1996 and 1997, inflation did not have a significant effect on the operating results of the combined Founding Companies in those fiscal years.


COMBINED FOUNDING COMPANIES

     With respect to the financial information of the combined Founding Companies, references to "Fiscal 1995," "Fiscal 1996" and "Fiscal 1997" mean a combination of the fiscal years of each of the Founding Companies for such year. References to July 31, 1996 and 1997 mean, respectively, the six months ended July 31, 1996 and 1997 with respect to American Royal Arts; the six months ended May 31, 1996 and 1997 with respect to Stone's Hallmark; and the six months ended June 30, 1996 and 1997 with respect to North Pole City, Crystal Galleria, Little Elegance, Reef Hallmark, Animation USA, Filmart and Crystal Palace.


RESULTS OF OPERATIONS -- COMBINED

     The combined Founding Companies statements of operations data for Fiscal 1995, Fiscal 1996, and Fiscal 1997 do not purport to present the combined Founding Companies in accordance with generally accepted accounting principles, but represent merely a summation of the net sales, cost of sales, gross profit and selling, general and administrative expenses for the applicable fiscal years of the individual Founding Companies on an historical basis, and exclude the effects of pro forma adjustments. This data will not be comparable to and may not be indicative of the Company's post-combination results of operations because (i) the Founding Companies were not under common control or management and had different tax structures (S corporations and C corporations) during the periods presented and (ii) the Company will use the purchase method to establish a new basis of accounting to record the Acquisitions.

     The following table sets forth certain combined selected financial data and as a percentage of net sales of the Founding Companies on a historical basis and excludes the effects of pro forma adjustments for the periods indicated (dollars in thousands):

                                                               FISCAL
                                  -----------------------------------------------------------------
                                          1995                  1996                  1997
                                  --------------------- --------------------- ---------------------
Combined Founding Companies
 Statements of Operations Data:
  Net sales   .................    $20,061     100.0%    $22,453     100.0%    $25,909     100.0%
  Cost of sales  ..............     10,167      50.7%     11,297      50.3%     11,931      46.1%
                                   -------    ------     -------    ------     -------    ------
  Gross Profit   .............     $ 9,894      49.3%    $11,156      49.7%    $13,978      53.9%
                                   ========   ======     =======    ======     ========   ======



                                           SIX MONTHS ENDED
                                               JULY 31,
                                  -------------------------------------------
                                          1996                  1997
                                  --------------------- ---------------------
Combined Founding Companies
 Statements of Operations Data:
  Net sales   .........           $11,168     100.0%    $12,292     100.0%
  Cost of sales  ......             5,274      47.2%      5,699      46.4%
                                  -------    ------     -------   -------
  Gross Profit   ......           $ 5,894      52.8%    $ 6,593      53.6%
                                  =======    ======     =======   =======

UNAUDITED INTERIM RESULTS

     Net Sales. Net sales were $12.3 million for the six months ended July 31, 1997 as compared to $11.2 million for the prior comparable period. The increase in sales of $1.1 million, or 10.1%, was primarily due to an increase in contemporary collectibles sales as a result of the opening of a Crystal Galleria store, in August 1996, an increase in in-store sales resulting from a higher demand for certain contemporary collectibles products and an increase in sales resulting from the continued focus on telemarketing and direct mail advertising. Such increases were offset principally by a decrease in animation art sales resulting from a decrease in the number of in-store artist signing events.

     Cost of Sales. Cost of sales increased to $5.7 million or 46.4% of net sales, in the six months ended July 31, 1997 from $5.3 million, or 47.2% of net sales, in the six months ended July 31, 1996. Cost of sales as a percentage of net sales decreased primarily due to an increase in animation art sales with higher product margins, such as vintage production cels, art sold through licenses and higher retail sales as compared to wholesale sales.


FISCAL 1997 COMPARED TO FISCAL 1996

     Net Sales. Net sales were $25.9 million for Fiscal 1997 as compared to $22.5 million for Fiscal 1996. The increase in sales of $3.4 million, or 15.4%, was primarily due to an increase in contemporary collectibles sales as a result of Stone's Hallmark remodeling and expansion of one store, a full year of operation of one new Crystal Galleria store that opened in November 1995, and a partial year of operation of another Crystal Galleria store that opened in August 1996 and an increase in animation art sales as a result of in-store artist signing events, growth of the customer database and continued marketing efforts focused on direct mail advertising, telemarketing and Internet marketing.

     Cost of Sales. Cost of sales increased to $11.9 million, or 46.1%, of net sales in Fiscal 1997 from $11.3 million, or 50.3% of net sales, in Fiscal 1996. Cost of sales as a percentage of net sales decreased primarily due to an increase in animation art sales that have higher product margins, such as vintage production cels, art sold through licenses and higher retail sales as compared to wholesale sales.


FISCAL 1996 COMPARED TO FISCAL 1995

     Net Sales. Net sales were $22.5 million for Fiscal 1996 as compared to $20.1 million for Fiscal 1995. The increase in sales of $2.4 million, or 11.9%, was primarily due to an increase in contemporary collectibles sales as a result of an opening of one Crystal Galleria store in November 1995, the remodeling and expansion of the Reef Hallmark store and a full year operation of a new Stone's Hallmark store that opened in November 1994.

     Cost of Sales. Cost of sales increased to $11.3 million, or 50.3% of net sales, in Fiscal 1996, from $10.2 million, or 50.7% of net sales, in Fiscal 1995. Cost of sales as a percentage of net sales decreased primarily due to sales of collectibles and animation art with higher profit margins.


LIQUIDITY AND CAPITAL RESOURCES -- COMBINED

     On a combined basis, the Founding Companies generated $396,000 during the six months ended July 31, 1997 and $1.5 million of net cash from operating activities during both Fiscal 1997 and Fiscal 1996. Net cash used in investing activities by the Founding Companies on a combined basis was $638,000 and $785,000 during Fiscal 1997 and Fiscal 1996, respectively. Most of the cash used in investing activities during these periods was used for purchases of property and equipment. Net cash used in financing activities by the Founding Companies on a combined basis was $767,000 during the six months ended July 31, 1997 and $1.1 million during Fiscal 1997, whereas net cash provided by financing activities was $33,000 in Fiscal 1996. Most of the cash used in financing activities during these periods was used for net payments on long-term debt and distributions to stockholders. The combined cash position of the Founding Companies decreased by $268,000 from $1.4 million in Fiscal 1996 to $1.1 million in Fiscal 1997 and increased to $1.3 million in the six months ended July 31, 1997.

     The Company anticipates that its cash flow from operations will provide cash in excess of the Company's normal working capital needs, debt service requirements and planned capital expenditures for property and equipment. On a combined basis, the Founding Companies made capital expenditures of $708,000 and $802,000 in Fiscal 1997 and Fiscal 1996, respectively. The Company currently has no capital commitments although it anticipates making capital expenditures of approximately $1.0 million in Fiscal 1998 for information systems and leasehold improvements. The Company intends to continue pursuing acquisition opportunities. The timing, size or success of any acquisition efforts and the associated potential capital commitments are unpredictable. The Company expects to fund future acquisitions primarily through a combination of borrowings and issuances of additional equity.

     The Company has received a commitment letter from NationsBank providing for a $25.0 million revolving senior bank credit facility. The credit facility will be guaranteed by the Founding Companies and will be secured by a pledge of the stock of each of the Founding Companies and a security interest in the Company's accounts receivable and inventory. Indebtedness under the credit facility will bear interest at a rate equal to either LIBOR plus 1.50% to 2.25%, or the higher of NationsBank's prime rate or the Federal Funds rate plus .50%. The credit facility will have a term of three years and will include a $5.0 million sublimit for the issuance of letters of credit. The proceeds of the credit facility will be used for acquisitions, working capital, capital expenditures, refinancing of existing indebtedness and other corporate purposes. The credit facility is subject to various conditions, including the successful completion of the Offering with net proceeds to the Company of at least $19.0 million and upon the negotiation and execution of definitive documentation with respect to the credit facility. Assuming that the credit facility is entered into on the terms set forth in the commitment letter with NationsBank, the Company will be required to comply with various loan covenants including: (i) maintenance of certain financial ratios; (ii) restrictions on additional indebtedness; (iii) restrictions on liens, guarantees, advances and dividends; and (iv) certain limitations on the opening of new stores within the next 12 months. See "Risk Factors."

     While there can be no assurance, management believes that cash flow from operations, funds from the credit facility and the net proceeds to the Company from the Offering will be adequate to meet the Company's capital requirements for the next 12 months, depending on the methods of financing and size of potential acquisitions.


AMERICAN ROYAL ARTS

     American Royal Arts has been identified as the accounting acquiror for financial statement presentation purposes. American Royal Arts has an October 31 year end. To coincide with the Company's adoption of a 52/53 week fiscal year ending on the last Sunday in January, American Royal Arts has been presented on a fiscal year ended on January 31, 1997 in addition to the fiscal years ended October 31, 1994, 1995 and 1996. American Royal Arts is a retail and wholesale marketer of animation art.

RESULTS OF OPERATIONS -- AMERICAN ROYAL ARTS

     The following table sets forth certain selected financial data for American Royal Arts on a historical basis and as a percentage of net sales for the periods indicated (dollars in thousands):


                                     FISCAL YEAR ENDED OCTOBER 31,
                      ----------------------------------------------------------
                              1994                 1995                1996
                      -------------------- --------------------- ---------------
Net sales   .........  $3,898     100.0%    $4,051        100.0%  $4,121  100.0%
Cost of sales  ......   1,715      44.0      1,560         38.5    1,571   38.1
                       ------   -------     ------       ------   ------- ------
Gross profit   ......   2,183      56.0      2,491         61.5    2,550   61.9
Selling, general and
 administrative
 expenses   .........   1,588      40.7      1,760         43.4    1,764   42.8
                       ------   -------     ------       ------   ------- ------
Income from
 operations .........     595      15.3        731         18.1      786   19.1
Other income (expense):
 Interest expense ...      --        --         (5)        (0.1)      --     --
 Interest income  ...       7       0.2         23          0.5       24    0.6
                       ------   -------     ------       ------   ------- ------
Net income  .........  $  602      15.5%    $  749         18.5%  $  810   19.7%
                       ======   =======     ======       ======   ======= =====



                           YEAR ENDED
                           JANUARY 31,          SIX MONTHS ENDED JULY 31,
                      --------------------- ----------------------------------
                              1997                1996              1997
                      --------------------- ----------------- ----------------
Net sales   .........  $ 4,289     100.0%    $2,195  100.0%    $2,081  100.0%
Cost of sales  ......    1,506      35.1        837   38.1        696   33.4
                       -------   -------     ------- -----     ------  -----
Gross profit   ......    2,783      64.9      1,358   61.9      1,385   66.6
Selling, general and
 administrative
 expenses   .........    1,778      41.5        920   41.9        944   45.4
                       -------   -------     ------- -----     ------  -----
Income from
 operations .........  $ 1,005      23.4%       438   19.9        441   21.2
Other income (expense):
 Interest expense ...       --        --         --     --         --     --
 Interest income  ...       24       0.6          7    0.3          6    0.3
                       -------   -------     ------- -----     ------  -----
Net income  .........  $ 1,029      24.0%    $  445   20.3%    $  447   21.5%
                       =======   =======     ======= =====     ======  =====


UNAUDITED INTERIM RESULTS

     Net Sales. Net sales were $2.1 million for the six months ended July 31, 1997 as compared to $2.2 million for the six months ended July 31, 1996. The decrease in sales of $114,000, or 5.2%, was primarily due to a decrease in telemarketing sales, partially offset by the introduction of a direct mail sales program.

     Cost of Sales. Cost of sales decreased to $696,000 or 33.4% of net sales, in the six months ended July 31, 1997 from $837,000, or 38.1% of net sales, in the six months ended July 31, 1996. Cost of sales as a percentage of net sales decreased primarily due to the increase in sales of art sold through the direct mail sales program and an increase in the sale of art for which the Company has licensing arrangements.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $944,000, or 45.4% of net sales, in the six months ended July 31, 1997 as compared to $920,000, or 41.9% of net sales, in the six months ended July 31, 1996, an increase of $24,000, or 2.6%, primarily due to an increase in advertising and postage associated with the new direct mail program and, to a lesser extent, an increase in trade show expenses.


YEAR ENDED JANUARY 31, 1997 COMPARED TO FISCAL YEAR ENDED OCTOBER 31, 1995

     Net Sales. Net sales were $4.3 million for the year ended January 31, 1997 as compared to $4.1 million for the fiscal year ended October 31, 1995, an increase of $238,000, or 5.9%. The increase was primarily due to an increase in telemarketing sales as a result of the growth of the customer database and, to a lesser extent, due to an increase in special event sales, such as in-store artist signing events. The increase was partially offset by a decrease in wholesale sales, which was a result of a management decision to place less emphasis on wholesale sales and more emphasis on retail sales which carry a higher gross margin.

     Cost of Sales. Cost of sales decreased to $1.5 million, or 35.1% of net sales, for the year ended January 31, 1997 from $1.6 million, or 38.5% of net sales, in the fiscal year ended October 31, 1995. Cost of sales as a percentage of net sales decreased primarily due to increased sales of animation art with higher product margins, such as vintage production cels, art sold through licenses and higher retail sales as compared to wholesale sales.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses remained consistent at $1.8 million, but decreased as a percentage of net sales to 41.5% in the year ended January 31, 1997 from 43.4% in the fiscal year ended October 31, 1995, primarily due to economies of scale associated with increased telemarketing sales.

FISCAL  YEAR  ENDED  OCTOBER  31, 1995 COMPARED TO FISCAL YEAR ENDED OCTOBER 31,
1994

     Net Sales. Net sales were $4.1 million in the fiscal year ended October 31, 1995 as compared to $3.9 million in the fiscal year ended October 31, 1994, an increase of $153,000, or 3.9%. This increase was primarily due to an increase in wholesale sales resulting from the license obtained in the fiscal year ended October 31, 1994 for animation art featuring Garfield.

     Cost of Sales. Cost of sales decreased to $1.6 million, or 38.5% of net sales, in the fiscal year ended October 31, 1995 from $1.7 million, or 44.0% of net sales, in the fiscal year ended October 31, 1994. Cost of sales as a percentage of net sales decreased primarily due to increased sales of animation art with higher product margins, such as vintage production cels and art sold through licenses.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal year ended October 31, 1995 were $1.8 million, or 43.4% of net sales, as compared to $1.6 million, or 40.7% of net sales, in the fiscal year ended October 31, 1994, an increase of $172,000, or 10.8%, primarily due to an increase in salaries and commissions resulting from the addition of sales representatives in the telemarketing department and, to a lesser extent, to warehousing costs from a storage facility leased in February 1995.


LIQUIDITY AND CAPITAL RESOURCES -- AMERICAN ROYAL ARTS

     American Royal Arts had a working capital deficit of $137,000 at July 31, 1997 and working capital of $686,000 at January 31, 1997. The primary source of the deficit for the six months ended July 31, 1997 was cash distributions to the sole stockholder. The primary source of working capital for the year ended January 31, 1997 was cash flow from operations, which was $1.3 million. Cash provided by operating activities was used primarily to finance the purchase of merchandise inventories, reduce accounts payable and accrued liabilities and fund distributions to the stockholder.

     Cash used for investing activities was $2,000 and $22,000 for the six months ended July 31, 1997 and the year ended January 31, 1997, respectively. These amounts represent purchases of property and equipment.



INDIVIDUAL FOUNDING COMPANIES

     The selected historical financial information presented in the tables below for the fiscal years of the individual Founding Companies (excluding American Royal Arts, which is presented above) is derived from the respective audited financial statements of the individual Founding Companies. The following discussion should be read in conjunction with the "Summary Individual Founding Company Financial Data" and the separate company financial statements and related notes thereto appearing elsewhere in this Prospectus.



STONE'S HALLMARK


     Stone's Hallmark is a retailer of contemporary collectibles, Hallmark cards and gifts, and operates five contemporary specialty collectibles stores and one outlet store.

RESULTS OF OPERATIONS -- STONE'S HALLMARK

     The following table sets forth certain selected financial data for Stone's Hallmark on a historical basis and as a percentage of net sales for the periods indicated (dollars in thousands):


                                              FISCAL YEAR ENDED NOVEMBER 30,
                               -------------------------------------------------------------
                                       1994                1995                1996
                               --------------------- ----------------- ---------------------
Net sales   ..................  $3,489      100.0%   $4,281   100.0%    $4,986      100.0%
Cost of sales  ...............   1,800       51.6     2,269    53.0      2,497       50.1
                                ------      -----    ------   -----     ------      -----
Gross profit   ...............   1,689       48.4     2,012    47.0      2,489       49.9
Selling, general and
 administrative expenses.        1,431       41.0     1,787    41.7      2,117       42.4
                                ------      -----     -----   -----     ------      -----
Income from operations  ......     258        7.4       225     5.3        372        7.5
Other income (expense):
 Interest expense ............      (4)      (0.1)      (11)   (0.3)        (3)      (0.1)
                                ------      -----     -----   -----     ------      -----
Income before income
 taxes   .....................     254        7.3       214     5.0        369        7.4
Provision for income taxes.        146        4.2       128     3.0        194        3.9
                                ------      -----     -----   -----     ------      -----
Net income  ..................  $  108        3.1%    $  86     2.0%    $  175        3.5%
                                ======      =====     =====    =====    ======      =====



                                       NINE MONTHS ENDED AUGUST 31,
                               ---------------------------------------------
                                       1996                   1997
                               --------------------- -----------------------
Net sales   ..................  $3,839      100.0%    $4,332        100.0%
Cost of sales  ...............   1,984       51.7      2,247         51.9
                                ------      -----     ------       ------
Gross profit   ...............   1,855       48.3      2,085         48.1
Selling, general and
 administrative expenses.        1,455       37.9      1,279         29.5
                                ------      -----     ------       ------
Income from operations  ......     400       10.4        806         18.6
Other income (expense):
 Interest expense ............      (3)      (0.1)        (1)        (0.0)
                                ------      -----     ------       ------
Income before income
 taxes   .....................     397       10.3        805         18.6
Provision for income taxes.        209        5.4        298          6.9
                                ------      -----     ------       ------
Net income  ..................  $  188        4.9%    $  507         11.7%
                                ======      =====     ======       ======


UNAUDITED INTERIM RESULTS

     Net Sales. Net sales were $4.3 million for the nine months ended August 31, 1997 as compared to $3.8 million for the nine months ended August 31, 1996. The increase in sales of $493,000, or 12.8%, was primarily due to the increased sale of collectibles items, in-store artist signing events and the expansion of the direct mail program in the nine months ended August 31, 1997.

     Cost of Sales. Cost of sales increased to $2.2 million, or 51.9% of net sales, in the nine months ended August 31, 1997 from $2.0 million, or 51.7% of net sales, in the nine months ended August 31, 1996. Cost of sales as a percentage of net sales remained relatively flat.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $1.3 million, or 29.5% of net sales, in the nine months ended August 31, 1997 as compared to $1.5 million, or 37.9% of net sales, in the nine months ended August 31, 1996, a decrease of $176,000, or 4.0%, partially due to a decrease in owners' compensation and other expenses.


FISCAL YEAR ENDED NOVEMBER 30, 1996 COMPARED TO FISCAL YEAR ENDED NOVEMBER 30, 1995

     Net Sales. Net sales were $5.0 million for the fiscal year ended November 30, 1996 as compared to $4.3 million for the fiscal year ended November 30, 1995. The increase in sales of $705,000, or 16.5%, was primarily due to a remodeling of a store and, to a lesser extent, to an increase in the number of in-store artist signing events in the fiscal year ended November 30, 1996.

     Cost of Sales. Cost of sales increased to $2.5 million, or 50.1% of net sales, in the fiscal year ended November 30, 1996 from $2.3 million, or 53.0% of net sales, in the fiscal year ended November 30, 1995. Cost of sales as a percentage of net sales decreased due to an increase in contemporary collectibles sales that have higher profit margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $2.1 million, or 42.4% of net sales, in the fiscal year ended November 30, 1996 as compared to $1.8 million, or 41.7% of net sales, in the fiscal year ended November 30, 1995, an increase of $330,000, or 18.4%, primarily due to an increase in owners' compensation.


FISCAL YEAR ENDED NOVEMBER 30, 1995 COMPARED TO FISCAL YEAR ENDED NOVEMBER 30, 1994

     Net Sales. Net sales were $4.3 million for the fiscal year ended November 30, 1995 as compared to $3.5 million for the fiscal year ended November 30, 1994. The increase in sales of $792,000, or 22.7%, was primarily due to the opening of a new store in November 1994 and a full year of operation of another store which was remodeled and significantly expanded in February 1994.

     Cost of Sales. Cost of sales increased to $2.3 million, or 53.0% of net sales, in the fiscal year ended November 30, 1995 from $1.8 million, or 51.6% of net sales, in the fiscal year ended November 30, 1994. Cost of sales as a percentage of net sales increased due to the product mix.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal year ended November 30, 1995 were $1.8 million, or 41.7% of net sales, as compared to $1.4 million, or 41.0% of net sales, in the fiscal year ended November 30, 1994, an increase of $356,000, or 24.9%, primarily due to the addition of employees associated with a new store opening in November 1994, and the expansion of another store in February 1994 and, to a lesser extent, to an increase in retail facilities leased.


LIQUIDITY AND CAPITAL RESOURCES -- STONE'S HALLMARK

     Stone's Hallmark had working capital of $1.8 million and $1.3 million at August 31, 1997 and November 30, 1996, respectively. The primary source of this working capital was cash flows from operations and debt and equity financing.

     Cash provided by operating activities was $491,000 and $89,000 in the nine months ended August 31, 1997 and the fiscal year ended November 30, 1996, respectively. The increases in cash each period were due to higher net income before depreciation and amortization. The working capital increases were primarily related to the cash from the growth in sales.

     Cash used for investing activities was $86,000 for the fiscal year ended November 30, 1996 and was principally related to purchases of property and equipment.


CRYSTAL GALLERIA

     Crystal Galleria is a retailer of contemporary collectibles operating three stores, two located in Las Vegas, Nevada and one in McLean, Virginia.


RESULTS OF OPERATIONS -- CRYSTAL GALLERIA

     The following table sets forth certain selected financial data for Crystal Galleria on a historical basis and as a percentage of net sales for the periods indicated (dollars in thousands):




                                              FISCAL YEAR ENDED DECEMBER 31,                    SIX MONTHS ENDED JUNE 30,
                                 -------------------------------------------------------- -------------------------------------
                                        1994               1995               1996              1996               1997
                                 ------------------ ------------------ ------------------ ----------------- -------------------
Net sales  ..................... $ 2,503   100.0%   $ 2,794   100.0%   $ 3,727   100.0%   $1,604   100.0%   $2,050     100.0%
Cost of sales ..................   1,188    47.5      1,333    47.7      1,785    47.9       761    47.5       973      47.5
                                 -------   ------   -------   ------   -------   ------   ------   ------   ------    ------
Gross profit  ..................   1,315    52.5      1,461    52.3      1,942    52.1       843    52.5     1,077      52.5
Selling, general and
 administrative expenses  ......     731    29.2        875    31.3      1,564    42.0       666    41.5       868      42.3
                                 -------   ------   -------   ------   -------   ------   ------   ------   ------    ------
Income from operations .........     584    23.3        586    21.0        378    10.1       177    11.0       209      10.2
Other income (expense):
 Interest expense   ............     (38)   (1.5)       (58)   (2.1)      (112)   (3.0)      (23)   (1.4)      (76)     (3.7)
 Other, net   ..................      --      --         --      --        (12)   (0.3)      (12)   (0.8)       --        --
                                 -------   ------   -------   ------   -------   ------   ------   ------   ------    ------
Net income ..................... $   546    21.8%   $   528    18.9%   $   254     6.8%   $  142     8.8%   $  133       6.5%
                                 =======   ======   =======   ======   =======   ======   ======   ======   ======    ======


UNAUDITED INTERIM RESULTS

     Net Sales. Net sales were $2.1 million for the six months ended June 30, 1997 as compared to $1.6 million for the six months ended June 30, 1996. The increase in sales of $446,000, or 27.8%, was primarily a result of a new store, which opened in August 1996, and, to a lesser extent, to the growth in sales of another new store which opened in November 1995.

     Cost of Sales. Cost of sales increased to $973,000, or 47.5% of net sales, for the six months ended June 30, 1997 from $761,000, or 47.5% of net sales, for the six months ended June 30, 1996.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the six months ended June 30, 1997 were $868,000, or 42.3% of net sales, as compared to $666,000, or 41.5% of net sales, in the six months ended June 30, 1996, an increase of $202,000 or 30.3%. The increase is primarily due to a new store, which opened in August 1996, partially offest by a decrease in advertising expense.


FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1995

     Net Sales. Net sales were $3.7 million for the fiscal year ended December 31, 1996 as compared to $2.8 million for the fiscal year ended December 31, 1995. The increase in sales of $933,000, or 33.4%, was primarily a result of a full year of operations of a new store which opened in November 1995 and, to a lesser extent, to a partial year of operations of another new store which opened in August 1996.

     Cost of Sales. Cost of sales increased to $1.8 million, or 47.9% of net sales, in the fiscal year ended December 31, 1996 from $1.3 million, or 47.7% of net sales, in the fiscal year ended December 31, 1995. Cost of sales as a percentage of net sales remained relatively flat.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal year ended December 31, 1996 were $1.6 million, or 42.0% of net sales, as compared to $875,000, or 31.3% of net sales, in the fiscal year ended December 31, 1995, an increase of $689,000, or 78.7%. This increase was primarily due to a full year of operations of a new store which opened in November 1995 and, to a lesser extent, to the opening of another new store in August 1996. The increase in expenses as a percentage of sales was due to the opening of two new stores.

     Interest Expense. Interest expense increased to $112,000 in the fiscal year ended December 31, 1996 from $58,000 in the fiscal year ended December 31, 1995. The increase was primarily due to increased borrowings to finance the opening of new stores in November 1995 and August 1996.


FISCAL YEAR ENDED DECEMBER 31, 1995 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1994

     Net Sales. Net sales were $2.8 million for the fiscal year ended December 31, 1995 as compared to $2.5 million for the fiscal year ended December 31, 1994. The increase in sales of $291,000, or 11.6%, was primarily due to the opening of a new store in November 1995.

     Cost of Sales. Cost of sales increased to $1.3 million, or 47.7% of net sales, in the fiscal year ended December 31, 1995 from $1.2 million, or 47.5% of net sales, in the fiscal year ended December 31, 1994. Cost of sales as a percentage of net sales remained relatively flat.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal year ended December 31, 1995 were $875,000, or 31.3% of net sales, as compared to $731,000, or 29.2% of net sales, in the fiscal year ended December 31, 1994, an increase of $144,000, or 19.7%. This increase was primarily due to additional expenses associated with the operation of a new store which opened in November 1995.

     Interest Expense. Interest expense increased to $58,000 in the fiscal year ended December 31, 1995 from $38,000 in the fiscal year ended December 31, 1994. The increase was attributable to increased borrowings to finance the opening of the new store in the fiscal year ended December 31, 1995.


LIQUIDITY AND CAPITAL RESOURCES -- CRYSTAL GALLERIA

     Crystal Galleria had a working capital deficit of $456,000 and $383,000 at June 30, 1997 and at December 31, 1996, respectively. The primary reason for the working capital deficit at June 30, 1997 was $180,000 of borrowings from stockholders. The primary reason for the working capital deficit at December 31, 1996 was cash used in operating activities, which was $191,000 for the fiscal year ended December 31, 1996. The decrease in operating cash flows for the fiscal year ended December 31, 1996 was primarily due to a decrease in net income before depreciation and amortization, combined with an increase in year-end merchandise inventories and a decrease in year-end accounts payable and accrued liabilities.

     Cash used for investing activities was $21,000 and $315,000 for the six months ended June 30, 1997 and the year ended December 31, 1996, respectively. These amounts primarily represent the purchase of property and equipment.


NORTH POLE CITY

     North Pole City is a retailer of Christmas merchandise and contemporary collectibles.


RESULTS OF OPERATIONS -- NORTH POLE CITY

     The following table sets forth certain selected financial data for North Pole City on a historical basis and as a percentage of net sales for the periods indicated (dollars in thousands):






                                               FISCAL YEAR ENDED MARCH 31,
                                  -----------------------------------------------------
                                        1995              1996              1997
                                  ----------------- ----------------- -----------------
Net sales   ..................... $2,562   100.0%   $2,865   100.0%   $3,726   100.0%
Cost of sales  .................. 1,371     53.5     1,492    52.1     1,733    46.5
                                  ------   ------   ------   ------   ------   -----
Gross profit   .................. 1,191     46.5     1,373    47.9     1,993    53.5
Selling, general and
 administrative expenses   ......   990     38.6     1,077    37.6     1,522    40.8
                                  ------   ------   ------   ------   ------   -----
Income from operations  .........   201      7.9       296    10.3       471    12.7
Other income (expense):
 Interest expense ...............   (41)    (1.6)      (57)   (2.0)      (82)   (2.2)
 Other, net .....................     8      0.3        10     0.4        38     1.0
                                  ------   ------   ------   ------   ------   -----
Income before income taxes       .  168      6.6       249     8.7       427    11.5
Provision (benefit) for income
 taxes   ........................    66      2.6        96     3.4       168     4.5
                                  ------   ------   ------   ------   ------   -----
Net income (loss) ............... $ 102      4.0%   $  153     5.3%    $ 259     7.0%
                                  ======   ======   ======   ======   ======   =====



                                          THREE MONTHS ENDED JUNE 30,
                                  -------------------------------------------
                                           1996                  1997
                                  ---------------------- --------------------
Net sales   .....................  $ 484        100.0%   $  558       100.0%
Cost of sales  ..................    245         50.6       277        49.7
                                   -----      -------    ------     -------
Gross profit   ..................    239         49.4       281        50.3
Selling, general and
 administrative expenses   ......    256         52.9       374        67.0
                                   -----      -------    ------     -------
Income from operations  .........    (17)        (3.5)      (93)      (16.7)
Other income (expense):
 Interest expense ...............    (24)        (5.0)      (16)       (2.8)
 Other, net .....................      1          0.1         1         0.1
                                   -----      -------    ------     -------
Income before income taxes       .   (40)        (8.3)     (108)      (19.4)
Provision (benefit) for income
 taxes   ........................    (16)        (3.3)      (39)       (6.9)
                                   -----      -------    ------     -------
Net income (loss) ...............  $ (24)        (5.1)%  $  (69)      (12.5)%
                                   =====      =======    ======     =======


UNAUDITED INTERIM RESULTS

     Net Sales. Net sales were $558,000 for the three months ended June 30, 1997 as compared to $484,000 for the three months ended June 30, 1996. The increase in sales of $74,000, or 15.3%, was primarily due to increased marketing efforts, including special promotions, expanded telemarketing and direct mail.

     Cost of Sales. Cost of sales increased to $277,000 or 49.7% of net sales, in the three months ended June 30, 1997 from $245,000, or 50.6% of net sales, in the three months ended June 30, 1996. Cost of sales as a percentage of net sales decreased primarily due to the change in product mix to collectibles with higher margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $374,000, or 67.0% of net sales, in the three months ended June 30, 1997 as compared to $256,000, or 52.9% of net sales, in the three months ended June 30, 1996, an increase of $118,000, or 46.1%, principally due to increased salaries for additional sales personnel, advertising expense for special promotions and direct mail costs.


FISCAL YEAR ENDED MARCH 31, 1997 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1996

     Net Sales. Net sales were $3.7 million for the fiscal year ended March 31, 1997 as compared to $2.9 million for the fiscal year ended March 31, 1996. The increase in sales of $861,000, or 30.1%, was primarily due to continued marketing efforts focused on telemarketing, advertising in national publications and Internet marketing of collectibles merchandise. This increase was also due to a lesser extent, by the remodeling and expansion of the store.

     Cost of Sales. Cost of sales increased to $1.7 million, or 46.5% of net sales, for the fiscal year ended March 31, 1997 from $1.5 million, or 52.1% of net sales, for the fiscal year ended March 31, 1996. Cost of sales as a percentage of net sales decreased due to the change in product mix to collectibles with higher margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal year ended March 31, 1997 were $1.5 million, or 40.8% of net sales, as compared to $1.1 million, or 37.6% of net sales, in the fiscal year ended March 31, 1996, an increase of $444,000, or 41.2%, primarily due to increased advertising and salaries for additional personnel.

     Interest Expense. Interest expense increased to $82,000 in the fiscal year ended March 31, 1997 from $57,000 in the fiscal year ended March 31, 1996. The increase was the result of borrowings used to finance store expansion and to purchase inventory.


FISCAL YEAR ENDED MARCH 31, 1996 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1995

     Net Sales. Net sales were $2.9 million for the fiscal year ended March 31, 1996 as compared to $2.6 million for the fiscal year ended March 31, 1995. The increase in sales of $303,000, or 11.8%, was primarily a result of increased marketing efforts focused on telemarketing, advertisements in national publications and Internet marketing of collectibles merchandise.

     Cost of Sales. Cost of sales increased to $1.5 million, or 52.1% of net sales, in the fiscal year ended March 31, 1996 from $1.4 million, or 53.5% of net sales, in the fiscal year ended March 31, 1995. Cost of sales as a percentage of net sales decreased due to the change in product mix to collectibles with higher margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal year ended March 31, 1996 were $1.1 million, or 37.6% of net sales, as compared to $990,000, or 38.6% of net sales, in the fiscal year ended March 31, 1995, an increase of $88,000, or 8.9%, primarily due to salaries for additional personnel.

     Interest Expense. Interest expense increased to $57,000 in the fiscal year ended March 31, 1996 from $41,000 in the fiscal year ended March 31, 1995. The increase was the result of borrowings used to finance remodeling and expansion of the store.


LIQUIDITY AND CAPITAL RESOURCES -- NORTH POLE CITY

     North Pole City had working capital of $945,000 and $1.0 million at June 30, 1997 and March 31, 1997, respectively. The primary source of this working capital was cash flow from operations, which was $167,000 for the fiscal year ended March 31, 1997. For the three months ended June 30, 1997, cash used in operations was $99,000. Cash used in operating activities was primarily related to the purchase of merchandise inventories.

     Cash used for investing activities was $143,000 for the fiscal year ended March 31, 1997. These activities represent the purchase of property and equipment. No cash was used for investing activities for the three months ended June 30, 1997.


REEF HALLMARK

     Reef Hallmark is a retailer of contemporary collectibles, Hallmark cards and gifts, located in West Palm Beach, Florida.

RESULTS OF OPERATIONS -- REEF HALLMARK

     The following table sets forth certain selected financial data for Reef Hallmark on a historical basis and as a percentage of net sales for the periods indicated (dollars in thousands):


                                           FISCAL YEAR ENDED DECEMBER 31,                  SIX MONTHS ENDED JUNE 30,
                                      -----------------------------------------   -------------------------------------------
                                             1995                  1996                  1996                   1997
                                      -------------------   -------------------   -------------------   ---------------------
Net sales  ........................   $1,839     100.0%     $2,493     100.0%     $1,178     100.0%     $1,299       100.0%
Cost of sales .....................   1,102       59.9       1,301      52.2         610      51.7         678        52.2
                                      ------     ------     ------     ------     ------     ------     ------      ------
Gross profit  .....................     737       40.1       1,192      47.8         568      48.3         621        47.8
Selling, general and administrative
 expenses  ........................     629       34.2         935      37.5         442      37.5         516        39.7
                                      ------     ------     ------     ------     ------     ------     ------      ------
Income from operations ............     108        5.9         257      10.3         126      10.7         105         8.1
Other income (expense):
 Interest expense   ...............     (41)      (2.2)        (49)     (2.0)        (20)     (1.7)        (23)       (1.8)
 Other, net   .....................      --         --         (12)     (0.5)          1       0.0           1         0.0
                                      ------     ------     ------     -----      ------     -----      ------      ------
Net income ........................   $  67        3.7%     $  196       7.8%     $  107       9.1%      $  83         6.4%
                                      ======     ======     ======     =====      ======     =====      ======      ======


UNAUDITED INTERIM RESULTS

     Net Sales. Net sales were $1.3 million for the six months ended June 30, 1997 as compared to $1.2 million for the six months ended June 30, 1996. The increase in sales of $121,000, or 10.2%, was primarily a result of increased demand for certain contemporary collectibles products during the six months ended June 30, 1997.

     Cost of Sales. Cost of sales increased to $678,000, or 52.2% of net sales, in the six months ended June 30, 1997 from $610,000 or 51.7% of net sales, for the six months ended June 30, 1996. Cost of sales as a percentage of net sales remained relatively flat.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the six months ended June 30, 1997 were $516,000, or 39.7% of net sales, as compared to $442,000, or 37.5% of net sales, in the six months ended June 30, 1996, an increase of $73,000 or 16.6%. The increase was primarily due to increased advertising expenses.


FISCAL  YEAR  ENDED DECEMBER 31, 1996 COMPARED TO FISCAL YEAR ENDED DECEMBER 31,
   1995

     Net Sales. Net sales were $2.5 million for the fiscal year ended December 31, 1996 as compared to $1.8 million for the fiscal year ended December 31, 1995. The increase in sales of $654,000, or 35.6%, was primarily a result of increased telemarketing and direct mail advertising and, to a lesser extent, an increase in in-store artist signing events.

     Cost of Sales. Cost of sales increased to $1.3 million, or 52.2% of net sales, in the fiscal year ended December 31, 1996 from $1.1 million, or 59.9% of net sales, in the fiscal year ended December 31, 1995. Cost of sales as a percentage of net sales decreased due to the change in product mix to collectible items with higher margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal year ended December 31, 1996 were $935,000, or 37.5% of net sales, as compared to $629,000, or 34.2% of net sales, in the fiscal year ended December 31, 1995, an increase of $306,000, or 48.7%, primarily due to an increase in advertising and lease expense associated with the significant expansion of retail square footage in July 1995 and, to a lesser extent, due to salaries for additional sales personnel.



LIQUIDITY AND CAPITAL RESOURCES -- REEF HALLMARK

     Reef Hallmark had working capital of $77,000 and $171,000 at June 30, 1997 and December 31, 1996, respectively. The primary source of this working capital was cash flow from operations, which was $135,000 for the fiscal year ended December 31, 1996. The decrease in working capital at June 30, 1997 was due to a decrease in merchandise inventories.

     Cash used for investing activities was $1,000 and $29,000 for the six months ended June 30, 1997 and the year ended December 31, 1996, respectively. These expenditures represent purchases of property and equipment as well as expenditures necessary to support the growth in Reef Hallmark's sales. During the period January 1, 1995 through December 31, 1996, Reef Hallmark's capital expenditures totaled $184,000.


FILMART

     Filmart is a retail marketer of animation art with a gallery located in Philadelphia, Pennsylvania and a gallery located in Huntington, New York.


RESULTS OF OPERATIONS -- FILMART

     The following table sets forth certain selected financial data for Filmart on a historical basis and as a percentage of net sales for the periods indicated (dollars in thousands):


                                                          FISCAL YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------
                                                            1995                  1996
                                                    --------------------- ---------------------
Net sales   .......................................  $1,053      100.0%    $1,446        100.0%
Cost of sales  ....................................     511       48.6        498         34.4
                                                     ------      -----     ------       ------
Gross profit   ....................................     542       51.4        948         65.6
Selling, general and administrative expenses       .    493       46.8        539         37.3
                                                     ------      -----     ------       ------
Income from operations  ...........................      49        4.7        409         28.3
Other income (expense):
 Interest expense .................................      (4)      (0.4)        (1)        (0.1)
 Other, net .......................................      74        7.1        279         19.3
                                                     ------      -----     ------       ------
Net income  .......................................  $  119       11.3%    $  687         47.5%
                                                     ======      =====     ======       ======
                                                        SIX MONTHS ENDED JUNE 30,
                                                    ----------------------------------
                                                           1996              1997
                                                    ------------------- --------------
Net sales   .......................................  $541        100.0%  $514  100.0%
Cost of sales  ....................................   203         37.5    191   37.2
                                                     ----       ------   ----  -----
Gross profit   ....................................   338         62.5    323   62.8
Selling, general and administrative expenses       .  221         40.8    300   58.3
                                                     ----       ------   ----  -----
Income from operations  ...........................   117         21.6     23    4.5
Other income (expense):
 Interest expense .................................    (1)        (0.1)     1    0.1
 Other, net .......................................   167         30.8    113   21.9
                                                     ----       ------   ----  -----
Net income  .......................................  $283         52.3%  $137   26.5%
                                                     ====       ======   ====  =====

UNAUDITED INTERIM RESULTS

     Net Sales. Net sales were $514,000 for the six months ended June 30, 1997 as compared to $541,000 for the six months ended June 30, 1996. The decrease in sales of $27,000, or 4.9%, was primarily the result of fewer in-store signing events and lower telemarketing sales in the six months ended June 30, 1997. Filmart is a member of several barter companies, within which Filmart trades artwork for various goods and services from other barter company members. Barter transactions involving artwork for various goods and services are valued at the market value of the goods or services received. Filmart recognized $29,000 of sales through such barter companies in each of the six months ended June 30, 1997 and 1996, respectively.

     Cost of Sales. Cost of sales decreased to $191,000, or 37.2% of net sales, for the six months ended June 30, 1997 from $203,000, or 37.5% of net sales, for the six months ended June 30, 1996. Cost of sales as a percentage of net sales remained relatively flat.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the six months ended June 30, 1997 were $300,000, or 58.3% of net sales, as compared to $221,000, or 40.8% of net sales, in the six months ended June 30, 1996, an increase of $79,000, or 35.8%. This increase was primarily due to an increase in advertising and salaries.

     Other Income. Other income decreased to $113,000, or 21.9% of net sales, in the six months ended June 30, 1997 from $167,000, or 30.8% of net sales, in the six months ended June 30, 1996 due to an insurance settlement received during the six months ended June 30, 1996. Consulting fees recorded as other income were $113,000 for the six months ended June 30, 1997 and the six months ended June 30, 1996.


FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1995

     Net Sales. Net sales were $1.4 million for the fiscal year ended December 31, 1996 as compared to $1.1 million for the fiscal year ended December 31, 1995. The increase in sales of $393,000, or 37.3%, was primarily a result of increased special events such as in-store artist signing events, growth of the customer database, increased advertising and, to a lesser extent, to the addition of sales representatives with enhanced product knowledge. Filmart recognized $248,000 and $32,000 of sales through barter companies in the fiscal years ended December 31, 1996 and 1995, respectively.

     Cost of Sales. Cost of sales decreased to $498,000, or 34.4% of net sales, in the fiscal year ended December 31, 1996 from $511,000, or 48.6% of net sales, in the fiscal year ended December 31, 1995. Cost of sales as a percentage of net sales decreased primarily due to sales of animation art with higher margins, primarily vintage production cels.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal year ended December 31, 1996 were $539,000, or 37.3% of net sales, as compared to $493,000, or 46.8% of net sales, in the fiscal year ended December 31, 1995, an increase of $47,000, or 9.5%, primarily due to an increase in commissions. The decrease in this cost as a percentage of net sales was primarily due to economies of scale associated with increased sales.

     Other Income. Other income increased to $279,000 in the fiscal year ended December 31, 1996 from $74,000 in the fiscal year ended December 31, 1995. The increase of $205,000 is a result of increased consulting fees and proceeds from an insurance claim reimbursement.


LIQUIDITY AND CAPITAL RESOURCES -- FILMART

     Filmart had working capital of $1.1 million and $976,000 at June 30, 1997 and December 31, 1996, respectively. The primary sources of working capital were prepayments made for advertising and advances to shareholders.

     Cash used for operating activities was $42,000 for the six months ended June 30, 1997. Cash provided by operating activities was $131,000 for the year ended December 31, 1996.


ANIMATION USA

     Animation USA is a retail marketer of animation art with a gallery located in Seattle, Washington and a gallery located in San Francisco, California.


RESULTS OF OPERATIONS -- ANIMATION USA

     The following table sets forth certain selected financial data for Animation USA on a historical basis and data as a percentage of net sales for the periods indicated (dollars in thousands):






                                                                    SIX MONTHS ENDED JUNE 30,
                                                       ---------------------------------------------------
                                                                 1996                       1997
                                                       ------------------------   ------------------------
Net sales ..........................................    $835           100.0%      $672           100.0%
Cost of sales   ....................................     394            47.3        255            38.0
                                                        ----         -------       ----         -------
Gross profit .......................................     441            52.7        417            62.0
Selling, general and administrative expenses  ......     411            49.2        372            55.3
                                                        ----         -------       ----         -------
Income from operations   ...........................      30             3.6         45             6.7
Other income (expense):
 Interest expense  .................................      (4)            0.4         (5)            0.8
                                                        -----        -------       -----        -------
Income before taxes   ..............................      26             3.2         40             5.9
Provision for income taxes  ........................      11             1.3         15             2.2
                                                        ----         -------       ----         -------
Net income   .......................................    $ 15             1.9%      $ 25             3.7%
                                                        ====         =======       ====         =======

UNAUDITED INTERIM RESULTS

     Net Sales. Net sales were $672,000 for the six months ended June 30, 1997 as compared to $835,000 for the six months ended June 30, 1996. The decrease in sales of $163,000, or 19.5%, was primarily attributable to a decrease in the number of in-store artist signing events in the first half of 1997.

     Cost of Sales. Cost of sales decreased to $255,000, or 38.0% of net sales, for the six months ended June 30, 1997 from $394,000, or 47.3% of net sales, for the six months ended June 30, 1996. Cost of sales as a percentage of net sales decreased due to higher sales of animation art produced in-house under license arrangements.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the six months ended June 30, 1997 were $372,000, or 55.3% of net sales, as compared to $411,000, or 49.2% of net sales, in the six months ended June 30, 1996, a decrease of $39,000, or 9.5%. This decrease was largely due to a decrease in advertising expense related to the in-store artist signing events and, to a lesser extent, to a decrease in sales commissions.


LIQUIDITY AND CAPITAL RESOURCES -- ANIMATION USA

     Animation USA had a working capital deficit of $31,000 and $30,000, at June 30, 1997 and December 31, 1996, respectively. The primary reason for the working capital deficit at June 30, 1997 was an increase of $15,000 in amounts outstanding under the line of credit. The primary reason for the working capital deficit at December 31, 1996 was cash used in operating activities of $71,000. The decrease in cash for the six months ended June 30, 1997 was the increase in accounts receivable and deferred offering costs.

     Cash used for investing activities was $29,000 for the fiscal year ended December 31,1996. These activities represent the purchase of property and equipment. No cash was used for investing activities for the six months ended June 30, 1997.

                                   BUSINESS

OVERVIEW

     Collectibles USA was founded to create a national retailer of collectibles merchandise and marketer of animation art. Collectibles USA has entered into agreements to acquire six retailers of contemporary collectibles and three marketers of animation art simultaneously with the closing of the Offering. Upon the consummation of these Acquisitions, the Company believes that it will be a leading retailer of contemporary collectibles and a leading marketer of animation art in the United States. The Company sells its collectibles products through two superstores, one free-standing retail location, seven mall-based stores and six upscale strip-mall stores. The Company's 16 collectibles stores are located in California (2), Florida, Illinois (6), Nevada (2), New Jersey
(2), Oklahoma (2) and Virginia. In addition, certain stores sell collectibles through database direct mail, telemarketing and the Internet. The Company sells animation art primarily through database direct mail, telemarketing and the Internet to both retail and wholesale customers, and operates five animation art galleries located in California, New York (2), Pennsylvania and Washington.

     The Company's collectibles merchandise includes figurines and sculptures made from porcelain, ceramic and resin, and a wide selection of crystal items including functional and decorative products. The Company also sells collectible cottages and villages, collectible prints and lithographs, collectible Christmas ornaments and other holiday collectibles. The Company's merchandise is produced by leading vendors such as Lladro, Department 56 (manufacturer of The Original Snow Village and The Heirloom Village Collection product lines), Giuseppe Armani, Goebel U.S.A. (manufacturer of the Hummel product line), Waterford, Baccarat, Lalique, Swarovski, Disney and Enesco (manufacturer of the Precious Moments and Cherished Teddies product lines). See "-- Collectibles Stores." The Company's animation art galleries carry a full spectrum of animation artwork, including original production cels, limited editions, sericels, model sheets and original drawings. In addition, the Company has licenses or rights, some of which are exclusive, to design, produce and market animation art featuring a wide variety of well known characters, including Garfield\R, The Simpsons\R and Anastasia\R, and is also an authorized dealer of limited editions and sericels created by Disney and Warner Brothers.

     The Company's target retail customer is between 45 and 64 years old, and encompasses a broad range of income levels. The Company believes that the typical collector makes more than one collectibles purchase per year, and the typical collecting household maintains more than one collection. Moreover, collectibles also are purchased as gifts and as decorative items. The Company's animation art galleries also target a wide range of customers from entry level collectors with relatively small collections to high-end, experienced collectors of vintage pieces.


INDUSTRY OVERVIEW

     According to Unity Marketing's The Collectibles Industry Report 1997, the collectibles industry grew approximately 11.9% in 1996, generating over $9 billion in primary sales (i.e., sales of new merchandise), of which approximately 79% were generated by retail sales (including TV shopping) and approximately 21% were generated by direct response marketing. The contemporary collectibles industry is serviced by approximately 10,000 specialty retail collectibles stores nationwide. Collectibles are also sold by mid-to-upscale department stores, home furnishing stores, small specialty import stores, gift stores, card shops, TV shopping, collectors clubs and other gallery and print stores. The industry includes sales of a wide variety of manufactured collectible items, including figurines and sculptures, dolls, crystal, collector plates, cottages, lighthouses, Christmas ornaments and other holiday collectibles and art such as lithographs and prints. According to Unity Marketing, an estimated 31 million Americans identify themselves as collectors.

     The animation art industry includes sales of vintage original production cels, limited editions produced by studios, sericels and original animation produced by licensees such as the Company bearing the likenesses of popular animated characters through art galleries, gift shops and auction houses, as well as database direct mail, telemarketing and the Internet. Although statistical information on the animation art industry is limited and marketing tools such as "collectors clubs" are not yet common in the industry, the Company believes that the industry is growing. In recognition of the industry's emerging importance and profitability, auction houses such as Sotheby's and Christie's are active in the secondary market of animation through their public auctions.

     The Company's target consumer base represents a growing part of the United States population. According to the U.S. Department of Commerce Bureau of the Census, the 45 to 64 year old population reached approximately 45 million in 1996 and is expected to grow to approximately 66 million during the next ten years, representing a projected growth rate of close to three times the rate for the overall population. The Company believes that collecting will become increasingly popular among consumers ages 45 to 64 because this generation of collectors has high levels of discretionary income and has demonstrated nostalgic characteristics.

     The Company believes that the highly fragmented nature of the collectibles and animation art industries creates significant consolidation opportunities. The retail collectibles market is highly fragmented with over 10,000 retail stores, most of which have less than a 1% market share. In addition, most of the participants in these industries lack the capital to expand or a viable exit strategy. The Company believes that the favorable growth outlook for the collectibles and animation art industries resulting from the growing demographic base, coupled with the fragmented nature of these industries, will make it well positioned to pursue its growth strategies. The Company estimates that there are over 200 collectibles retailers in the United States with retail sales in excess of $2 million annually.


BUSINESS STRATEGY

     The Company's goal is to become the leading specialty retailer of contemporary collectibles and the leading marketer of animation art in the United States. The Company will seek to achieve this goal by emphasizing growth through acquisitions and implementing a national operating strategy that enhances internal revenue growth and profitability.


GROWTH STRATEGY

     Key elements of the Company's growth strategy include:

       Grow Through Acquisitions. The Company believes that the collectibles industry is highly fragmented with significant opportunities for consolidation. The Company intends to acquire profitable, well-managed collectibles retailers and animation art marketers that may provide new categories of merchandise that may be cross-sold to the Company's existing customer base. The Company believes that it will be an attractive acquiror due to its (i) strategy of retaining owners and management of acquired companies, (ii) access to capital and (iii) ability to offer sellers immediate liquidity for their business as well as an ongoing equity stake in the Company. The Company has developed an extensive database of acquisition candidates within the collectibles and animation art industries and believes it will be well positioned to implement its acquisition program promptly following the Offering. Within the past several months, the Company has contacted the owners of a number of collectibles retailers and animation art marketers, several of whom have expressed interest in having their businesses acquired by the Company. The Company currently has no binding agreements to effect any acquisition and is not now engaged in any negotiations to acquire any company. The Company, however, expects that its future acquisitions will be based on criteria such as anticipated return on capital, and the acquisition candidate's opportunities for growth and ability to meet other strategic objectives. Although the Company will consider opportunities to make larger acquisitions, the Company's target candidate for acquisition is expected to have $2 to $5 million in annual sales, demonstrated profitability, and one to four retail locations. The Company's research indicates that there are more collectibles retailers meeting its criteria than there are animation art marketers. To help it identify prospective targets, the Company has retained a consultant with knowledge of the collectibles and animation art industries. See "Certain Transactions -- Transactions Involving Certain Officers, Directors and Stockholders." There can be no assurance that the Company's acquisition program will be successful, and the Company cannot predict when, if ever, it will make its first acquisition after the Offering.

       As  consideration  for future  acquisitions,  the Company  intends to use various  combinations  of  Common  Stock  and cash or,  possibly,  notes.  To facilitate its acquisition strategy, the Company intends to register 2,500,000 additional shares of Common Stock under the Securities Act within 90 days after the closing of this Offering. These shares will be available for use by the Company as consideration for future acquisitions.

       Develop Prototype Store Formats. Although the Company intends to focus initially on acquiring other retailers of collectibles and marketers of animation art, the Company expects to complement its acquisition growth with new store openings. Over the next 12 months, the Company plans to develop two prototype store formats: a "superstore" format of approximately 18,000 square feet, designed for either free-standing or strip mall locations, and a mall-based format, of approximately 1,500 square feet. The Company does not intend to open new stores over the next 12 months.


NATIONAL OPERATING STRATEGY

     Key elements of the Company's national operating strategy include:

       Strengthen and Expand Vendor Relationships. Vendors in the collectibles industry often recognize retailers based on certain volume levels and reputation. At the discretion of vendors, preferred gallery status is awarded to collectibles stores based on factors such as (i) a proven ability to market and sell large quantities of merchandise, (ii) exceptional customer service and (iii) creditworthiness. Many of the Founding Companies have achieved preferred gallery status with key vendors which entitles them to volume discounts, co-op advertising funds, shipping allowances and other benefits. The Company believes that as a leading retailer of collectibles merchandise and a leading marketer of animation art in the United States, it will have a competitive advantage in leveraging its vendor relationships. In addition, as an industry leader, the Company believes that it will be able to establish exclusive relationships with vendors for certain product lines and items which generally lead to increased sales. Certain vendors already have expressed a willingness to develop products, such as porcelain figurines, resin figurines and cels, on an exclusive basis for the Company. As a result of the Acquisitions, the Company believes that certain of the Founding
   Companies will be able to benefit from the vendor relationships that the other Founding Companies have established with each of their individual vendors.

       To ensure that the Company maximizes its relationships with vendors, the Company has hired an executive to oversee and coordinate, among other things, merchandising and vendor relationships. It is anticipated that this executive and the other executive officers of the Company will use the Company's reputation in the collectibles and animation art industries to leverage its vendor relationships.

       Expand and Improve Database Direct Mail, Telemarketing and Internet Marketing Programs. The Founding Companies have developed databases aggregating approximately 210,000 customers. These databases often detail the buying patterns and merchandise preferences of existing and potential customers and enable the Founding Companies to conduct targeted database direct mail, telemarketing and Internet marketing programs. In order to develop a comprehensive marketing program for use on a Company-wide basis, the Company intends to combine and enhance the existing customer databases of its Founding Companies and to introduce database direct mail, telemarketing and Internet marketing programs at Founding Companies and future companies to be acquired which are not utilizing such programs. The Company anticipates that such a program will be developed by mid-1998. All of the Founding Companies which market animation art generate a majority of their sales from database direct mail and telemarketing efforts. The Company believes there are significant opportunities to expand the database direct mail and telemarketing expertise developed by the animation art galleries to its collectibles business. The Company also plans to incorporate on a Company-wide basis the use of certain marketing programs, advertising campaigns, artist signing events and other promotions, which have proved successful at individual Founding Companies.

       Improve Operating Procedures. The Company is currently evaluating several MIS alternatives designed to centralize and monitor the operations of the Founding Companies by auditing sales receipts, accounts payables, payroll, purchases and inventory levels and by implementing centralized cash management operations. The Company also will evaluate implementing appropriate systems, such as Company-wide point-of-sale systems, at its stores. The Company further intends to enhance operations at the store level through improved training programs and incentive systems for experienced managers and corporate-level merchandising to more effectively manage the Company's merchandising decisions, product displays and product assortment. Although in the near term the Company expects to incur higher operating expenses, the Company anticipates that in the future it will achieve long-term economies of scale and enhanced store-level performance as a result of these efforts. The Company also expects to experience benefits of consolidation with respect to improved training practices, its ability to attract and retain qualified personnel and customer service.

       Capitalize on Local Strengths. Notwithstanding the strengths that a national organization can provide, the Company believes that an important factor for success in the collectibles industry is local relationships. By maintaining significant operating autonomy at the local level, the Company intends to capitalize on local strengths, such as name recognition, customer loyalty and service. In addition, the Company anticipates that certain of the principals of the Founding Companies will assist it in establishing and refining practices for Company-wide operations.


COLLECTIBLES STORES

     The Company will sell collectibles merchandise through two superstores, two free-standing retail locations, nine mall-based stores and five upscale strip-mall stores which are located in seven states. The stores range in size from approximately 1,000 to 15,000 square feet of retail space and carry from 1,500 to 13,800 SKUs. Additionally, the Company utilizes database direct mail, telemarketing and the Internet to sell its collectibles merchandise. The Company's porcelain figurines and sculptures are produced by vendors such as Lladro, Goebel U.S.A. (manufacturer of the Hummel product line) and Giuseppe Armani. The resin figurines which the Company sells are obtained from vendors such as Enesco (manufacturer of the Precious Moments and Cherished Teddies product lines). The Company's collectibles stores also sell crystal figurines and functional items, such as crystal vases, produced by vendors such as Swarovski, Waterford, Baccarat, and Lalique. In addition, the Company sells collectible cottages and villages produced by Department 56 (manufacturer of The Original Snow Village and The Heirloom Village Collections product lines).

     Merchandising. Each of the Company's collectibles stores carries a product assortment that is merchandised by product line and vendor and that is selected to provide items that are distinctive and specifically suited to the tastes of its customers. The stores generally carry different but overlapping lines of collectibles merchandise because each store selects merchandise which appeals to the preferences of customers within its area. Although the general categories of the collectibles merchandise stay the same from store to store, individual items within each general product group change to respond to the interests and demands of customers of each store. Consequently, stores such as the Forum Shops at Caesar's that are frequented by customers with more disposable income tend to carry products which retail for prices higher than those carried by stores that serve customers with less disposable income.

     While the price of collectibles ranges from $5 to $25,000, Unity Marketing reported in 1995 that the average collector household spends $500 annually. Stores that target middle income customers carry collectibles merchandise which generally ranges in price from $25 to $250, while stores that target higher income customers carry merchandise which generally ranges in price from $125 to $4,000.

     In selecting a product, the Company considers customer demand for the lines and, in the case of new lines, quality, dependability of delivery and cost. Currently, each Founding Company individually determines which products to purchase. Such purchasing decisions primarily are made by attending shows sponsored by manufacturers, communicating with representatives of manufacturers and participating in test sales of collectibles merchandise. Some of the collectibles stores vary their inventory on a seasonal basis in order to generate more sales related to Christmas and other holidays and occasions. Manufacturers seeking to increase consumer interest occasionally expand or retire certain collectibles within their product lines and produce event pieces such as bridal and Easter pieces, which are occasionally marketed in connection with artist signings to generate excitement about their introduction to the market. Two of the Founding Companies are affiliated with Hallmark and sell greeting cards and Hallmark novelties in addition to collectibles merchandise. To ensure that the Company maximizes its relationships with vendors, the Company has hired an executive to oversee and coordinate, among other things, merchandising and vendor relationships.

     Most of the Company's contemporary collectibles merchandise is manufactured overseas; however, it is purchased directly from the manufacturer's representatives in the United States. The Company purchases collectibles merchandise from over 70 vendors, including Hallmark, sales of which accounted for approximately 9% of the Company's pro forma net sales in Fiscal 1997. Certain suppliers of collectibles merchandise to the Founding Companies, such as Enesco or Department 56, provide in their agreements with such Founding Companies that the vendor will furnish an ongoing supply of products within the vendor's particular production limitations and obligate the vendor to develop point-of-sale material to support the Founding Companies' advertising programs. Pursuant to such agreements, it is the responsibility of the Founding Company to operate at least five days a week or throughout the calendar year, to promote and foster the collectibility status of the vendor's merchandise, to organize promotional events such as "open houses," to purchase certain levels of merchandise or display certain pieces in a series, to adhere to a vendor's pricing schedule and to maintain a satisfactory creditworthiness. A Founding Company's failure to fulfill its obligations to a vendor may entitle the vendor to suspend its supply of collectibles merchandise. Several of the Founding Companies have achieved standards of quality and reputation which qualify them for the preferred gallery status recognized by their important vendors. Such status typically confers benefits such as greater co-op advertising contributions, preferred access to specialized merchandise and increased access to artists for signings and other in-store and off-site special events. The Company makes decisions about purchases of inventory well in advance of the time at which such products are intended to be sold. Significant deviations from projected demand for collectibles merchandise could have a material adverse effect on the Company's financial condition and results of operations. Higher priced collectibles generally are sold on a consignment basis which permits the Company to expand its array of collectibles merchandise without encumbering working capital.

     In order to attract and retain the loyalty of collectibles customers and to position its stores as destination retail locations, certain of the Founding Companies utilize innovative merchandising and display techniques. One of the stores has built a reputation based on entertaining in-store displays which have included a model train, a grind organ and unique displays which highlight a particular vendor's merchandise. Other of the Company's collectibles stores have gained recognition based on their promotional practices, including producing and distributing videotapes of the store's business operations and employing games of chance with prizes corresponding to a vendor's particular collectibles theme.

     Marketing. Currently, the Founding Companies advertise independently of each other, primarily through print advertising and direct mail contacts. Certain of the Founding Companies, namely North Pole City, Little Elegance, Reef Hallmark and Stone's Hallmark, advertise their merchandise in catalogs that are produced by a national collectibles catalog publishing syndicate such as Parade of Gifts and Gift Creations Concepts. Such catalog consortiums allow members to use the published catalog for individual sales purposes. Membership in such catalog consortiums entitles the Company to exclusive pieces produced by Enesco and Department 56. The Company plans to evaluate its use of catalog consortiums in the future, including opportunities for preparing such catalogs itself.

     The Company also participates in loyalty-based marketing programs such as "collector clubs" which reward members with privileges such as access to exclusive member pieces, detailed information about collections and invitations to special events.

     The Company's collectibles stores' databases contain approximately 183,000 customers, often detailing the buying patterns and merchandising preferences of current and potential customers. This extensive database assists the Company in database direct mail and telemarketing programs. Three of the Company's collectibles stores have home pages on the Internet which they use to educate consumers, display samples of their collectibles merchandise, inform customers of upcoming product availability dates and special events and allow customers to place orders. Customers can contact Little

Elegance at www.little-elegance.com, North Pole City at www.northpolecity.com, and Stone's Hallmark at virtualbit.com/stones. Sales over the Internet have not constituted a significant portion of the Company's sales to date.

     Following the Offering, the Company intends to increase its print advertising efforts, including advertising in specialty collectibles magazines and inserting promotional and seasonal sales circulars in local newspapers, and increase its efforts in other media, including radio and television. The Company also intends to initiate programs utilizing its customer database to stimulate additional sales around birthdays and anniversaries, and holidays such as Mother's Day. In addition, the Company also plans to expand promotional events such as artist signings and sponsored charitable activities, which have proven successful at individual Founding Companies.

     Customer Service. The Company's goal is to provide exceptional customer service. The Company generally ships orders within 24 to 72 hours. In addition, the Company places special orders on behalf of its customers with manufacturers for hard-to-find items and notifies its customers of limited edition pieces in advance of their availability in stores. The Company generally accepts returns on its merchandise within 14 to 30 days of sale. All of the Company's stores are open seven days a week. In recognition of the Founding Companies' dedication to customer service and from their commitment and experience in merchandising a particular vendor's collectibles merchandise, the Founding Companies have received numerous titles of distinction such as Boyds Bears Gold Paw (Stone's Hallmark and North Pole City), Cherished Teddies Adoption Center (North Pole City and Stone's Hallmark), Department 56 Gold Key Dealer (Little Elegance, North Pole City, Reef Hallmark and Stone's Hallmark), Fenton Glass Showcase Dealer (Stone's Hallmark), Giuseppe Armani Art Headquarter Store (North Pole
City), Giuseppe Armani Preferred Dealer (Crystal Galleria), Hallmark Gold Crown (Reef Hallmark and Stone's Hallmark), Lladro Millennium Dealer (Crystal Galleria), Lladro Vanguard Dealer (Crystal Palace), Roman Premiere Dealer (Little Elegance and North Pole City) and Swarovski Preferred Dealer (Crystal Galleria). Three of the Founding Companies (Little Elegance, Reef Hallmark and Stone's Hallmark) are among the approximately 40 stores nationwide designated as Precious Moments Century Circle Dealers by Enesco which entitles them to exclusive Precious Moments collectibles pieces.


ANIMATION ART GALLERIES

     The Company's five animation art galleries are each located in or near suburbs of metropolitan areas. These galleries are located in California, New York (2), Pennsylvania and Washington. The Company generates most of its animation art sales through database direct mail and telemarketing operations.

     Merchandising. The Company's animation art galleries carry a wide assortment of animation artwork, including original production cels, limited editions, sericels, model sheets and original drawings. A "cel" is a painting of a character or object on a transparent acetate sheet. An original vintage production cel, which is created by an original drawing, is hand painted and is the final result of the artistic process that creates animation used in the actual film production, whereas limited edition cels although created in the same manner, generally recreate animation scenes from popular animated films for which original production cels are no longer available. Sericels are limited editions that are created by hand painting an image onto a master cel and then produced in large quantities through a printing process. Model sheets are a group of original pencil drawings of animated characters in a variety of poses and expressions. Prices for animation art are typically higher than for contemporary collectibles, beginning at approximately $100 and ranging up to $100,000, with an average sale price of approximately $750. Animation art sales generally are less seasonal than sales of collectibles.

     The Company designs and manufactures limited editions and sericels under license from the owners of popular characters, and purchases original production cels from the studio that created the art, another dealer or a private collector for sale to both retail and wholesale customers. The Company sells on consignment limited edition animation cels created by Virgil Ross, under license from Warner Brothers, featuring classic Warner Brothers' characters such as Bugs Bunny\R, Elmer Fudd\R, Yosemite Sam\R, and Tweety and Sylvester\R in classic scenes. The Company also holds licenses or rights to design, produce and distribute animation art bearing the likeness of The Simpsons\R, Anastasia\R, and Garfield\R, both alone and with certain Norman Rockwell images. The Company's designs for art featuring such licensed characters are generally subject to prior approval by the licensor. Pursuant to an oral understanding, the Company also distributes limited edition comic strip art from Jeff MacNelly (Shoe), Johnny Hart (B.C. and Wizard of Id), Chris Browne (Hagar the Horrible), Bryant Parker (Wizard of Id), Roger Bollen (Animal Crackers), Myron Woldman (Popeye and Betty Boop) and Sidney Harris. The Company has a similar oral understanding with Don Oriolo (Felix the Cat\R). The Company acquires this limited edition comic strip art at discount wholesale prices and in turn distributes it through wholesale and retail sales. There are no written agreements governing these distribution arrangements and, therefore, there can be no assurance that one or more of these distributor arrangements will not be terminated. One of the Founding Companies has been granted an exclusive license by HBO\R Animation to manufacture and sell artwork using material from the first season of Spawn and Spicy City. The Company is an authorized dealer of art produced by Warner Brothers/Hanna-Barbera, Disney and artist Chuck Jones. The Company's authorized dealer agreements can generally be terminated by the other party with or without cause on short notice. Certain of the authorized dealer agreements require the vendor's consent to the
Acquisitions. Although the Company is seeking consents authorizing the Acquisitions where required by the terms of such authorized dealer agreements, there can be no assurance that such consents will be obtained.

     The animation art sold by the Company is produced by the Company under certain licenses or rights with a majority of the art being obtained from the studios or artists that create the art, including Disney and Warner Brothers/Hanna-Barbera. The art is either bought from the artist or studio or is sold by the Company on a consignment basis.

     The Company generates its design ideas by closely collaborating with the studio that licenses the character to be included in the artwork. It generally takes an average of six weeks to create a new piece of original animation art. During this period, the Company's artists, or artists working as independent contractors, generate a prototype design which is thereafter submitted to the artist or animation studio for its approval.

     Marketing. A significant portion of the Company's animation art marketing efforts is conducted through database direct mail, telemarketing and Internet marketing programs, which utilize databases aggregating approximately 27,000 customers. These databases detail the buying patterns and merchandise preferences of current and potential customers and enable the Founding Companies to conduct targeted database direct mail, telemarketing and Internet marketing programs. The Company's animation art marketing efforts also include advertising in newspapers and animation art magazines. While each of the Founding Companies will continue to advertise locally, the Company will evaluate opportunities to consolidate its advertising functions on a national basis. Two of the Company's animation art marketers have home pages on the Internet which they use to educate customers about their animation art and special events. Customers can contact American Royal Arts and Animation USA at www.ara-animation.com and www.animationusa.com, respectively. Sales over the Internet have not constituted a significant portion of the Company's sales to date.

     All of the Founding Companies which market animation art generate a majority of their sales from database direct mail and telemarketing efforts. One of the Company's significant strategies for improved marketing is the consolidation of the databases of the various Founding Companies for comprehensive database direct mail and telemarketing efforts along lines that have proved successful at the Founding Companies where these operations generate significant amounts of sales. The Company believes one of the significant opportunities presented by the consolidation of the Founding Companies is the cross-marketing possibilities to the combined customer databases of the Founding Companies.

     One of the Founding Companies, Filmart, has an agreement with Vista Media, Inc. ("Vista"), a non-affiliated, third party, whereby Filmart receives print, radio and television advertising services from Vista in exchange for providing to Vista consulting services consisting of designing animation characters and business logos, providing art direction for Vista's publications and providing business advice in the animation industry. The agreement expires on August 31, 1998.

     Customer Service. The Company's animation art customer orders generally are shipped within two to four weeks. Once an order is received, the gallery frames, mats and, in some cases, arranges for the artist to personally sign the purchased art. The Company's animation art galleries generally are open six days a week and by appointment. Outbound telemarketing efforts and inbound calls generally occur during store hours.


TRAINING PROGRAMS

     The Company's goal is to provide exceptional customer service. The owners of the Founding Companies either serve as store or gallery managers or seek to hire entrepreneurial managers who are energetic and knowledgeable about the collectibles and animation art industries. Each of the Founding Companies has developed varying levels of training programs. Some of the training programs involve video presentations, utilize material prepared by vendors, consist of vendor-sponsored training conducted by representatives or consist of one-on-one training conducted by managers. As part of its emphasis on customer service, the Company plans to evaluate each Founding Company's training program and develop a Company-wide training program for new hires.


MANAGEMENT INFORMATION SYSTEMS AND CONTROLS

     The Founding Companies currently have a variety of accounting, inventory and financial reporting systems at varying degrees of sophistication, none of which have previously operated on a combined basis. The Company intends to centralize its accounting and financial reporting activities at its headquarters; however, basic accounting activities will continue to be conducted at the regional and local level. The Company will need to coordinate and integrate the information systems hardware and software currently in place at the Founding Companies to ensure that the Company's financial and other information reporting functions are conducted satisfactorily. Failure to successfully develop a consolidated system for reporting such information could have a material adverse effect on the Company's financial condition and results of operations.

     In order to improve operating procedures, the Company initially will focus on developing a centralized system to monitor the operations of the Founding Companies by auditing sales receipts, accounts payables, payroll, purchases and inventory levels and by implementing centralized cash management operations. The Company also will evaluate implementing appropriate systems, such as Company-wide point-of-sale systems, at its stores. The Company further intends to enhance operations at the store level by implementing improved training programs and incentive systems for experienced managers and by creating a corporate-level merchandising function to more effectively manage the Company's merchandising decisions, product displays and product assortment. See "Risk Factors -- Absence of Combined Financial and Operating History; Ability to Integrate Operations," and "-- Management of Growth; Inexperience Managing a Consolidated Company."


COMPETITION

     The collectibles and animation art industries are highly fragmented and competitive. In addition to other collectibles retailers and animation art marketers, the Company competes with mid-to-upscale department stores, home furnishing stores, small specialty import stores, gift stores, card shops, TV shopping, collectors clubs and other gallery and print stores. The Company's animation art galleries compete, in certain cases, with the owners of the licensed characters, including Disney and Warner Brothers, who sell products through their own stores and other marketing channels. Management believes that its stores and galleries compete on the basis of depth and breadth of merchandise assortment and customer service in addition to name recognition and established vendor relationships. In order to maintain the goodwill inherent in the names and reputations of each of the Founding Companies, the Company does not expect to rename the existing stores and galleries; however, over time the Company expects to integrate the Collectibles USA name into existing stores and galleries.

     Many of the Company's competitors are larger and have substantially greater financial, marketing and other resources than the Company. In addition, although the primary points of competition are service and availability of desired merchandise, there can be no assurance that pricing competition will not develop. Other retailing companies with significantly greater capital and other resources than the

Company may enter or expand their operations in the collectibles industry, which could change the competitive dynamics of the industry. In addition, as the Company's animation art licenses and rights expire, it will compete with other marketers of animation art for the right to design, produce and market artistic creations based on the applicable licensed character. Because retailers of collectibles and marketers of animation art products generally do not own the proprietary rights to the products that they sell, the barriers to entry to these industries are not significant. Therefore, there can be no assurance that additional participants will not enter the market or that the Company will be able to compete effectively with such entrants.

     In addition, it is possible that there will be competition to acquire additional businesses if the collectibles or animation art industries undergo broader consolidation. Such competition could lead to higher prices being paid for such companies. The Company believes that its decentralized management strategy and other operating strategies make it an attractive acquiror of other collectibles retailers and animation art marketers. There can be no assurance, however, that the Company's acquisition program will be successful.


LICENSES

     The Company produces some of its animation art under agreements which generally permit the Company to market original production animation cels and original canvas acrylic paintings, and to manufacture and market limited edition cels, lithographs and sericels featuring characters such as Garfield\R, The Simpsons\R and Anastasia\R. The Company's designs for art featuring such licensed characters are generally subject to prior approval by the licensor.

     The Company's license arrangements often require the payment of non-refundable advances and guaranteed minimum royalties. Royalties to the Company's licensors typically range from 30% to 50% of the price at which the art is sold. Minimum guaranteed payments under the Company's license agreements currently aggregate approximately $623,000 through 1999. As a result of increased competition for licenses, the Company may, in the future, be required to pay licensors higher royalties and higher minimum guaranteed payments in order to obtain attractive properties for the development of existing and new product lines.

     The Company's licensing arrangements are limited in scope and duration, authorizing the sale of specified licensed products for a defined period of time, generally two to four years. In connection with the Acquisitions, the Company has extended the term of certain of its licenses such that they expire between March 1998 and September 1999. Pursuant to most of the license agreements, the licensor has agreed to negotiate renewal of the license 90 days before expiration, provided the Company is in compliance with the terms of the license. The license agreements provide that they may be terminated prior to their expiration date under certain circumstances, including the Company's failure to comply with the product approval provisions. The termination, cancellation or inability to renew any existing licensing arrangement, coupled with the inability to develop and enter into new licensing arrangements, could have a material adverse effect on the Company's financial condition and results of operations. The Company believes that it maintains excellent relationships with its licensors.

     The Company's authorized dealer agreements can generally be terminated by the other party with or without cause or on short notice. Termination of any of the Company's authorized dealer agreements could have a material adverse effect on the Company's financial condition and results of operations. Certain of the authorized dealer agreements require the vendor's consent to the Acquisitions. Although the Company is seeking consents authorizing the Acquisitions where required by the terms of its authorized dealer agreements, there can be no assurance that such consents will be obtained. The Company believes it maintains excellent relations with the companies with which it has authorized dealer agreements.


FACILITIES

     The Company maintains 27 facilities consisting of 21 retail locations (which in some cases also contain offices) and six warehouse or distribution facilities (which in some cases also contain offices). All of the Company's facilities are leased. The facilities range in size from approximately 400 square feet to 20,000 square feet and are located in ten states. The Company believes that its facilities are adequate to meet its needs for the foreseeable future. The Company's corporate headquarters currently are located in approximately 1,000 square feet of a leased office space in New York City, New York. Following the consummation of the Offering, the Company intends to relocate its executive offices to Las Vegas, Nevada.

     The Company maintains a significant amount of inventory in order to be assured a sufficient supply of products to its customers. Certain of the Founding Companies currently operate their own warehouses at or near the location of its store or stores to warehouse overflow merchandise. The largest off-site storage facility is approximately 10,500 square feet. As the Company's sales reach certain levels, it may consider combining its off-site storage facilities into a single facility.


EMPLOYEES

     At July 31, 1997, the Company employed 254 persons, of which three were full-time employees at the Company's headquarters, 114 were part-time employees in its retail stores and distribution centers, and 137 were full-time employees in the stores, offices and distribution centers. Of the Company's employees, 30 are dedicated to database direct mail and telemarketing operations. Many other employees are partially engaged in database direct mail and telemarketing activities. During the Company's peak holiday selling season, the Company typically hires additional part-time employees. The employees of the Company are not covered by any collective bargaining agreement. The Company considers its relationship with its employees to be good.


LEGAL PROCEEDINGS

     The Company is not a party to any legal proceeding which could have a material adverse effect on its financial condition and results of operations.

                                   MANAGEMENT

DIRECTORS, OFFICERS AND CONSULTANT

     The following table sets forth information concerning the Company's directors, executive officers and consultants and those persons who will become directors upon consummation of the Offering:

              NAME                  AGE                           POSITION
--------------------------------   -----   -------------------------------------------------------
Ronald P. Rafaloff(1)  .........    49     Chairman of the Board
W. Randolph Ellspermann   ......    50     President and Chief Executive Officer; Director(3)
Shonnie D. Bilin ...............    43     Executive Vice President -- Planning and Development
Vincent J. Browne   ............    60     Executive Vice President -- Mall Operations; President
                                           -- Crystal Galleria and Crystal Palace; Director(3)
Neil J. DePascal, Jr.  .........    48     Executive Vice President and Chief Financial Officer
Roy C. Elwell ..................    41     Executive Vice President -- Corporate Development;
                                           President -- Reef Hallmark; Director(3)
Jerry Gladstone  ...............    37     Executive Vice President -- Marketing; President --
                                           Animation Division; President -- American Royal Arts;
                                           Director(3)
David K. Green   ...............    39     Executive Vice President -- Operations; President --
                                           Collectibles Division; President -- North Pole City;
                                           Director(3)
Susan M. Spiegel ...............    42     President -- Filmart; Director(3)
David J. Stone   ...............    64     President -- Stone's Hallmark; Director(3)
Paul T. Shirley(1)(2)  .........    56     Director(3)
Michael A. Baker ...............    51     Consultant


----------
(1) Member of compensation committee.

(2) Member of audit committee.

(3) Director nominees will become directors of the Company upon consummation of the Offering.

     Ronald P. Rafaloff has served as the Chairman of the Board since June 1996. Ronald P. Rafaloff has been the Chief Executive Officer and a principal owner of RGR Financial Corp., a securities broker-dealer providing investment services to retail, corporate and pension plan clients, since its inception in March 1996. Prior to forming RGR Financial Corp., Ronald P. Rafaloff was a senior vice president at Smith Barney, Inc., a leading investment bank, from October 1992 to June 1996.

     W. Randolph Ellspermann has served as President and Chief Executive Officer since August 1997 and will become a director of the Company upon consummation of the Offering. From January 1997 to August 1997, Mr. Ellspermann was a Senior Vice President of Auto-By-Tel Corporation ("Auto-By-Tel"), an Internet commerce company that markets automotive and auxiliary services in North America. From July 1996 to August 1997, he was the Chief Operating Officer of Auto-By-Tel Acceptance Corporation, a subsidiary of Auto-By-Tel. From November 1993 to June 1996, Mr. Ellspermann was employed by Mark III Industries, a van conversion company, where he last served as Chief Operating Officer and Chief Financial Officer. From June 1986 to June 1993, Mr. Ellspermann was employed by subsidiaries of Securities Pacific Corporation, including five years as Chief Executive Officer of Security Pacific Information Services Corp. and two years as Chief Financial Officer of Security Pacific Auto Finance. Mr. Ellspermann's background also includes 13 years with Ford Motor Company and Ford Motor Credit Company in a variety of finance and management positions. He has been a director and officer of Crystal Galleria since its founding in 1992.

     Shonnie D. Bilin has served as Executive Vice President -- Planning and Development since September 1997. From November 1981 until July 1997, she was employed by Enesco Corporation and has served as Collector's Club Coordinator, Club Executive Director and most recently as Vice President of Collectibles. As Vice President of Collectibles at Enesco, she was responsible for the marketing and promotions of collectibles product lines from November 1981 to July 1997. Ms. Bilin served as a board member of "International Collectibles Expositions" which holds exhibits to introduce new collectibles products."

     Vincent J. Browne will become the Executive Vice President -- Mall Operations and a director of the Company upon consummation of the Offering. He is the President and a director of Crystal Galleria and has served in such capacities since its incorporation in 1992. He is the President and a director of Crystal Palace and has served in such capacities since its incorporation in 1988.

     Neil J. DePascal, Jr. has served as Executive Vice President and Chief Financial Officer of the Company since August 1997. From 1992 to 1997, he served as Treasurer of Owen Healthcare, Inc., a Houston based provider of hospital pharmacy management services. From March 1992 until September 1992, he provided financial consulting services to American Medical Response, Inc. ("AMR"), a Boston based company engaged in the provision of a national ambulance service network, during and immediately following such company's initial public offering. Mr. DePascal is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants.

     Roy C. Elwell will become the Executive Vice President -- Corporate Development and a director of the Company upon consummation of the Offering. He is the President and a director of Reef Hallmark and has served in such capacities since its incorporation in 1984. He currently serves on the Florida District Advisory Board for Hallmark Cards Incorporated. Mr. Elwell served as a member of the Enesco Corporation Retail Advisory Board from January 1990 to December 1990.

     Jerry Gladstone will become the Executive Vice President -- Marketing, the President -- Animation Division and a director of the Company upon consummation of the Offering. He has served in the capacity of President of American Royal Arts since 1984 and is currently a director of American Royal Arts. He recently has been selected by Disney to be a member of its first Preferred Gallery Advisory Board.

     David K. Green will become the Executive Vice President -- Operations, President -- Collectibles Division and a director of the Company upon consummation of the Offering. He is the President and a director of North Pole City and has served in such capacities since its incorporation in 1984. He was a member of the advisory board of Gift Creations Concepts, a collectibles catalog publisher, in 1995.

     Susan M. Spiegel will become a director of the Company upon consummation of the Offering. She is the President and a director of Filmart and has served in such capacities since 1996. Ms. Spiegel founded Animation Art Resources, a private gallery dealing in high-end vintage animation artworks. She served as a member of the Board of Directors of The Philadelphia Art Alliance from 1989 to 1995. Ms. Spiegel served on Disney's Preferred Gallery Council for the Art Editions Division during 1995.

     David J. Stone will become a director of the Company upon consummation of the Offering. He is the President and a director of Stone's Hallmark and has served in that capacity since its incorporation in 1981.

     Paul T. Shirley will become a director of the Company upon consummation of the Offering. He has served as Chief Executive Officer and President of American Medical Response, Inc. since August 1995 and has been a director of AMR since August 1992. From May 1993 to August 1995, he served as Chief Operating Officer of AMR. He also served as Executive Vice President of AMR from August 1992 to August 1995 and as Chief Executive Officer of American Medical Response West from March 1989 until August 1992. From June 1963 until March 1989, he was President of Santa Cruz Ambulance Service.

     Michael A. Baker has served as a consultant to the Company since the Company's inception. In such capacity, he consults with officers and directors of the Company, attends meetings of the Board of Directors and provides guidance concerning management and operation of the Company's business, including potential acquisitions. Mr. Baker was a founder of Allwaste, Inc., a Houston based industrial services company and has served as director since November 1984. Mr. Baker was a founder and director of American Medical Response, Inc. from February 1992 until February 1997. He served from June 1989 to October 1991 as an officer and director of Sanifill, Inc., a Houston based landfill development company founded by Mr. Baker and others. Mr. Baker currently serves as an outside consultant to various private companies.

     The Company intends to appoint an additional independent director within 90 days following consummation of the Offering and it is anticipated that such director will serve on the Company's audit committee. Directors are elected at each annual meeting of stockholders. All officers serve at the discretion of the Board of Directors, subject to terms of their employment agreements, if any. See "-- Employment Agreements."


DIRECTORS' COMPENSATION

     Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company receives a fee of $2,000 for attendance at each Board of Directors meeting and $1,000 for each committee meeting (unless held on the same day as a Board of Directors meeting). Directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses incurred in their capacity as directors of the Company. Each non-employee director receives an option to purchase 40,000 shares of Common Stock upon election to the Board of Directors and an annual grant of an option to purchase 5,000 shares of Common Stock. See "Management -- 1997 Non-Employee Directors' Stock Plan."


EXECUTIVE COMPENSATION

     Collectibles USA was incorporated in January 1996 and, prior to the Offering, did not conduct any operations other than activities related to the Acquisitions and the Offering. Collectibles USA did not pay any compensation prior to January 1997. Collectibles USA's officers received compensation in an aggregate amount of $2,903 in the fiscal year ended January 26, 1997.


EMPLOYMENT AGREEMENTS

     W. Randolph Ellspermann, Shonnie D. Bilin and Neil J. DePascal, Jr.

     In August 1997, Collectibles USA entered into an employment agreement with each of W. Randolph Ellspermann, Shonnie D. Bilin and Neil J. DePascal, Jr. (each individually, an "Executive"), pursuant to which Mr. Ellspermann will serve as President and Chief Executive Officer, Shonnie D. Bilin will serve as Executive Vice President -- Planning and Development and Mr. DePascal will serve as Executive Vice President and Chief Financial Officer of the Company. The initial term of each agreement is for three years. With respect to each such agreement, in the event that either party does not notify the other of his, her or its intention not to renew the employment agreement at least one year prior to the expiration of the initial term, each agreement will automatically be extended thereafter for successive one-year periods. In addition to providing for an annual base salary of $150,000 and a one-time $50,000 bonus for Mr. Ellspermann, an annual base salary of $150,000 and a one-time $17,500 bonus to Ms. Bilin and an annual base salary of $140,000 for Mr. DePascal, each employment agreement provides that it is the intention of the Company to allow participation by the Executive in a to-be-established incentive bonus plan, pursuant to which it is contemplated that officers and key employees will be eligible to receive year-end bonus awards. Pursuant to their respective employment agreements, Mr. Ellspermann, Ms. Bilin and Mr. DePascal (i) have been granted stock options (the "$7 Options") to acquire, respectively, 125,000, 20,000 and 40,000 shares of Common Stock at a $7 exercise price per share and
(ii) concurrently with the consummation of the Offering will be granted additional options (the "Additional Options") to acquire, respectively, 125,000, 40,000 and 100,000 shares of Common Stock at the initial public offering price. The $7 Options are fully vested. The Additional Options vest over a three year period in one-third increments annually.

     Each employment agreement provides that the Executive is generally prohibited, during the term of employment with the Company and for a period of two years thereafter (subject to decrease under certain circumstances), from (i) engaging in activities which are competitive with the Company or its subsidiaries, (ii) soliciting employees of the Company or its subsidiaries away from their employment, (iii) soliciting sales to customers of the Company or its subsidiaries, (iv) soliciting acquisition candidates of the Company on behalf of himself or herself or any competitor for the purpose of acquiring such entity and (v) disclosing information regarding customers of the Company.

     Each employment agreement may be terminated by the Company by reason of the Executive's death or permanent disability, for "cause" with ten days' notice, or without "cause" with 30 days' notice. "Cause" is generally defined as the Executive's (i) willful, material and irreparable breach of the employment agreement, (ii) gross negligence in the performance of material duties, (iii) willful dishonesty or fraud, (iv) conviction of a felony, or (v) chronic alcohol or illegal drug abuse. In the event of a termination for cause or in the event of the Executive's voluntary resignation (except resignations due to a Change of Control as described below) without cause, no severance will be payable, and all of the Executive's unvested stock options will be forfeited to the Company. If the Executive is terminated without cause, (i) the Executive will receive for the remainder of the initial term (which remainder shall not exceed two years) or for one year, whichever is greater, such Executive's base salary (which for Mr. Ellspermann shall be deemed not less than $200,000 per year), and (ii) all such Executive's granted but unvested stock options will immediately vest.

     In the event of a pending "Change in Control" of the Company and either (i) the Company and the Executive have not received, at least five days prior to the anticipated Change in Control, notice from the successor that such successor is willing to assume the Company's obligations under the Executive's employment agreement, or (ii) the Executive elects to terminate the employment agreement at least five days prior to the anticipated Change in Control, then the Change in Control will be deemed to be a termination of the employment agreement by the Company without cause. Under such circumstances, Mr. Ellspermann's severance payment will be three times his base salary at the rate then in effect (deemed not less than $200,000 per year). Each Executive's employment agreement contains a tax gross-up provision, such that the Executive will be reimbursed by the Company or its successor in the event that he or she incurs any excise taxes under Section 4999 of the Internal Revenue Code as a result of the Change in Control.

     A "Change in Control" under the agreements shall be deemed to have occurred if: (i) any person, other than the Company or an employee benefit plan, acquires directly or indirectly Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting securities of the Company which immediately after such acquisition represents at least 50% of the total voting power of the then-outstanding voting securities of the Company, unless the transaction pursuant to which such acquisition is made is approved by at least two-thirds of the Board of Directors; (ii) certain individuals no longer constitute a majority of the members of the Board; (iii) the stockholders of the Company shall approve a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which has been either (x) approved by at least 66% of the members of the Board of Directors or (y) which would result in at least 50% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by at least 50% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or
(iv) stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company's assets.


     Other Key Executives and Employees of the Founding Companies

     The Company has entered into employment agreements with 13 key executives and employees of the Founding Companies which will become effective upon consummation of the Offering. Each of the agreements with the 13 key executives are identical differing only with respect to the position of employment, the compensation level and the term of employment. Set forth below are the identities of the key executives and their position of employment.



           EMPLOYEE                       POSITION OF EMPLOYMENT
------------------------------   -----------------------------------------
     Vincent J. Browne  ......   President of Crystal Galleria
     Roy C. Elwell   .........   President of Reef Hallmark
     Kim A. Elwell   .........   Secretary and Treasurer of Reef Hallmark
     Jerry Gladstone .........   President of American Royal Arts
     David K. Green  .........   President of North Pole City
     Keith N. Holt   .........   President of Little Elegance
     Aron Laikin  ............   Chief Operating Officer of Filmart
     Laine Ross   ............   Vice President of Animation USA
     Susan M. Spiegel   ......   President of Filmart
     Robert St. George  ......   President of Little Elegance
     David J. Stone  .........   President of Stone's Hallmark
     Michael Stone   .........   General Manager of Stone's Hallmark
     David M. Vice   .........   President of Animation USA

     The initial term of each agreement commences on the date of the consummation of the Offering and ends on the third anniversary except in the case of Susan M. Spiegel and Aron Laikin, in which case the agreement ends on the fifth anniversary thereof. With respect to each such agreement, in the event that either party does not notify the other of his, her or its intention not to renew such agreement, the agreement will automatically be extended thereafter for successive one year periods. In addition to the base salaries ranging from $25,000 to $50,000 per annum, the employment agreements provide that it is the intention of the Company to allow participation of the executives in a to-be-established incentive bonus plan, pursuant to which it is contemplated that officers and key employees will be eligible to receive annual bonus amounts, in the discretion of the Board of Directors, in amounts up to a maximum of one hundred percent of the respective employee's base salary.

     The 13 key executives have accepted certain reductions in salaries and benefits such as travel expenses and access to Company cars as a condition of the consummation of the Acquisitions and of such executives' employment with the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Overview." As consideration for such compensation and benefit reductions, the owners and key executives of the Founding Companies have entered into Employment Agreements with the Company and will receive, in the case of the owners, the acquisition consideration consisting of Common Stock and cash and have the opportunity to qualify for incentive options pursuant to one of the Company's stock option plans.

     The employment agreements provide that the executives are generally prohibited, during the term of their employment with the Company and for a period of two years thereafter, from (i) engaging in activities which are competitive with the Company or its subsidiaries, (ii) soliciting employees of the Company or its subsidiaries away from their employment, (iii) soliciting customers of the Company or its subsidiaries and (iv) soliciting acquisition candidates of the Company on behalf of the executive or any competitor for the purpose of acquiring such entity.

     The employment agreements may be terminated by the Company by reason of the death or permanent disability of the executive, for good cause upon ten days' notice, or without cause upon 30 days' notice. Good cause is generally defined as the executive's (i) willful and material breach of the employment agreement,
(ii) gross neglect of material duties, (iii) willful dishonesty or fraud, (iv) conviction of a felony or (v) chronic alcohol or illegal drug abuse. In the event of a termination for good cause or in the event of executive's voluntary resignation without cause, no severance will be payable. In the event of the Company's termination of an executive's employment without cause (i) such executive will be entitled to receive a lump-sum severance payment equal to (a) in the event termination occurs during the initial employment term, $100,000 per year for the greater of the time period remaining under the initial term of the agreement (not to exceed two years) or one year or (b) $100,000 in the event the termination occurs after the initial employment term, and (ii) the time period during which such executive is restricted from competing with the Company will be shortened to one year.

     In the event of a pending  "Change in Control" of the  Company,  and either
(i) the Company and the executive have not received written notice at least five days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor that such successor is willing to assume the Company's obligations under the employment agreement, or (ii) the employee, at his or her sole discretion, elects to terminate the employment agreement at least five days prior to the anticipated closing of such transaction, then the Change in Control will be deemed to be a termination of the employment agreement by the Company without cause, except that (x) if such termination has been effectuated pursuant to clause (i) above, the amount of severance due to the employee would be three times the amount that otherwise would be calculated under such circumstances (as described above), and the restrictive covenants in the employment agreement will not apply, or (y) if such termination has been effectuated pursuant to clause (ii) above, the amount of the employee's severance payment would be two times the amount otherwise calculated, and the restrictive covenants of the employment agreement will all apply for a period of two years from the effective date of termination. Each employment agreement contains a tax gross-up provision, such that the employee will be reimbursed by the Company or its successor in the event that the employee incurs any excise taxes under Section 4999 of the Internal Revenue Code as a result of the Change in Control.

     Each employment  agreement deems a "Change in Control" to have occurred if:
(i) any person, other than the Company or an employee benefit plan, acquires directly or indirectly Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting securities of the Company which immediately after such acquisition represents at least 50% or more of the total voting power of the then-outstanding voting securities of the Company, unless the transaction pursuant to which such acquisition is made is approved by at least two-thirds of the Board of Directors; (ii) certain designated individuals no longer constitute a majority of the members of the Board of Directors; (iii) the stockholders of the Company shall approve a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by at least 75% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or (iv) the stockholders of the Company shall approve a plan of complete liquidation or an agreement for the sale or disposition of all or a substantial portion of the Company's assets (i.e., 50% or more of the total assets of the Company). None of the transactions that occurs in connection with the Offering constitutes a Change in Control.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Ronald P. Rafaloff, the Company's Chairman of the Board of Directors is currently the sole member of the Company's compensation committee and, in such capacity, he participated in deliberations concerning the Company's executive compensation policy during the fiscal year ended January 26, 1997. After the Offering, Paul Shirley will become an additional member of the Company's compensation committee and the Company's executive compensation policy will be established.


1997 LONG-TERM INCENTIVE PLAN

     As of May 1997, the Board of Directors and the Company's stockholders approved the Company's 1997 Long-Term Incentive Plan (the "Plan"). The maximum number of shares of Common Stock that may be awarded pursuant to the Plan may not exceed 15% of the aggregate number of shares of Common Stock outstanding at the time of determination (which maximum will be 930,914 shares upon consummation of the Offering). Awards may be settled in cash, shares, other awards or other property, as determined by the compensation committee of the Board of Directors. The number of shares reserved or deliverable under the Plan (as well as the annual per-participant limit discussed below) is subject to adjustment in the event of stock splits, stock dividends and other extraordinary corporate events.

     The purpose of the Plan is to provide executive officers (including directors who also serve as executive officers), key employees, consultants and other service providers with additional incentive by enabling such persons to acquire or increase their ownership interest in the Company, thereby promoting a closer identity of interests between such persons and the Company's stockholders. Individual awards under the Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"); (ii) stock appreciation rights ("SARs"); (iii) restricted or deferred stock; (iv) dividend equivalents; (v) bonus shares and awards in lieu of Company obligations to pay cash compensation; and (vi) other awards the value of which is based in whole or in part upon the value of the Common Stock. Upon a change of control of the Company (as defined in the Plan), certain conditions and restrictions relating to an award with respect to the exercisability or settlement of such award will lapse.

     The compensation committee has the authority under the Plan, among other things, to: (i) select the officers and other key employees and consultants entitled to receive awards under the Plan; (ii) determine the form of awards, or combinations thereof, and whether such awards are to operate on a tandem basis or in conjunction with other awards; (iii) determine the number of shares of Common Stock or units or rights covered by an award; and (iv) determine the terms and  conditions  of any  awards  granted  under the  Plan,  including  any restrictions or limitations on transfer, any vesting schedules or the acceleration thereof, any forfeiture or termination provisions (or waivers thereof), and the exercise price at which shares of Common Stock may be purchased pursuant to the grant of stock options under the Plan, in its discretion, which discretion includes the ability to set an exercise price that is below the fair market value of the shares of Common Stock covered by such grant at the time of grant. In addition, unless otherwise provided by the compensation committee, all restrictions relating to the continued performance of services and/or the achievement of performance objectives will immediately lapse upon a "change in control" of the Company (as defined in the Plan).

     The number of shares of Common Stock that may be delivered upon exercise of ISOs is limited to 300,000. Shares subject to ISOs will not be deemed delivered if such ISOs are forfeited, expire or otherwise terminate without delivery of the Common Stock to the Plan participant. In addition, no individual may receive awards in any one calendar year relating to more than 150,000 shares of Common Stock.

     The grant of an option or SAR (including a stock-based award in the nature of a purchase right) will create no tax consequences for the grantee or the Company. A grantee will not have taxable income upon exercising an ISO (except that the alternative minimum tax may apply) and the Company will receive no deduction at that time. Upon exercising an option other than an ISO (including a stock-based award in the nature of a purchase right), the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and nonforfeitable stock received. In each case, the Company will be entitled to a deduction equal to the amount recognized as ordinary income by the participant.

     A participant's disposition of shares acquired upon the exercise of an option, SAR or other stock-based award in the nature of a purchase right generally will result in short-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares (or the exercise price of the option in the case of shares acquired by exercise of an ISO and held for the applicable ISO holding periods). Generally, there will be no tax consequences to the Company in connection with a disposition of shares acquired under an option or other award, except that the Company will be entitled to a deduction (and the participant will recognize ordinary taxable income) if shares acquired upon exercise of an ISO are disposed of before the applicable ISO holding periods have been satisfied.

     With respect to awards granted under the Plan that may be settled either in cash or in stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of stock or other property received. The Company will be entitled to a deduction for the same amount. With respect to awards involving stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property become transferable or not subject to a substantial risk of forfeiture. The Company will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant. A participant may elect under section 83(b) of the Internal Revenue Code to be taxed at the time of receipt of shares or other property rather than upon lapse of restrictions on transferability or the substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property he would not be entitled to any tax deduction, including a capital loss, for the value of the shares or property on which he previously paid tax.

     Section 162(m) of the Internal Revenue Code generally disallows a public company's tax deduction for compensation to the chief executive officer and the four other most highly compensated executive officers in excess of $1 million. Compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the corporation that pays it. The Company intends that options granted with an exercise price equal to at least 100% of fair market value of the underlying stock at the date of grant, and other awards the settlement of which is conditioned upon achieving certain performance goals (based on performance criteria described above), will qualify as such "performance-based compensation," although other awards under the Plan may not so qualify.

     The Plan will remain in effect until terminated by the Board of Directors. The Plan may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

     Options to purchase an aggregate of 185,000 shares have been issued under the Plan at an exercise price of $7.00 per share. Concurrently with the consummation of the Offering, the Company will grant options to purchase 290,000 shares of Common Stock, under the Plan at an exercise price equal to the initial public offering price.


1997 NON-EMPLOYEE DIRECTORS' STOCK PLAN

     The Company's 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which was adopted by the Board of Directors and approved by the Company's stockholders as of May 1997, provides for an automatic grant to each non-employee director of an initial option to purchase 40,000 shares of Common Stock upon commencement of the Offering or such person's subsequent initial election to the Board of Directors. In addition, the Directors' Plan provides for an automatic annual grant, after each annual meeting of stockholders following the Offering, to each non-employee director of an option to purchase 5,000 shares of Common Stock; provided, however, that a non-employee director will not be granted an annual option if he or she was granted an initial option during the preceding three months.

     The number of shares to be subject to initial or annual option grants after the first annual meeting of stockholders following the Offering may be changed by the Board of Directors. A total of 250,000 shares of Common Stock are reserved for issuance under the Directors' Plan. The number of shares reserved, as well as the number to be subject to automatically granted options, will be adjusted in the event of stock splits, stock dividends and other extraordinary corporate events.

     Options granted under the Directors' Plan will have an exercise price per share equal to the fair market value of a share at the date of grant. Options will expire at the earlier of ten years after the date of grant or one year after termination of service as a director. Options will become exercisable one year after the date of grant, subject to acceleration by the Board of Directors, and will be forfeited upon termination of service as a director for reasons other than death or disability unless the director served for at least 11 months after the date of grant or the option was otherwise exercisable at the date of termination. In addition, the Directors' Plan permits non-employee directors to elect to receive, in lieu of cash directors' fees, shares or credits representing "deferred shares" to be settled at future dates, as elected by the director. The number of shares or deferred shares received will be equal to the number of shares which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees. Each "deferred share" will be settled by delivery of a share of Common Stock at such time may have been elected by the director prior to the deferral. In addition, unless otherwise provided by the Board, all restrictions relating to the continued performance of services of the directors will immediately lapse upon a (i) "change in control" of the Company (as defined in the Plan), or (ii) with respect to any particular director, the death or permanent disability of such director.

     The grant of options under the Director's Plan will create no tax consequences for the director or the Company. Upon exercising the option, the director must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable stock received. The Company will be entitled to a deduction equal to the amount recognized as ordinary income by the director. A director's disposition of shares acquired upon the exercise of an option generally will result in capital gain or loss measured by the difference between the sale price and the director's tax basis in such shares, and there generally will be no tax consequences to the Company in connection with such disposition of shares. Deferred fees received in the form of the freely transferable shares of Common Stock under the Director's Plan will generally result in taxable income to the director in the year or years in which they are paid to the director based on the fair market value of the shares in the year they are paid. The Company generally will be entitled to a tax deduction at the same time and in the corresponding amount.

                             CERTAIN TRANSACTIONS


     Collectibles USA was initially capitalized in June 1996 by RGR Financial Group LLC ("RGR"), which subscribed for 711,622 shares, Michael A. Baker, who subscribed for 152,490 shares, and Capstone Partners LLC ("Capstone"), which subscribed for 152,490 shares. Each paid consideration of $.10 per share (prior to the Stock Split) and was issued the shares on June 16, 1996. Ronald P. Rafaloff, Chairman of the Board of Directors of the Company, is a partner and a principal owner of RGR.

     In August 1996, Collectibles USA issued the CEFC Note-1 to Collectibles Enterprises Funding Corp., a Delaware corporation ("CEFC"), which is owned by RGR and Capstone. Upon consummation of the Offering, the principal amount of the CEFC Note-1 will become due and payable immediately. No interest is payable on the CEFC Note-1 in the event the Offering is consummated. The Company intends to repay the CEFC Note-1 with a portion of the proceeds of the Offering.

     In August 1996, Collectibles USA also issued the CEFC Note-2 to CEFC. Upon consummation of the Offering, the principal amount of the CEFC Note-2 will become due and payable immediately. No interest is payable on the CEFC Note-2 in the event the Offering is consummated. The Company intends to repay the CEFC Note-2 with a portion of the proceeds of the Offering.

     In June 1997, Collectibles USA issued the CEFC Note-3 to CEFC. Upon consummation of the Offering, the principal amount of the CEFC Note-3 will become due and payable immediately. No interest is payable on the CEFC Note-3 in the event the Offering is consummated. The Company intends to repay the CEFC Note-3 with a portion of the proceeds of the Offering.

     The proceeds of the CEFC Notes, which the Company believes were issued on terms that were as favorable as those that could have been obtained from a disinterested or an unaffiliated third party, were used by Collectibles USA to pay various expenses incurred in connection with its efforts to complete the Acquisitions and effect the Offering.

     On May 12, 1997, Collectibles USA issued to 22 unaffiliated, accredited investors 20,000 shares of its Series A Convertible Preferred Stock, liquidation value $50 per share, for an aggregate consideration of $1.0 million, the proceeds of which were used by the Company to pay various expenses incurred in connection with its efforts to complete the Acquisitions and effect the Offering. Pursuant to the terms of the Series A Convertible Preferred Stock, upon the consummation of the Offering, each share of the Series A Convertible Preferred Stock will automatically convert either (i) into that number of shares of Common Stock, determined by (X) dividing the liquidation value by (Y) an amount equal to 60% of the initial public offering price or, at the option of the holder of the Series A Convertible Preferred Stock, (ii) into that number of shares of Common Stock determined by (X) dividing the liquidation value by (Y) an amount equal to 150% of the initial public offering price and cash in an amount equal to the liquidation value. All but one of the holders of the Series A Convertible Preferred Stock have elected conversion option (ii) in the preceding sentence. As a result, upon consummation of the Offering, the Series A Convertible Preferred Stock will convert into approximately $1.0 million in cash and 67,916 shares of Common Stock. The Company intends to pay the required cash amounts in connection with the conversion of the Series A Convertible Preferred Stock with a portion of the proceeds of the Offering. The Series A Convertible Preferred Stock was issued in reliance on the exemption from registration afforded a private offering made under Section 4(2) of the Securities Act. See "Description of Capital Stock -- Series A Convertible Preferred Stock."

     On May 12, 1997, the Company issued 711,622 shares, 152,490 shares and 152,490 shares of Restricted Vote Common Stock to RGR, Michael A. Baker and Capstone, respectively, in exchange for an identical number of shares of Common Stock issued and sold on June 1996. See "Description of Capital Stock -- Common Stock and Restricted Vote Common Stock."

     Simultaneously with the closing of the Offering, Collectibles USA will acquire by merger all the issued and outstanding capital stock of the Founding Companies, at which time each Founding Company will become a wholly owned subsidiary of the Company. The aggregate consideration that will be paid by Collectibles USA to acquire the Founding Companies consists of approximately $9.2 million in cash and 2,246,996 shares of Common Stock. The Company intends to repay approximately $4.9 million of the estimated outstanding indebtedness as of October 1, 1997 of the Founding Companies

(which includes $486,000 of indebtedness incurred to fund a distribution in May 1997 to the sole stockholder of American Royal Arts representing S Corporation earnings previously taxed to such stockholder), which has been either personally guaranteed by, or is owed directly to, certain stockholders of the Founding Companies or their affiliates. In addition, prior to the Acquisitions certain of the Founding Companies will make S Corporation Distributions of $1.3 million. In order to pay the S Corporation Distributions, the Founding Companies will borrow $1.3 million from existing sources, which will be repaid from the net proceeds of the Offering.

     The following table sets forth the approximate consideration to be paid to the stockholders of the Founding Companies (i) in cash, (ii) in repayment of debt and (iii) in shares of Common Stock, in each case subject to adjustments through the date of the consummation of the Acquisition for changes in the amount of debt outstanding and the amount of S Corporation earnings previously taxed to stockholders of the Founding Companies which has been or will be distributed to such stockholders.


                                 CASH       DEBT       SHARES
                               --------   --------   ----------
                                    (DOLLARS IN THOUSANDS)
Collectibles Stores
---------------------------
 Crystal Galleria  .........   $1,000     $1,745       277,272
 Crystal Palace ............      175        362        62,000
 Little Elegance   .........      400        843        85,000
 North Pole City   .........    1,800        923       359,090
 Reef Hallmark  ............    1,000        662       168,181
 Stone's Hallmark  .........    1,350         37       350,000

Animation Art Galleries
---------------------------
 American Royal Arts  ......    2,814        486       563,636
 Animation USA  ............      600        128       145,454
 Filmart  ..................      100         28       236,363
                               ------     ------     ---------
   TOTAL  ..................   $9,239     $5,214     2,246,996
                               ======     ======     =========


     In addition, prior to consummation of the Acquisitions, Crystal Galleria and Filmart will make distributions of approximately $250,000 and $1,000,000, respectively, representing S Corporation earnings previously taxed to their respective stockholders. The Founding Companies will also distribute approximately $68,000 in net book value of certain non-operating assets less related obligations prior to consummation of the Acquisitions.

     The consummation of each Acquisition is subject to customary conditions. These conditions include, among others, the accuracy on the closing date of the Acquisitions of the representations and warranties of the Founding Companies, their stockholders and of the Company, the performance by each of the parties of their respective covenants, the nonexistence of a material adverse change in the results of operations and the absence of material litigation.

     The agreements relating to the Acquisitions may be terminated under certain circumstances prior to the consummation of the Offering. Specifically, the agreements may be terminated (i) by the mutual consent of the Board of Directors of the Company and each Founding Company; (ii) if the Offering and the Acquisitions are not consummated by October 31, 1997; or (iii) if a material breach or default under the agreements shall exist and is not cured or waived.

     Pursuant to the agreements relating to the Acquisitions, all stockholders of each of the Founding Companies have agreed not to compete with the Company for a period of three years commencing on the date of closing of the Acquisitions.

     Five of the Founding Companies have incurred indebtedness which has been personally guaranteed by its stockholders. At October 1, 1997, the aggregate amount of indebtedness of these Founding Companies that was personally guaranteed was approximately $2.4 million. The Company intends to repay all of such indebtedness upon the consummation of the Offering. See "Use of Proceeds."

COMPANY                  AMOUNT OF DEBT GUARANTEED  GUARANTOR
----------------------- --------------------------- ----------------------------
                              (IN THOUSANDS)
                        ---------------------------
     Crystal Galleria             $  502            Vincent J. Browne
                                                    Paul J. Applegate
                                                    Gary L. Schultz
                                                    W. Randolph Ellspermann
                                                    Carol A. Ellspermann (partial guarantee)
     Crystal Palace                   40            Vincent J. Browne
     North Pole City                 923            David K. Green
     Little Elegance                 400            Jean Holt
                                                    Keith N. Holt
                                                    Carmella Pugliese
                                                    Robert St. George
     Reef Hallmark                   532            Roy C. Elwell
                                                    Kim A. Elwell

                                  ------
       Total                      $2,397
                                  ======

     In connection with the Acquisitions, individuals who will become directors of the Company together with their spouses, will receive consideration for their interests in the Founding Companies, subject to adjustments as described above, as follows:


                                                       REPAYMENT OF           SHARES OF
                                        CASH    DEBT AS OF OCTOBER 1, 1997   COMMON STOCK
                                      -------- ---------------------------- -------------
                                                  (DOLLARS IN THOUSANDS)
      Vincent J. Browne  ............ $  425               $569               131,318
      Roy C. Elwell   ...............  1,000                 --               168,181
      David K. Green  ...............  1,800                 --               359,090
      Jerry Gladstone ...............  2,814                486               563,636
      Susan M. Spiegel   ............     50                 --               118,182
      David J. Stone  ...............  1,350                  6               350,000
      W. Randolph Ellspermann  ......    125                299                34,659


TRANSACTIONS INVOLVING CERTAIN OFFICERS, DIRECTORS AND STOCKHOLDERS

     Consulting Arrangements. The Company has entered into a consulting agreement with RGR whereby, upon the consummation of the Offering, RGR will act as a merger and acquisition advisory consultant to assist the Company in implementing its strategy to acquire additional retailers of collectibles and marketers of animation art and other related consulting services for a term of one year. Pursuant to the terms of the Consulting Agreement, which terms the Company believes are as favorable as could have been obtained from a disinterested third party, RGR will (i) assist the Company in implementing its strategy to acquire additional retailers of collectibles and marketers of animation art, (ii) assist the Company in designing the Company's acquisition program and identifying and evaluating potential acquisition candidates, their operations, historical performance and future prospects and (iii) advise the Company in discussions and negotiations with acquisition candidates. For all services rendered by RGR to the Company, the Company will compensate RGR based upon each acquisition candidate with which an acquisition is consummated. The consideration to be paid to RGR upon consummation of a future acquisition will be 3.2% of the acquisition candidate's pre-tax net income for its most recent fiscal year. RGR is a stockholder of the Company and will, after the Offering, beneficially own 9.8% of the Company's outstanding Common Stock. In addition, Mr. Ronald P. Rafaloff, who is Chairman of the Board of the Company, is a partner and a principal owner of RGR.

     Michael A. Baker has served as consultant to the Company since the Company's inception. In such capacity, he consults with officers and directors of the Company, attends meetings of the Board of Directors and provides guidance concerning management and operation of the Company's business, including potential acquisitions. Upon consummation of the Offering, Mr. Baker will be granted options to acquire 25,000 shares of Common Stock at the initial public offering price.

     Real Property Leases. In connection with the Acquisitions, four of the Founding Companies will renegotiate leases currently in place with former stockholders of the Founding Companies and/or their affiliates. North Pole City leases both of its facilities from David K. Green, the current owner of North Pole City. The combined current monthly rent under such leases is approximately $13,500. Prior to consummation of the Offering, the Company anticipates entering into new leases covering these facilities at a combined monthly rent of $8,300 for a term of five years. Three other facilities of the Company will be leased from former stockholders of the Founding Companies and/or their affiliates at monthly rates ranging from $500 to $1,200. The Company believes that the monthly rental amounts represent the fair market value of the leases.

     Agreement and Release. The Company has entered into an Agreement and Release, dated as of August 8, 1997, with David L. Yankey, a former director and executive officer (the "Officer"), whose employment terminated in June 1997, pursuant to which the Officer (i) will receive within three days of the consummation of the Offering $350,000 as severance payment, (ii) has agreed to transfer 70,000 shares of the 174,580 shares of Common Stock previously owned by him, (iii) has agreed to enter into a 180-day lock-up arrangement with the Underwriters and (iv) has agreed to release the Company (including its current and former officers, directors, shareholders and representatives) and its successors and assigns from any and all claims and demands. The Company also has agreed to release the Officer from any and all claims (other than acts constituting material fraud, theft or a felony) relating to such Officer's employment. To permit the Officer to resell promptly his shares of Common Stock after expiration of the 180-day lock-up period, the Company has agreed to prepare and file, at its cost, a registration statement to effect the registration of such shares.


COMPANY POLICY

     In the future, any transactions with directors, officers, employees or affiliates of the Company are anticipated to be minimal and will, in any case, be approved by a majority of the Board of Directors, including a majority of disinterested members of the Board of Directors.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information with respect to beneficial ownership of the Common Stock as of October 10, 1997, and after giving effect to the Acquisitions and the Offering, by (i) all persons known to the Company to be the beneficial owner of 5% or more thereof, (ii) each director and nominee for director, (iii) each executive officer and (iv) all officers, directors and director nominees as a group. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.



                                                         SHARES BENEFICIALLY OWNED     SHARES BENEFICIALLY OWNED
                                                              BEFORE OFFERING               AFTER OFFERING
                                                        ---------------------------   ---------------------------
                  NAME AND ADDRESS                          NUMBER         PERCENT         NUMBER         PERCENT
-----------------------------------------------------   ---------------   ---------   ----------------   --------
Ronald P. Rafaloff(1)                                      711,622           51.7%        609,306(2)        9.8%
 One Battery Park Plaza, 24th Floor
 New York, NY 10004-1405
W. Randolph Ellspermann                                    165,000(3)        12.0%        199,659(3)        3.2%
 7878 Sea Horn Court
 Las Vegas, NV 89117
Shonnie D. Bilin                                            20,000(4)         1.5%         20,000(4)        0.3%
 744 Clover Hill Court
 Elk Grove Village, IL 60007
Vincent J. Browne                                               --             --         131,318           2.1%
 7878 Sea Horn Court
 Las Vegas, NV 89117
Neil J. DePascal, Jr.                                       70,000(5)         5.1%         70,000(5)        1.1%
 6402 Rippling Hollow Drive
 Spring, TX 77379
Roy C. Elwell                                                   --             --         168,181           2.7%
 1694 South Congress Avenue
 Palm Springs, FL 33461
Jerry Gladstone                                                 --             --         563,636           9.1%
 473 Old Country Road
 Westbury, NY 11590
David K. Green                                                  --             --         359,090           5.8%
 4201 South I-44
 Oklahoma City, OK 73119
Susan M. Spiegel                                                --             --         118,182           1.9%
 118 North Third Street
 Philadelphia, PA 19106
David J. Stone                                                  --             --         350,000           5.6%
 2508 South Alpine Road
 Rockford, IL 61108
Michael A. Baker                                           152,490           11.1%        130,565(2)        2.1%
 3322 Albans
 Houston, TX 77005
Paul T. Shirley                                                 --             --           8,333(6)        0.1%
 2821 S. Parker Road
 Aurora, CO 80014
Capstone Partners LLC                                      152,490           11.1%        130,565(2)        2.1%
 9 East 53rd Street, 3rd Floor
 New York, NY 10019
RGR Financial Group LLC                                    711,622           51.7%        609,306(2)        9.8%
 One Battery Park Plaza, 24th Floor
 New York, NY 10004-1405
David L. Yankey                                            104,580            7.6%        104,580           1.7%
 13500 Country Way
 Los Altos Hills, CA 94022
All officers and directors and director nominees as        966,622           70.2%      2,597,705          40.6%
 a group (11 persons)


----------

(1) Represents 711,622 shares owned by RGR. Mr. Rafaloff is a partner and a principal owner of RGR.
(2) Reflects shares transferred upon consummation of the Offering to certain holders of notes issued by CEFC.
(3) Includes  125,000 shares  issuable upon the exercise of the $7 Options.
(4) Consists of 20,000 shares issuable upon the exercise of the $7 Options.
(5) Includes 40,000 shares issuable upon the exercise of the $7 Options.
(6) To be received upon conversion of subordinated debt issued by an affiliate of the Company that is convertible into previously issued Common Stock. These shares will be restricted stock within the meaning of the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK


GENERAL

     The Company's authorized capital stock consists of 31,200,000 shares of Common Stock, par value $.01 per share, of which 1,200,000 shares are designated as Restricted Vote Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date of this Prospectus, 174,580 shares of Common Stock are outstanding and held of record by three persons, 1,016,602 shares of Restricted Vote Common Stock are outstanding and held of record by three persons and 20,000 shares of Series A Convertible Preferred Stock are outstanding and held of record by 22 persons. After giving effect to the Acquisitions and the Offering, there will be 5,335,658 shares of Common Stock and 870,436 shares of Restricted Vote Common Stock outstanding. The following summary of the terms and provisions of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation (the "Charter") and By-laws, which have been filed as exhibits to the Company's registration statement, of which this Prospectus is a part, and applicable law.


COMMON STOCK AND RESTRICTED VOTE COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. The holders of Restricted Vote Common Stock are entitled to elect one member of the Company's Board of Directors and to four-tenths of a vote for each share held on all other matters on which stockholders are entitled to vote. Holders of Restricted Vote Common Stock are not entitled to vote on the election of any other directors. Any director, or the entire Board of Directors, may be removed at any time, with cause, by a majority of the aggregate number of votes which may be cast by the holders of outstanding shares of Common Stock and Restricted Vote Common Stock entitled to vote for the election of directors. Subject to the rights of any then outstanding shares of Preferred Stock, the holders of Common Stock and Restricted Vote Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. See "Dividend Policy." Holders of Common Stock and holders of Restricted Vote Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock and holders of Restricted Vote Common Stock have no preemptive rights to purchase shares of capital stock of the Company. Shares of Common Stock and Restricted Vote Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company, except as provided in the following paragraph.

     Each share of Restricted Vote Common Stock will automatically convert to Common Stock on a share-for-share basis (i) in the event of a disposition of such share of Restricted Vote Common Stock by the holder thereof (other than a distribution which is a distribution by a holder to its partners or beneficial owners, or a transfer to a related party of such holder (as defined in Sections 267, 707, 318 and/or 4946 of the Internal Revenue Code of 1986)), (ii) in the event any person acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock of the Company, (iii) in the event any person offers to acquire 15% or more of the outstanding shares of Common Stock of the Company or
(iv) earlier, upon the affirmative vote of a majority of the aggregate number of votes which may be cast by the holders of outstanding shares of Common Stock and Restricted Vote Common Stock. After July 1, 1998, the Board of Directors may elect to convert any outstanding shares of Restricted Vote Common Stock into shares of Common Stock in the event 80% or more of the originally outstanding shares of Restricted Vote Common Stock have been previously converted into shares of Common Stock. All outstanding shares of Common Stock and Restricted Vote Common Stock are, and the shares of Common Stock to be issued upon consummation of the Offering and the Acquisitions will be upon payment therefor, fully paid and non-assessable.

     The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "CUSA." The Restricted Vote Common Stock will not be quoted on the Nasdaq National Market.

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's Charter and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. Except for its Series A Convertible Preferred Stock described below, the Company has not issued, and has no current plans to issue, any shares of Preferred Stock of any class or series.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of the Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.


SERIES A CONVERTIBLE PREFERRED STOCK

     In May 1997, the Company sold 20,000 shares of its Series A Convertible Preferred Stock, liquidation value $50 per share, for aggregate consideration of $1.0 million, the proceeds of which were used by the Company to pay various expenses incurred in connection with its efforts to complete the Acquisitions and effect the Offering. Pursuant to the terms of the Series A Convertible Preferred Stock, upon the consummation of the Offering, each share of the Series A Convertible Preferred Stock will automatically convert either (i) into that number of shares of Common Stock, determined by (X) dividing the liquidation value by (Y) an amount equal to 60% of the initial public offering price or, at the option of the holder of the Series A Convertible Preferred Stock, (ii) into that number of shares of Common Stock determined by (X) dividing the liquidation value by (Y) an amount equal to 150% of the initial public offering price and cash in an amount equal to the liquidation value. All but one of the holders of the Series A Convertible Preferred Stock have elected conversion option (ii) in the preceding sentence. As a result, upon consummation of the Offering, the Series A Convertible Preferred Stock will convert into approximately $1.0 million in cash and 67,916 shares of Common Stock. The Company intends to pay the required cash amounts in connection with the conversion of the Series A Convertible Preferred Stock with a portion of the proceeds of the Offering.


STATUTORY BUSINESS COMBINATION PROVISION

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans), or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's Board of Directors and by the holders of at least 66% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A  corporation  may, at its  option,  exclude  itself from the  coverage of
Section 203 by including in its certificate of incorporation or by-laws by action of its stockholders to exempt itself from coverage. The Company has not adopted such an amendment to the Charter or By-laws.


LIMITATION ON DIRECTORS' LIABILITIES

     Pursuant to the Charter and under Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit. The Company intends to obtain directors' and officers' liability insurance prior to consummation of the Offering.


TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is The Bank of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE


     The market price of the Common Stock could be adversely affected by the sale of substantial amounts of Common Stock in the public market. Upon consummation of the Offering, 6,206,094 shares of Common Stock and Restricted Vote Common Stock will be issued and outstanding. All of the 2,700,000 shares sold in the Offering, except for shares acquired by affiliates of the Company, will be freely tradeable. None of the remaining 3,506,094 shares were issued in a transaction registered under the Securities Act, and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration, including the exemption contained in Rule 144 under the Securities Act.

     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or from any affiliate of the Company, the acquiror or subsequent holder thereof may sell, within any three-month period commencing as of the date of this Prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock, or the average weekly trading volume of Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or any affiliate of the Company, a person who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements.

     The Company and its officers and directors have agreed not to, directly or indirectly, offer, issue, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities exercisable for or convertible or exchangeable into Common Stock (the "Securities") for a period of 180 days after the date of this Prospectus (the "Lockup Period") without the prior written consent of Ladenburg Thalmann & Co. Inc., except for the grant of employee stock options by the Company and except that the Company may issue shares of Common Stock (i) in connection with acquisitions, (ii) pursuant to the exercise of options granted under the Company's stock option plans and (iii) upon conversion of the Series A Convertible Preferred Stock and the Restricted Vote Common Stock in accordance with their terms. In addition certain stockholders of the Company designated by the Representatives who beneficially own an aggregate of 1,121,182 shares of Common Stock and the owners of each of the Founding Companies have agreed, subject to certain exceptions, not to, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any Securities for a period of 180 days after the date of this Prospectus without the prior written consent of Ladenburg Thalmann & Co. Inc. After such periods, all of such shares will be eligible for sale in accordance with Rule 144 promulgated under the Securities Act, subject to the volume, holding period and other limitations of Rule 144." See "Underwriting."

     The Company has authorized the issuance of shares of Common Stock in accordance with the terms of the Plan and the Directors' Plan. The maximum number of shares of Common Stock that may be awarded pursuant to the Plan may not exceed 15% of the aggregate number of shares of Common Stock outstanding at the time of determination (which maximum will be 930,914 shares upon consummation of the Offering). Options to purchase an aggregate of 555,000 shares of Common Stock have been granted or will be granted upon consummation of the Offering under the Company's stock option plans. The Company intends to file a registration statement on Form S-8 under the Securities Act registering the issuance of shares upon exercise of options granted under the Plan and the Directors' Plan. As a result, such shares will be eligible for resale in the public market.

     The Company has reserved 270,000 shares of Common Stock for issuance upon exercise of the Representatives' Warrants. The holders of the Representatives' Warrants have certain registration rights. See "Underwriting."

     The Company currently intends to file a registration statement covering 2,500,000 additional shares of Common Stock under the Securities Act for its use in connection with future acquisitions. These shares generally will be freely tradeable after their issuance by persons not affiliated with the Company unless the Company contractually restricts their resale.

     The former stockholders of the Founding Companies who will hold in the aggregate 2,246,996 shares of Common Stock upon consummation of the Offering are entitled to certain rights with respect to the registration of their shares of Common Stock under the Securities Act. None of such persons has rights to include shares of Common Stock for sale in the Offering. If the Company proposes to register any of its securities under the Securities Act, such stockholders are entitled to notice of such registration and are entitled to include, at the Company's expense, all or a portion of their shares therein, subject to certain conditions and subject to the right of any managing underwriter of any such offering to include some or all of the shares for marketing reasons. In addition, certain of such stockholders have certain limited demand registration rights to require the Company to register shares held by them following the second anniversary of the Offering. The Company is also obligated, at its cost, to effect the registration of 104,580 shares of Common Stock held by a former officer of the Company immediately upon expiration of the Lockup Period. See "Certain Transactions -- Transactions Involving Certain Officers, Directors and Stockholders."

     Prior to the Offering, there has been no established trading market for Common Stock, and no predictions can be made as to the effect that sales of Common Stock under Rule 144, pursuant to a registration statement, or otherwise, or the availability of shares of Common Stock for sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could depress the prevailing market price. Such sales may also make it more difficult for the Company to issue or sell equity securities or equity-related securities in the future at a time and price that it deems appropriate. See "Risk Factors -- Potential Effect of Shares Eligible for Future Sale on the Price of the Common Stock."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, the Underwriters named below (the "Underwriters") have, severally and not jointly, agreed, through Ladenburg Thalmann & Co. Inc., EVEREN Securities, Inc. and Stephens Inc., the Representatives of the Underwriters (the "Representatives"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the aggregate number of shares of Common Stock set forth opposite their respective names:



                                                           NUMBER
          NAME OF UNDERWRITERS                            OF SHARES
          --------------------                            ---------
          Ladenburg Thalmann & Co. Inc.  ......
          EVEREN Securities, Inc.  ............
          Stephens Inc.   .....................
                                                          ---------
             Total  ...........................           2,700,000
                                                          =========


     The Underwriters are committed to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below), if any are purchased.

     The Underwriters have advised the Company that they propose to offer all or part of the Common Stock offered hereby directly to the public initially at the price to the public set forth on the cover page of this Prospectus, that they may offer shares to certain dealers at a price which represents a concession of not more than $ per share, and the Underwriters may allow, and such dealers may reallow, a concession of not more than $ per share to certain other dealers. After the commencement of this offering, the price to the public and the concessions may be changed.

     The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 405,000 shares of Common Stock at the same price per share as the initial 2,700,000 shares to be purchased by the Underwriters. The Underwriters may exercise this option only to cover over-allotments, if any. To the extent the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase the same percentage thereof as the percentage of the initial 2,700,000 shares to be purchased by that Underwriter.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company has agreed to issue to the Representatives and their designees, for their own accounts, warrants to purchase an aggregate of 270,000 shares of Common Stock, exercisable during the five-year period commencing on the date of this Prospectus, at a price equal to 120% of the public offering price, subject to adjustment in certain events. The Representatives' Warrants contain certain registration rights relating to the shares issuable thereunder. For the life of the Representatives' Warrants, the Representatives will have the opportunity to profit from a rise in the market price for the Common Stock.

     The Company and its officers and directors have agreed not to, directly or indirectly, offer, issue, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities exercisable for or convertible into or exchangeable into Common Stock (the "Securities"), for a period of 180 days after the date of this Prospectus (the "Lockup Period") without the prior written consent of Ladenburg Thalmann & Co. Inc., except for the grant of employee stock options by the Company and except that the Company may issue shares of Common Stock (i) in connection with acquisitions, (ii) pursuant to the exercise of options granted under the Plan and the Directors' Plan and (iii) upon conversion of the Series A Convertible Preferred Stock and the Restricted Vote Common Stock in accordance with their respective terms. In addition certain stockholders of the Company designated by the Representatives who beneficially own an aggregate of 1,121,182 shares of Common Stock and the owners of each of the Founding
Companies have agreed, subject to certain exceptions, not to, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any Securities for a period of 180 days after the date of this Prospectus without the prior written consent of Ladenburg Thalmann & Co. Inc. After such periods, all of such shares will be eligible for sale in accordance with Rule 144 promulgated under the Securities Act, subject to the volume, holding period and other limitations of Rule 144.

     Prior to the Offering, there has been no public market for the Common Stock. The proposed initial public offering price has been determined by negotiations between the Company and the Representatives. Among the factors considered in such negotiations were the Company's results of operations and financial condition, prospects for the Company and for the industry in which the Company operates, the Company's capital structure and the general condition of the securities market. The estimated offering price set forth on the cover of this Prospectus is subject to change as a result of market conditions and other factors. See "Risk Factors -- No Prior Public Market; Possible Volatility of Stock Price."

     The Company has granted Ladenburg Thalmann & Co. Inc. a right of first refusal, expiring on the second anniversary of the date of this Prospectus, to act as a manager in any future public offering of the Company's equity securities.

     The Representatives have informed the Company that the Underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered hereby and that the Underwriters do not intend to confirm sales of shares to any account over which they exercise discretionary authority.

     The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales of Common Stock in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the Common Stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Common Stock being offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, New York, New York. Certain legal matters will be passed upon for the Underwriters by Fulbright & Jaworksi L.L.P., New York, New York.


                                    EXPERTS

     The audited financial statements included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is included as part of the Registration Statement, does not contain all the information contained in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in the Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, IL 60661, and 7 World Trade Center, Suite 1300, New York, NY 10048 or on the Internet at http://www.sec.gov. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements audited by Arthur Andersen LLP, independent public accountants, and quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                           -----

Collectibles USA, Inc. Unaudited Pro Forma Combined Financial Statements
   Basis of Presentation   .............................................    F-3
   Pro Forma Combined Balance Sheet (unaudited) ........................    F-4
   Pro Forma Combined Statement of Operations
    (unaudited)   ......................................................    F-5
   Notes to Unaudited Pro Forma Combined Financial Statements  .........    F-7
Collectibles USA, Inc.
   Report of Independent Public Accountants  ...........................    F-11
   Balance Sheets ......................................................    F-12
   Statements of Operations   ..........................................    F-13
   Statements of Stockholders' Deficit .................................    F-14
   Statements of Cash Flows   ..........................................    F-15
   Notes to Financial Statements .......................................    F-16
Founding Companies
 American Royal Arts Corp.
   Report of Independent Public Accountants  ...........................    F-21
   Balance Sheets ......................................................    F-22
   Statements of Operations   ..........................................    F-23
   Statements of Stockholder's Equity  .................................    F-24
   Statements of Cash Flows   ..........................................    F-25
   Notes to Financial Statements .......................................    F-26
 Stone's Shops, Inc.
   Report of Independent Public Accountants  ...........................    F-30
   Balance Sheets ......................................................    F-31
   Statements of Operations   ..........................................    F-32
   Statements of Shareholders' Equity  .................................    F-33
   Statements of Cash Flows   ..........................................    F-34
   Notes to Financial Statements .......................................    F-35
 Crystal Galleria, Inc. and Base, Inc.
   Report of Independent Public Accountants  ...........................    F-40
   Combined Balance Sheets .............................................    F-41
   Combined Statements of Operations   .................................    F-42
   Combined Statements of Stockholders' Equity  ........................    F-43
   Combined Statements of Cash Flows   .................................    F-44
   Notes to Consolidated Financial Statements   ........................    F-45
 DKG Enterprises, Inc.
   Report of Independent Public Accountants  ...........................    F-50
   Balance Sheets ......................................................    F-51
   Statements of Operations   ..........................................    F-52
   Statements of Shareholders' Equity  .................................    F-53
   Statements of Cash Flows   ..........................................    F-54
   Notes to Financial Statements .......................................    F-55

                                                           PAGE
                                                          -----
 Elwell Stores, Inc.
   Report of Independent Public Accountants   .........    F-60
   Balance Sheets  ....................................    F-61
   Statements of Operations ...........................    F-62
   Statements of Shareholders' (Deficit) Equity  ......    F-63
   Statements of Cash Flows ...........................    F-64
   Notes to Financial Statements  .....................    F-65
 Animation U.S.A, Inc.
   Report of Independent Public Accountants   .........    F-69
   Balance Sheets  ....................................    F-70
   Statements of Operations ...........................    F-71
   Statements of Shareholders' Equity   ...............    F-72
   Statements of Cash Flows ...........................    F-73
   Notes to Financial Statements  .....................    F-74
 Filmart Productions, Inc.
   Report of Independent Public Accountants   .........    F-78
   Balance Sheets  ....................................    F-79
   Statements of Operations ...........................    F-80
   Statements of Shareholders' Equity   ...............    F-81
   Statements of Cash Flows ...........................    F-82
   Notes to Financial Statements  .....................    F-83

                COLLECTIBLES USA, INC., AND FOUNDING COMPANIES
               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

The following unaudited pro forma combined financial statements give effect to the acquisitions by Collectibles USA, Inc. (Collectibles USA), of the outstanding capital stock of American Royal Arts Corp. (American Royal Arts), Stone's Shops, Inc. (Stone's Hallmark), Crystal Galleria, Inc. and Base, Inc. (Crystal Galleria), DKG Enterprises, Inc. (North Pole City), St. George, Inc. (Little Elegance), Elwell Stores, Inc. (Reef Hallmark), Animation U.S.A., Inc. (Animation USA), Filmart Productions, Inc. (Filmart), Vincent J. Browne, Inc. (Crystal Palace) (together, the Founding Companies). Collectibles USA and the Founding Companies are hereinafter referred to as the Company. These acquisitions (the Acquisitions) will occur simultaneously with the closing of Collectibles USA's initial public offering (the Offering) and will be accounted for using the purchase method of accounting. American Royal Arts, one of the Founding Companies, has been designated the accounting acquiror in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 97 which states that the combining company which receives the largest portion of voting rights in the combined corporation is presumed to be the acquiror for accounting purposes.

To the extent the owners of the Founding Companies have agreed prospectively to reductions in salary and benefits, these reductions have been reflected in the unaudited pro forma combined statements of operations. With respect to other potential cost savings, Collectibles USA has not and cannot quantify these savings until completion of the acquisitions of the Founding Companies. It is anticipated that these savings will be offset by additional costs and expenditures for corporate management and administration, corporate expenses related to being a public company, systems integration and facilities expansion. However because these costs cannot be accurately quantified at this time, they have not been included in the pro forma financial information of Collectibles USA.

The unaudited pro forma combined balance sheet gives effect to the Acquisitions and the Offering as if they had occurred on July 31, 1997. The unaudited pro forma combined statements of operations gives effect to these transactions as if they had occurred on February 1, 1996.

The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what the Company's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of the Company's financial position or results of operations for any future period. Since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.
See "Risk Factors" included elsewhere herein.

                            COLLECTIBLES USA, INC.

               PRO FORMA COMBINED BALANCE SHEET -- JULY 31, 1997

                                  (UNAUDITED)

                                                     COLLECTIBLES     AMERICAN     STONE'S      CRYSTAL       NORTH
                                                          USA        ROYAL ARTS    HALLMARK     GALLERIA    POLE CITY
                                                    --------------- ------------ ------------ ------------ ------------
                         ASSETS
Cash and cash equivalents  ........................ $    182,113    $  237,454     $  319,436   $  164,789   $   13,098
Accounts receivable  ..............................           --       103,450             --        8,143       18,552
Merchandise inventories ...........................           --       562,598      2,930,987    1,217,276    2,526,844
 Prepaid expenses and other current assets .........           --       70,688         36,106       36,649       23,525
                                                    -------------   ----------    -----------  -----------  -----------
 Total current assets   ...........................      182,113       974,190      3,286,529    1,426,857    2,582,019
Property and equipment, net   .....................        7,453        33,616        247,124      631,770      193,302
Other assets, net .................................    3,685,094        96,617             --       15,134        6,802
Goodwill, net  ....................................           --            --             --           --           --
                                                    -------------   ----------    -----------  -----------  -----------
 Total assets  .................................... $  3,874,660    $1,104,423     $3,533,653   $2,073,761   $2,782,123
                                                    =============   ==========    ===========  ===========  ===========
                     LIABILITIES AND
             STOCKHOLDERS' (DEFICIT) EQUITY
Accounts payable and accrued liabilities  ......... $  1,707,801    $  286,139     $1,544,136   $  266,945   $  613,828
Customer deposits .................................           --       338,644         33,911       14,495      188,504
Federal income taxes payable  .....................           --            --             --           --      280,983
Pro forma cash consideration
 due to Founding Companies ........................           --            --             --           --           --
Line of credit ....................................           --            --             --           --      520,000
Payable to related party   ........................           --       486,000          6,010    1,163,168           --
Current maturities of long-term obligations  ......    1,255,000            --         14,400      438,655       33,516
                                                    -------------   ----------    -----------  -----------  -----------
 Total current liabilities ........................    2,962,801     1,110,783      1,598,457    1,883,263    1,636,831
Deferred income taxes   ...........................           --            --        530,456           --        8,103
Long-term obligations, net of current maturities              --            --         28,800      101,782      338,137
Notes payable to stockholders .....................           --            --             --           --           --
                                                    -------------   ----------    -----------  -----------  -----------
 Total liabilities   ..............................    2,962,801     1,110,783      2,157,713    1,985,045    1,983,071
Stockholders' (deficit) equity:
 Preferred stock  .................................    1,000,000            --             --           --           --
 Common stock  ....................................       11,912         1,584          1,000        8,000          500
 Treasury stock   .................................           --      (145,000)            --           --           --
 Additional paid-in capital   .....................    1,297,538            --         39,000           --           --
 Retained (deficit) earnings  .....................   (1,397,591)      137,056      1,335,940       80,716      798,552
                                                    -------------   ----------    -----------  -----------  -----------
 Total stockholders' (deficit) equity  ............      911,859        (6,360)     1,375,940       88,716      799,052
                                                    -------------   ----------    -----------  -----------  -----------
 Total liabilities and stockholders' equity  ...... $  3,874,660    $1,104,423    $ 3,533,653   $2,073,761   $2,782,123
                                                    =============   ==========    ===========  ===========  ===========

                                                       LITTLE        REEF       ANIMATION                  CRYSTAL
                                                      ELEGANCE     HALLMARK        USA        FILMART       PALACE
                                                    ------------ ------------ ------------- ------------ ------------
                          ASSETS
Cash and cash equivalents  ........................  $   53,738  $   90,567    $   28,774     $   36,419  $      --
Accounts receivable  ..............................      12,146          --        49,772        219,559     35,931
Merchandise inventories ...........................   1,502,454     829,871       303,910        372,759    507,623

Prepaid expenses and other current assets .........      20,307       1,873        39,153        624,618        800
                                                     ----------  ----------   -----------    ----------- ----------
 Total current assets   ...........................   1,588,645     922,311       421,609      1,253,355    544,354
Property and equipment, net   .....................     212,548     113,695        66,379         29,120     24,368
Other assets, net .................................     161,320      20,056        26,408         57,727      6,707
Goodwill, net  ....................................          --          --            --             --         --
                                                     ----------  ----------   -----------    ----------- ----------
 Total assets  ....................................  $1,962,513  $1,056,062   $  514,396      $1,340,202  $ 575,429
                                                     ==========  ==========   ===========    =========== ==========
                     LIABILITIES AND
             STOCKHOLDERS' (DEFICIT) EQUITY
Accounts payable and accrued liabilities  .........  $  710,610  $  535,049    $  281,376     $  150,215  $ 199,154
Customer deposits .................................       5,700       5,122        20,066          6,101         --
Federal income taxes payable  .....................          --          --        19,863             --         --
Pro forma cash consideration
 due to Founding Companies ........................          --          --            --             --         --
Line of credit ....................................          --          --            --             --     40,232
Payable to related party   ........................     439,646          --            --         27,752         --
Current maturities of long-term obligations  ......     400,104     305,246       131,051             --         --
                                                     ----------  ----------   -----------    ----------- ----------
 Total current liabilities ........................   1,556,060     845,417       452,356        184,068    239,386
Deferred income taxes   ...........................          --          --            --             --         --
Long-term obligations, net of current maturities          3,000     340,132            --             --         --
Notes payable to stockholders .....................          --          --            --             --    321,697
                                                     ----------  ----------   -----------    ----------- ----------
 Total liabilities   ..............................   1,559,060   1,185,549       452,356        184,068    561,083
Stockholders' (deficit) equity:
 Preferred stock  .................................          --          --            --             --         --
 Common stock  ....................................      27,000         500       192,700             --     45,000
 Treasury stock   .................................          --          --            --             --         --
 Additional paid-in capital   .....................          --      99,275            --             --         --
 Retained (deficit) earnings  .....................     376,453    (229,262)     (130,660)     1,156,134    (30,654)
                                                     ----------  ----------   -----------    ----------- ----------
 Total stockholders' (deficit) equity  ............     403,453    (129,487)       62,040      1,156,134     14,346
                                                     ----------  ----------   -----------    ----------- ----------
 Total liabilities and stockholders' equity  ......  $1,962,513  $1,056,062    $  514,396     $1,340,202  $ 575,429
                                                     ==========  ==========   ===========     ==========  =========

                                                                                                                     PRO FORMA
                                                                     PRO FORMA      PRO FORMA    POST ACQUISITIONS       AS
                                                        TOTAL       ADJUSTMENTS     COMBINED        ADJUSTMENTS       ADJUSTED
                                                    ------------- --------------- ------------- ------------------- ------------
                          ASSETS
Cash and cash equivalents  ........................ $ 1,126,388    $         --     $ 1,126,388    $    5,277,556     $ 6,403,944
Accounts receivable  ..............................     447,553              --         447,553                --         447,553
Merchandise inventories ...........................  10,754,322              --      10,754,322                --      10,754,322
Prepaid expenses and other current assets .........     853,719        (300,000)        553,719                --         553,719
                                                     ----------    ------------     ------------   --------------     -----------
 Total current assets   ...........................  13,181,982        (300,000)     12,881,982         5,277,556      18,159,538
Property and equipment, net   .....................   1,559,375        (106,074)      1,453,301                --       1,453,301
Other assets, net .................................   4,075,865          58,353       4,134,218        (3,685,094)        449,124
Goodwill, net  ....................................          --      23,225,416      23,225,416                --      23,225,416
                                                     ----------    ------------     ------------   --------------     -----------
 Total assets  .................................... $18,817,222    $ 22,877,695     $41,694,917    $    1,592,462     $43,287,379
                                                    ===========    ============     ============   ==============     ===========
                     LIABILITIES AND
             STOCKHOLDERS' (DEFICIT) EQUITY
Accounts payable and accrued liabilities  ......... $6,295,253     $         --     $ 6,295,253    $   (1,672,137)    $ 4,623,116
Customer deposits .................................    612,543               --         612,543                --         612,543
Federal income taxes payable  .....................    300,846               --         300,846                --         300,846
Pro forma cash consideration
 due to Founding Companies ........................         --        9,238,920       9,238,920        (9,238,920)             --
Line of credit ....................................    560,232               --         560,232          (560,232)             --
Payable to related party   ........................  2,122,576               --       2,122,576        (2,122,576)             --
Current maturities of long-term obligations  ......  2,577,972          (37,847)      2,540,125        (2,540,125)             --
                                                    -----------    ------------     ------------   --------------     -----------
 Total current liabilities ........................ 12,469,422        9,201,073      21,670,495       (16,133,990)      5,536,505
Deferred income taxes   ...........................    538,559           28,399         566,958                --         566,958
Long-term obligations, net of current maturities       811,851        1,250,000       2,061,851        (2,061,851)             --
Notes payable to stockholders .....................    321,697               --         321,697          (321,697)             --
                                                    -----------    ------------     ------------   --------------     -----------
 Total liabilities   .............................. 14,141,529       10,479,472      24,621,001       (18,517,538)      6,103,463
Stockholders' (deficit) equity:
 Preferred stock  .................................  1,000,000               --       1,000,000        (1,000,000)             --
 Common stock  ....................................    288,196         (253,814)         34,382            27,679          62,061
 Treasury stock   .................................   (145,000)         145,000              --                --              --
 Additional paid-in capital   .....................  1,435,813       14,466,665      15,902,478        21,082,321      36,984,799
 Retained (deficit) earnings  .....................  2,096,684       (1,959,628)        137,056                --         137,056
                                                    -----------    ------------     ------------   --------------     -----------
 Total stockholders' (deficit) equity  ............  4,675,693       12,398,223      17,073,916        20,110,000      37,183,916
                                                    -----------    ------------     ------------   --------------     -----------
 Total liabilities and stockholders' equity  ...... $18,817,222    $ 22,877,695     $41,694,917    $    1,592,462     $43,287,379
                                                    ===========    ============     ============   ==============     ===========


  See accompanying notes to unaudited pro forma combined financial statements.

                             COLLECTIBLES USA, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED JANUARY 31, 1997

                                  (UNAUDITED)





                                               AMERICAN
                               COLLECTIBLES     ROYAL       STONE'S      CRYSTAL       NORTH        LITTLE
                                   USA           ARTS       HALLMARK     GALLERIA    POLE CITY     ELEGANCE
                              -------------- ------------ ------------ ------------ ------------ ------------
Net sales  .................. $        --    $4,288,612    $4,985,549   $3,727,285  $3,521,373   $2,598,270
Cost of sales ...............          --     1,505,784     2,496,574    1,784,916   1,620,462    1,346,661
                              -----------    ----------    ----------   ----------  ----------   ----------
 Gross profit ...............          --     2,782,828     2,488,975    1,942,369   1,900,911    1,251,609
Selling, general and
 administrative expenses.       1,311,557     1,778,138     2,117,010    1,564,229   1,393,205    1,229,978
Goodwill amortization  ......          --            --            --           --          --           --
                              -----------    ----------    ----------   ----------  ----------   ----------
 Income from operations      . (1,311,557)    1,004,690       371,965      378,140     507,706       21,631
Other (income) expense:
 Interest (income)
 expense   ..................      11,814       (24,027)        2,891      111,389      79,676       76,371
 Other, net   ...............          --            --            --       12,284     (40,343)        (400)
                              -----------    ----------    ----------   ----------  ----------   ----------
Income (loss) before
 income taxes ...............  (1,323,371)    1,028,717       369,074      254,467     468,373      (54,340)
Provision for income taxes.            --            --       193,941           --     233,083          150
                              -----------    ----------    ----------   ----------  ----------   ----------
Net income (loss)   ......... $(1,323,371)   $1,028,717    $  175,133   $  254,467  $  235,290    $ (54,490)
                              ===========    ==========    ==========   ==========  ==========   ==========
Net income per share   ......
Shares used in computing
 net income per share (1).



                                  REEF      ANIMATION                  CRYSTAL                      PRO FORMA
                                HALLMARK       USA        FILMART       PALACE        TOTAL        ADJUSTMENTS
                              ------------ ------------ ------------ ------------ ------------- ----------------
Net sales  ..................  $2,492,809   $1,716,410  $1,445,848    $1,132,782  $25,908,938   $        --
Cost of sales ...............   1,301,468      840,283     497,920       537,265   11,931,333            --
                               ----------   ----------  ----------    ----------  -----------   ------------
 Gross profit ...............   1,191,341      876,127     947,928       595,517   13,977,605            --
Selling, general and
 administrative expenses.....     934,764      845,100     539,178       455,299   12,168,458    (2,242,135)(a)
Goodwill amortization  ......          --           --          --            --           --       580,636 (b)
                               ----------   ----------  ----------    ----------  -----------   -----------
 Income from operations .....     256,577       31,027     408,750       140,218    1,809,147     1,661,499
Other (income) expense:
 Interest (income)
 expense   ..................      48,826        9,349       1,056        29,500      346,845      (359,280)(c)
 Other, net   ...............      11,520           --    (278,866)           --     (295,805)           --
                               ----------   ----------  ----------    ----------  -----------   -----------
Income (loss) before
 income taxes ...............     196,231       21,678     686,560       110,718    1,758,107     2,020,779 (d)
Provision for income taxes.            --        8,944          --            --      436,118     1,363,295
                               ----------   ----------  ----------    ----------  -----------   -----------
Net income (loss)   .........  $  196,231   $   12,734  $  686,560     $ 110,718  $ 1,321,989    $  657,484
                               ==========   ==========  ==========    ==========  ===========   ===========
Net income per share   ......
Shares used in computing
 net income per share (1).

                                PRO FORMA
                                 COMBINED
                                ---------

Net sales  ..................  $25,908,938
Cost of sales ...............   11,931,333
                               -----------
 Gross profit ...............   13,977,605
Selling, general and
 administrative expenses.        9,926,323
Goodwill amortization  ......      580,636
                               -----------
 Income from operations .....    3,470,646
Other (income) expense:
 Interest (income)
 expense   ..................      (12,435)
 Other, net   ...............     (295,805)
                               -----------
Income (loss) before
 income taxes ...............    3,778,886
Provision for income taxes.      1,799,413
                               -----------
Net income (loss)   .........  $ 1,979,473
                               ===========
Net income per share   ......  $       .35
                               ===========
Shares used in computing
 net income per share (1).       5,720,848
                               ===========


  See accompanying notes to unaudited pro forma combined financial statements.

----------

(1) Includes (i) 1,191,182 shares outstanding prior to the Offering, (ii) 2,246,996 shares to be issued to the owners of the Founding Companies, (iii) 67,916 shares to be issued to holders of the Series A Convertible Preferred Stock, (iv) 55,500 shares (determined to be common stock equivalents for purposes of computing earnings per share) of the 185,000 shares issuable upon the exercise of outstanding options and (v) 2,159,254 of the 2,700,000 shares to be sold in the Offering to pay the cash portion of the Acquisition consideration, to pay the S Corporation Distributions, to repay indebtedness of the Founding Companies and to pay expenses of the Offering.

                             COLLECTIBLES USA, INC.

                 PRO FORMA COMBINED STATEMENT OF OPERATIONS


                       FOR SIX MONTHS ENDED JULY 31, 1997

                                   (UNAUDITED)


                                               AMERICAN
                               COLLECTIBLES     ROYAL       STONE'S      CRYSTAL       NORTH        LITTLE
                                   USA           ARTS       HALLMARK     GALLERIA    POLE CITY     ELEGANCE
                              -------------- ------------ ------------ ------------ ------------ -------------
Net sales  ..................   $      --    $2,080,990    $3,201,997   $2,050,079  $1,139,105    $  818,096
Cost of sales ...............          --       695,927     1,659,576      973,374     566,326       436,731
                                ---------    ----------    ----------   ----------  ----------    ----------
 Gross profit ...............          --     1,385,063     1,542,421    1,076,705     572,779       381,365
Selling, general and
 administrative expenses.          50,525       943,920       968,861      867,682     820,852       577,356
Goodwill amortization  ......          --            --            --           --          --            --
                                ---------    ----------    ----------   ----------  ----------    ----------
 Income from operations .....     (50,525)      441,143       573,560      209,023    (248,073)     (195,991)
Other (income) expense:
 Interest (income)
 expense   ..................      23,695        (5,586)          947       76,437      34,694        32,059
 Other, net   ...............          --            --            --           --      (1,389)         (651)
                                ---------    ----------    ----------   ----------  ----------    ----------
Income (loss) before
 income taxes ...............     (74,220)      446,729       572,613      132,586    (281,378)     (227,399)
Provision for income taxes...          --            --       226,927           --    (103,558)          200
                                ---------    ----------    ----------   ----------  ----------    ----------
Net income (loss)   .........   $ (74,220)   $  446,729    $  345,686   $  132,586  $ (177,820)   $ (227,599)
                                =========    ==========    ==========   ==========  ==========    ==========
Net income per share   ......
Shares used in computing
 net income per share (1).

                                  REEF      ANIMATION                 CRYSTAL                   PRO FORMA      PRO FORMA
                                HALLMARK       USA        FILMART      PALACE       TOTAL      ADJUSTMENTS     COMBINED
                              ------------ ----------- ------------- ---------- ------------- ------------- ---------------
Net sales  .................. $1,299,180     $671,603  $  514,504    $516,011   $12,291,565    $       --    $12,291,565
Cost of sales ...............   677,939       255,172     191,233     242,683     5,698,961            --      5,698,961
                              ---------     ---------  ----------    --------   -----------    ----------    -----------
 Gross profit ...............   621,241       416,431     323,271     273,328     6,592,604            --      6,592,604
Selling, general and
 administrative expenses.....   515,539       371,544     300,036     225,015     5,641,330      (208,754)     5,432,576
Goodwill amortization  ......        --            --          --          --            --       290,318        290,318
                              ---------     ---------  ----------    --------   -----------    ----------    -----------
 Income from operations .....   105,702        44,887      23,235      48,313       951,274       (81,564)       869,710
Other (income) expense:
 Interest (income)
 expense   ..................    23,469         5,402        (738)     17,251      207,630       (191,152)        16,478
 Other, net   ...............      (338)           --    (112,500)        (69)    (114,947)            --       (114,947)
                              ---------     ---------  -----------   --------   ----------     ----------    -----------
Income (loss) before
 income taxes ...............    82,571        39,485     136,473      31,131      858,591        109,588        968,179
Provision for income taxes...        --        14,969          --          --      138,537        375,952        514,490
                              ---------     ---------  ----------    --------   ----------     ----------    -----------
Net income (loss)   ......... $  82,571      $ 24,516  $  136,473    $ 31,131   $  720,054     $ (266,364)   $   453,690
                              =========     =========  ==========    ========   ==========     ==========    ===========
Net income per share   ......                                                                                $       .08
                                                                                                             ===========
Shares used in computing
 net income per share (1).                                                                                     5,720,848
                                                                                                            ===========


----------

(1) Includes (i) 1,191,182 shares outstanding prior to the Offering, (ii) 2,246,996 shares to be issued to the owners of the Founding Companies, (iii) 67,916 shares to be issued to holders of the Series A Convertible Preferred Stock, (iv) 55,500 shares (determined to be common stock equivalents for purposes of computing earnings per share) of the 185,000 shares issuable upon the exercise of outstanding options, and (v) 2,159,254 of the 2,700,000 shares to be sold in the Offering to pay the cash portion of the Acquisition consideration, to pay the S Corporation Distributions, to repay indebtedness of the Founding Companies and to pay expenses of the Offering.



  See accompanying notes to unaudited pro forma combined financial statements.

                COLLECTIBLES USA, INC., AND FOUNDING COMPANIES
          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. GENERAL:

Collectibles USA, Inc. (Collectibles USA) was founded to create a national retailer of contemporary collectibles and marketer of animation art. Collectibles USA has conducted no operations to date and will acquire the Founding Companies concurrently with and as a condition to the closing of this Offering. The historical financial statements reflect the financial position and results of operations as follows: Collectibles USA as of July 27, 1997, and for the period from inception (January 18, 1996) through January 26, 1997 and for the twenty-five weeks ended July 27, 1997; American Royal Arts as of July 31, 1997 and the year ended January 31, 1997 and for the six months ended July 31, 1996 and 1997; Stone's Hallmark as of May 31, 1997 and for the year ended November 30, 1996 and for the six months ended May 31, 1996 and 1997; and North Pole City, Crystal Galleria, Little Elegance, Reef Hallmark, Animation USA, Filmart and Crystal Palace as of June 30, 1997 and for the year ended December 31, 1996 and for the six months ended June 30, 1996 and 1997. The audited historical financial statements included elsewhere in this Prospectus have been included in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 80.


2. ACQUISITION OF FOUNDING COMPANIES:

Concurrently and as a condition with the closing of the Offering, Collectibles USA will acquire all of the outstanding capital stock of the Founding Companies. The Acquisitions will be accounted for using the purchase method of accounting with American Royal Arts being treated as the accounting acquiror. The following table sets forth the consideration to be paid (a) in cash and (b) in shares of Common Stock to the stockholders of each of the Founding Companies. For purposes of computing the estimated purchase price for accounting purposes, the value of the shares is determined using an estimated fair value of $7.50 per share, which represents a discount of twenty-five percent from the assumed initial public offering price due to restrictions on the sale and transferability of the shares issued. The estimated purchase price for the acquisitions is based upon preliminary estimates and is subject to certain purchase price adjustments at and following closing. The table does not reflect distributions made or to be made totaling $1.7 million constituting substantially all of the Founding Companies undistributed earnings previously taxed to their stockholders ("S Corporation Distributions").


                                                               SHARES OF
                                            CASH              COMMON STOCK
                                        ---------------       -------------
                                        (IN THOUSANDS)

         American Royal Arts  ......       $2,814                563,636
         Stone's Hallmark  .........        1,350                350,000
         Crystal Galleria  .........        1,000                277,272
         North Pole City   .........        1,800                359,090
         Little Elegance   .........          400                 85,000
         Reef Hallmark  ............        1,000                168,181
         Animation USA  ............          600                145,454
         Filmart  ..................          100                236,363
         Crystal Palace ............          175                 62,000
                                           -------             ---------
          Total   ..................       $9,239              2,246,996
                                           =======             ==========

                COLLECTIBLES USA, INC., AND FOUNDING COMPANIES

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

The following tables summarize unaudited pro forma combined balance sheet adjustments:


                                                                               ADJUSTMENT
                                                              --------------------------------------------   PRO FORMA
                                                                   (A)             (B)           (C)        ADJUSTMENTS
                                                              --------------- ------------- -------------- --------------
                                  ASSETS
Cash and cash equivalents   .................................  $         --    $       --   $        --    $        --
Prepaid and other current assets  ...........................            --            --      (300,000)      (300,000)
Deferred tax asset ..........................................            --            --        58,353         58,353
Property and equipment net  .................................            --      (106,074)           --       (106,074)
Goodwill, net   .............................................            --            --    23,225,416     23,225,416
                                                               ------------    ----------   ------------   ------------
 Total assets   .............................................            --      (106,074)   22,983,769     22,877,695
                                                               ============    ==========   ============   ============
 LIABILITIES AND STOCKHOLDERS'
  (DEFICIT) EQUITY
Current maturities of long-term obligations   ...............            --       (37,847)           --        (37,847)
Pro forma cash consideration due to Founding Companies ......            --            --     9,238,920      9,238,920
Deferred income taxes .......................................            --            --        28,399         28,399
Long-term obligations, net of current maturities ............     1,250,000            --            --      1,250,000
                                                               ------------    ----------   ------------   ------------
 Total liabilities ..........................................     1,250,000       (37,847)    9,267,319     10,479,472
Stockholders' (deficit) equity:
 Series A preferred stock   .................................            --            --            --
 Common stock   .............................................            --            --      (253,814)      (253,814)
 Additional paid-in capital .................................    (1,250,000)           --    15,716,665     14,466,665
 Retained (deficit) earnings   ..............................            --       (68,227)   (1,891,401)    (1,959,628)
 Treasury stock .............................................            --            --       145,000        145,000
                                                               ------------    ----------   ------------   ------------
  Total stockholders' (deficit) equity  .....................    (1,250,000)      (68,227)   13,716,450     12,398,223
                                                               ------------    ----------   ------------   ------------
Total liabilities and stockholders' (deficit) equity   ......  $         --    $ (106,074)  $22,983,769    $22,877,695
                                                               ============    ==========   ============   ============




                                                                                  ADJUSTMENT
                                                               ------------------------------------------------  POST ACQUISITION
                                                                     (D)            (E)              (F)           ADJUSTMENTS
                                                               -------------- ---------------- ---------------- -----------------
                                  ASSETS
Cash and cash equivalents .................................... $20,867,957     $ (6,351,481)    $ (9,238,920)    $   5,277,556
Other current assets   .......................................  (3,685,094)              --               --        (3,685,094)
                                                               ------------    ------------     ------------     -------------
Total assets  ................................................  17,182,863       (6,351,481)      (9,238,920)        1,592,462
                                                               ============    ============     ============     =============
LIABILITIES AND STOCKHOLDERS' (DEFICIT)
 EQUITY
Accounts payable and accrued liabilities .....................  (1,672,137)              --               --        (1,672,137)
Pro forma cash consideration due to founding companies  ......          --               --       (9,238,920)       (9,238,920)
Line of credit   .............................................          --         (560,232)              --          (560,232)
Payable to related parties   .................................          --       (2,122,576)              --        (2,122,576)
Current maturities of long-term obligations ..................  (1,255,000)      (1,285,125)              --        (2,540,125)
                                                               ------------    ------------     ------------     -------------
 Total current liabilities   .................................  (2,927,137)      (3,967,933)      (9,238,920)      (16,133,990)
Long-term obligations, net of current maturities  ............          --       (2,061,851)              --        (2,061,851)
Payable to stockholders   ....................................          --         (321,697)              --          (321,697)
 Total liabilities  ..........................................  (2,927,137)      (6,351,481)      (9,238,920)      (18,517,538)
Stockholders' (deficit) equity:
 Series A preferred stock ....................................  (1,000,000)              --               --        (1,000,000)
 Common stock ................................................      27,679               --               --            27,679
 Additional paid-in capital  .................................  21,082,321               --               --        21,082,321
                                                               ------------    ------------     ------------     -------------
  Total stockholders' (deficit) equity   .....................  20,110,000               --               --        20,110,000
                                                               ------------    ------------     ------------     -------------
Total liabilities and stockholders' (deficit) equity ......... $17,182,863     $ (6,351,481)    $ (9,238,920)    $   1,592,462
                                                               ============    ============     ============     =============

                COLLECTIBLES USA, INC., AND FOUNDING COMPANIES

(a) Records the S Corporation Distributions.

(b) Records  the   distribution  of  certain  assets,   $106,074,   and  related
    obligations, $37,847, to certain stockholders of the Founding Companies, with the difference accounted for as a dividend.

(c) Reflects the combinations of the Founding Companies including: (i) the deferred tax asset of $58,353 for S Corporations, as if each had been treated throughout as a C Corporation; (ii) the reduction of barter receivables of $300,000 to reflect management's estimated future utilization of such receivables; (iii) the creation of $23.2 million of goodwill after allocating the aggregate assets acquired and liabilities assumed as follows:


                             ASSETS                                  (In thousands)
         Cash and cash equivalents ..............................       $   889
         Accounts receivable ....................................           344
         Merchandise inventories   ..............................        10,192
         Prepaid expenses and other current assets   ............           483
                                                                        --------
          Total current assets  .................................        11,908
         Property and equipment, net  ...........................         1,420
         Other assets, net   ....................................         4,038
                                                                        --------
          Total assets ..........................................       $17,366
                                                                        ========
                                       LIABILITIES
         Accounts payable and accrued liabilities ...............       $ 6,009
         Customer deposits   ....................................           274
         Federal income taxes payable ...........................           301
         Line of credit   .......................................           560
         Notes payable to related party  ........................         1,637
         Current maturities of long-term obligations ............         2,540
                                                                        --------
          Total current liabilities   ...........................        11,321
         Deferred income taxes  .................................           567
         Long-term obligations, net of current maturities  ......           812
         Notes payable to stockholders   ........................           322
                                                                        --------
          Total liabilities  ....................................       $13,022
                                                                        ========


    (iv) the liability for cash consideration to be paid of $9.2 million; (v) approximately $1.3 million representing S Corporation Distributions to certain stockholders; and (vi) the issuance of 2,246,996 shares of common stock ($.01 par value) to the stockholders of the Founding Companies at $7.50 per share ($16.9 million).

(d) Records the cash proceeds of $27.0 million from the issuance of shares of Collectibles USA Common Stock net of estimated offerings costs of $5.9 million (based upon an assumed initial public offering price of $10.00 per share and includes the payment of deferred offering costs of $3,685,000 incurred through July 31, 1997). Offering costs consist primarily of underwriting commissions, accounting fees, legal fees and printing expenses.

(e) Reflects the repayment of debt with proceeds from the Offering.

(f) Records the cash portion of the consideration to be paid to the stockholders of the Founding Companies in connection with the Acquisitions.

                 COLLECTIBLES USA, INC., AND FOUNDING COMPANIES

4. UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
   ADJUSTMENTS:

   (a) Reflects the reductions in salaries and benefits to the owners of the Founding Companies to which they have agreed prospectively and certain other adjustments, including the effect of revisions to certain lease agreements between certain owners of the Founding Companies and the reduction in compensation expense relating to the non-recurring, non-cash compensation charge related to Common Stock issued to management.

   (b) Reflects the amortization of goodwill to be recorded as a result of the Acquisitions over a 40 year period.

   (c) Reflects the reduction of interest expense attributed to the repayment of debt with a portion of the net proceeds of the Offering.

   (d) Reflects the incremental provision for federal and state income taxes relating to the statements of operations adjustments and for income taxes as if each S Corporation had been treated throughout the period as a C Corporation.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Collectibles USA, Inc.:


We have audited the accompanying balance sheet of Collectibles USA, Inc. (a Delaware corporation), as of January 26, 1997 and the related statements of operations, stockholders' deficit and cash flows for the period from inception (January 18, 1996) through January 26, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Collectibles USA, Inc., as of January 26, 1997 and the results of its operations and its cash flows for the period from inception (January 18, 1996) through January 26, 1997, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP



Houston, Texas
June 13, 1997

                            COLLECTIBLES USA, INC.

                                 BALANCE SHEET


                                                                     JANUARY 26,        JULY 27,
                                                                         1997             1997
                                                                    --------------   ---------------
                                                                                       (UNAUDITED)
                                       ASSETS
CURRENT ASSETS:
 Cash   .........................................................   $    425,681     $    182,113
 Receivable from affiliate   ....................................        100,000               --
 Prepaid expenses and other current assets  .....................          7,500               --
                                                                    ------------     ------------
   Total current assets   .......................................        533,181          182,113
 Property and equipment, net ....................................             --            7,453
 Deferred offering costs  .......................................        894,096        3,685,094
                                                                    ------------     ------------
   Total assets  ................................................   $  1,427,277     $  3,874,660
                                                                    ============     ============
            LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
 Accrued liabilities   ..........................................   $    586,198     $  1,707,801
 Notes payable-related party ....................................        855,000        1,255,000
                                                                    ------------     ------------
   Total current liabilities ....................................      1,441,198        2,962,801
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' (DEFICIT) EQUITY:
 Preferred Stock, $.01 par, 5,000,000 authorized, none and 20,000 shares of Series A Convertible Preferred Stock issued and
    outstanding, respectively.   ................................             --        1,000,000
 Common Stock, $.01 par, 31,200,000 shares authorized, 1,191,182
   shares issued and outstanding   ..............................         11,912           11,912
 Additional paid-in capital  ....................................      1,297,538        1,297,538
 Deficit   ......................................................     (1,323,371)      (1,397,591)
                                                                    ------------     ------------
   Total stockholders' (deficit) equity  ........................        (13,921)         911,859
                                                                    ------------     ------------
   Total liabilities and stockholders' deficit ..................   $  1,427,277     $  3,874,660
                                                                    ============     ============


   The accompanying notes are an integral part of these financial statements.

                             COLLECTIBLES USA, INC.

                            STATEMENT OF OPERATIONS


                                                          INCEPTION        TWENTY-
                                                         (JANUARY 18,        FIVE
                                                            1996)           WEEKS
                                                           THROUGH          ENDED
                                                         JANUARY 26,       JULY 27,
                                                             1997            1997
                                                        --------------   ------------
                                                                          (UNAUDITED)
NET SALES  ..........................................   $        --       $      --
COST OF SALES    ....................................            --              --
   Gross profit  ....................................            --              --
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES   ......     1,311,557          50,525
                                                        ------------      ---------
Operating loss   ....................................    (1,311,557)        (50,525)
OTHER EXPENSE:
 Interest expense   .................................        11,814          23,695
                                                        ------------      ---------
NET LOSS   ..........................................   $(1,323,371)      $ (74,220)
                                                        ============      =========


   The accompanying notes are an integral part of these financial statements.

                             COLLECTIBLES USA, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT

                                          COMMON STOCK         PREFERRED STOCK     ADDITIONAL                      TOTAL
                                      --------------------- ---------------------   PAID-IN                     STOCKHOLDERS'
                                       SHARES      AMOUNT      SHARES   AMOUNT      CAPITAL        DEFICIT        DEFICIT
                                      ----------- --------- -------- ------------ ------------ --------------- --------------
BALANCE AT INCEPTION
 (JANUARY 18 , 1996)  ...............         --   $    --       --   $       --  $      --     $         --   $        --
 Initial capitalization  ............  1,016,602    10,166       --           --    (10,066)              --           100
 Issuance of management shares ......    174,580     1,746       --           --  1,307,604               --     1,309,350
 Net loss ...........................         --        --       --           --         --       (1,323,371)   (1,323,371)
                                       ----------  --------  -------  ----------- ----------    ------------   ------------
BALANCE AT JANUARY 26, 1997 .........  1,191,182    11,912       --           --  1,297,538       (1,323,371)      (13,921)
 Net loss (unaudited) ...............         --        --       --           --         --          (74,220)      (74,220)
 Issuance of convertible preferred
 stock (unaudited) ..................         --        --   20,000    1,000,000         --               --     1,000,000
                                       ----------  --------  -------  ----------- ----------    ------------   ------------
BALANCE AT JULY 27, 1997
 (unaudited) ........................  1,191,182   $11,912   20,000   $1,000,000  $1,297,538    $ (1,397,591)  $   911,859
                                       ==========  ========  =======  =========== ==========    ============   ============


   The accompanying notes are an integral part of these financial statements.

                             COLLECTIBLES USA, INC.

                            STATEMENT OF CASH FLOWS


                                                                                      TWENTY-FIVE
                                                                        FROM             WEEKS
                                                                    INCEPTION TO         ENDED
                                                                    JANUARY 26,        JULY 27,
                                                                        1997             1997
                                                                   --------------   ---------------
                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ......................................................   $(1,323,371)     $    (74,220)
 Non-cash compensation charge on issuance of management shares.      1,309,350                --
 Adjustments to reconcile net loss to net cash used in operating activities-
   Changes in operating assets and liabilities-
    Change in accounts receivable ..............................      (100,000)          100,000
    Change in prepaid expenses .................................        (7,500)            7,500
    Change in deferred offering costs ..........................      (894,096)       (2,790,998)
    Change in accrued expenses .................................       586,198         1,121,603
                                                                   ------------     ------------
      Net cash used in operating activities ....................      (429,419)       (1,636,115)
                                                                   ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment ...........................            --            (7,453)
                                                                   ------------     ------------
      Net cash used in investing activities ....................            --            (7,453)
                                                                   ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of loan payable ........................       855,000           400,000
 Proceeds from issuance of common stock ........................           100                --
 Proceeds from issuance of preferred stock .....................            --         1,000,000
                                                                   ------------     ------------
      Net cash provided by financing activities  ...............       855,100         1,400,000
                                                                   ------------     ------------
NET INCREASE IN CASH ...........................................       425,681          (243,568)
CASH, beginning of period ......................................            --           425,681
                                                                   ------------     ------------
CASH, end of period ............................................   $   425,681      $    182,113
                                                                   ============     ============


   The accompanying notes are an integral part of these financial statements.

                    COLLECTIBLES USA, INC.
                         NOTES TO FINANCIAL STATEMENTS


1. BUSINESS AND ORGANIZATION:

COLLECTIBLES  USA,  INC.,  A  DELAWARE  CORPORATION  (COLLECTIBLES  USA  OR  THE
COMPANY), WAS FOUNDED IN JANUARY 1996 to form a national retailer of collectibles merchandise and marketer of animation art. Collectibles USA intends to enter into definitive agreements to acquire nine businesses (the Acquisitions), complete an initial public offering (the Offering) of its common stock and, subsequent to the Offering, continue to acquire, through merger or purchase, similar companies to expand its national operations.

Collectibles USA has not conducted any operations, and all activities to date have related to the Offering and the Acquisitions. Collectibles USA did not commence activities related to the Offering until June 1996. All expenditures to date have been funded by the issuance of Series A Convertible Preferred Stock (See Note 6) and promissory notes from Collectibles Enterprises Funding Corp.
(CEFC), an entity under common control founded to obtain and provide financing for the Offering costs incurred by the Company. Collectibles USA is dependent upon the Offering to execute the pending Acquisitions and to repay the promissory notes to CEFC. There is no assurance that the pending Acquisitions will be completed or that Collectibles USA will be able to generate future operating revenues.

The Company's future success is dependent upon a number of factors which include, among others, the ability to integrate operations, reliance on the identification and integration of satisfactory acquisition candidates, reliance on acquisition financing, the ability to manage growth and attract and retain qualified management, dependence on licenses, the need for additional capital, dependence on key collectibles vendors and risks associated with dependence on foreign vendors, competition, and seasonality and quarterly fluctuations.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Interim Financial Information

     The interim financial statements as of July 27, 1997, and for the twenty-five weeks ended July 27, 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results of the entire fiscal year.

     Income Taxes

The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109. Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are received or settled.

The Company has recorded a full valuation allowance against all deferred tax assets due to the uncertainty of ultimate realizability. Accordingly, no income tax benefit has been recorded for current-year losses.

     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                             COLLECTIBLES USA, INC.

     New Accounting Pronouncement

In February 1997, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 128, Earnings Per Share (SFAS No. 128). For the Company, SFAS No. 128 will be effective for the 52/53 week fiscal year ending January 25, 1998, SFAS No. 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share (basic EPS) and diluted earnings per share (diluted EPS). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to fully diluted earnings per share under current accounting rules. The implementation of SFAS No. 128 is not expected to have a material effect on the Company's earnings per share as determined under current accounting rules.


3. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

Accounts payable and accrued expenses consist of the following:


                                                  JANUARY 26,     JULY 27,
                                                     1997           1997

         Accrued professional expenses  ......     $556,992      $1,682,984
         Other accrued liabilities   .........       29,206          24,817
                                                   ---------     -----------
                                                   $586,198      $1,707,801
                                                   =========     ===========



4. NOTES PAYABLE-RELATED PARTY:

CEFC, which is owned by RGR Financial Group, LLC (RGR) and Capstone Partners, LLC (Capstone) was founded to obtain and provide financing for the Offering costs incurred by the Company. In August 1996, the Company issued 5% notes of $300,000 and $555,000 to CEFC, due December 31, 1997. Upon consummation of the Offering, the principal amounts will become due and payable immediately. No interest is due on such amounts in the event the Offering is consummated.

In June 1997, the Company issued to CEFC a $400,000 5% note due December 31, 1997. Upon consumation of the Offering, the principal amount will become due and payable immediately. No interest is due on such amount in the event the Offering is consummated.


5. RELATED-PARTY TRANSACTION:

The Company has entered into a consulting agreement with RGR whereby RGR will act as a merger and acquisition advisory consultant to assist the Company in implementing its strategy to acquire additional retailers of collectibles and marketers of animation art and other related consulting services for a term of one year. The consideration to be paid to RGR upon consummation of a future acquisition will be 3.2% of the acquisition candidate's pre-tax net income for its most recent fiscal year.


6. STOCKHOLDERS' EQUITY:

     Common Stock and Restricted Common Stock

In May 1997, Collectibles USA effected a 1,016.604-for-one stock dividend for each share of common stock (Common Stock) then outstanding and in June 1997, increased the number of authorized shares of Common Stock to 31,200,000 of which 1,200,000 was designated Restricted Common Stock. The effects of the Common Stock dividend have been retroactively reflected in the financial statements and the accompanying notes.

                             COLLECTIBLES USA, INC.

In connection with the organization and initial capitalization of Collectibles USA in June 1996, the Company issued 1,016,602 shares of Common Stock (at $.10 per share prior to the stock split) to RGR, Capstone and an individual who is to become a director upon consummation of the Offering.

In November 1996, the Company issued a total of 174,580 shares of Common Stock at $.01 per share (prior to the stock split). As a result, the Company recorded a non-recurring, non-cash compensation charge of $1.3 million representing the difference between the amount paid for the shares and the deemed fair value of the shares on the date of sale.

In June 1997, RGR, Capstone and an individual who is a consultant to the Company exchanged 1,016,602 shares of Common Stock for an equal number of shares of restricted voting common stock (Restricted Common Stock). The holders of the Restricted Common Stock are entitled to four-tenths of one vote for each share held on all other matters on which they are entitled to vote.

Each share of Restricted Common Stock will automatically convert to Common Stock on a share-for-share basis (i) in the event of a disposition of such share of Restricted Common Stock by the holder thereof (other than a distribution which is a distribution by a holder to its partners or beneficial owners, or a transfer to a related party of such holder (as defined), (ii) in the event any person acquires beneficial ownership of 15% or more of the outstanding shares of Common stock of the Company, (iii) in the event any person offers to acquire 15% or more of the outstanding shares of Common stock of the Company, or (iv) earlier, upon the affirmative vote of a majority of the aggregate number of votes which may be cast by the holder of outstanding shares of Common Stock and Restricted Common Stock.

After July 1, 1998, the Board of Directors may elect to convert any outstanding shares of Restricted Common Stock into shares of Common Stock in the event 80% or more of the originally outstanding shares of Restricted Common Stock have been previously converted into shares of Common Stock.


     Preferred Stock

In May  1997,  the  Company  sold  20,000  shares  of its  Series A  Convertible
Preferred Stock, liquidation value $50 per share (the Series A Convertible Preferred Stock), for an aggregate consideration of $1.0 million the proceeds of which were used by the Company to pay various expenses incurred in connection with its efforts to complete the Acquisitions and effect the Offering. Pursuant to the terms of the Series A Convertible Preferred Stock, upon the consummation of the Offering, each share of the Series A Convertible Preferred Stock will automatically convert either (i) into that number of shares of Common Stock, determined by (X) dividing the liquidation value by (Y) an amount equal to 60% of the initial public offering price or, at the option of the holder of the Series A Convertible Preferred Stock, (ii) into that number of shares of Common Stock determined by (X) dividing the liquidation value by (Y) an amount equal to 150% of the initial public offering price and cash in an amount equal to the liquidation value. All but one of the holders of the Series A Convertible Preferred Stock have elected conversion option (ii) in the preceding sentence. As a result, upon consummation of the Offering, the Series A Preferred Stock will convert into approximately $1.0 million in cash and 67,916 shares of Common Stock (based upon an assumed initial public offering price of $10.00 per share). The Company intends to pay the required cash amounts in connection with the conversion of the Series A Convertible Preferred Stock with a portion of the net proceeds of the Offering.


     Stock Based Compensation

SFAS No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between fair value-based method of accounting for employee stock options or similar equity instruments and the current intrinsic, value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25. Companies electing to remain with the accounting in APB Opinion No. 25 must make

                             COLLECTIBLES USA, INC.

pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements.


     1997 Long-Term Incentive Plan

During May 1997, the Board of Directors and the Company's stockholders approved the Company's 1997 Long-Term Incentive Plan (the Plan). The maximum number of shares of Common Stock that may be awarded pursuant to the Plan may not exceed 15% of the aggregate number of shares of Common Stock outstanding at the time of determination which maximum will be 930,914 shares upon consummation of the Offering. Awards may be settled in cash, shares, other awards or other property, as determined by the compensation committee of the Board of Directors.


     1997 Non-employee Directors' Stock Plan

The Company's 1997 Non-Employee Director's Stock Plan (the Directors' Plan), which was adopted by the Board of Directors and approved by the Company's stockholders in May 1997, provides for the automatic grant to each non-employee director of an initial option to purchase 40,000 shares or such person's subsequent initial election as a director and an automatic annual grant to each non-employee director of an option to purchase 5,000 shares at each annual meeting of stockholders thereafter at which such director is re-elected or remains a director, unless such annual meeting is held within three months of such person's initial option granted. All options will have an exercise price per share equal to the fair market value of the Common Stock on the date of grant and expire on the earlier of ten years from the date of grant or one year after termination of service as a director. Options will become exercisable one year after the date of grant, subject to acceleration by the Board of Directors, and will be forfeited upon termination of service as a director for reasons other than death or disability unless the director served for at least 11 months after the date of grant or the option was otherwise exercisable at the date of termination. The Directors' Plan also permits non-employee directors to elect to receive, in lieu of cash directors' fees, shares or credits representing "deferred shares" at future settlement dates, as selected by the director. The number of shares or deferred shares received will equal the number of shares of Common Stock which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees.


7. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

Wholly owned subsidiaries of Collectibles USA have signed definitive agreements to acquire by merger or share exchange nine companies (the Founding Companies) to be effective with the Offering. The companies to be acquired are Crystal Galleria, Inc. and Base, Inc.; Vincent J. Browne, Inc.; St. George, Inc.; DKG Enterprises, Inc.; Elwell Stores, Inc.; Stone's Shops, Inc.; American Royal Arts Corp.; Animation U.S.A., Inc.; and Filmart Productions Inc. The aggregate consideration that will be paid by Collectibles USA to acquire the Founding Companies is approximately $9.2 million in cash and 2,246,996 shares of Common Stock. In addition, the Company will repay $5.2 million of indebtedness, as of October 1, 1997 (which includes $486,000 of indebtedness incurred to fund a distribution in May 1997 to the sole stockholder of American Royal Arts, representing S Corporation earnings previously taxed to such stockholder), of the Founding Companies.

On June 13, 1997, Collectibles USA filed a registration statement on Form S-1 for the sale of 2,700,000 shares of its Common Stock. See "Risk Factors" included elsewhere herein for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby. The Company has agreed to issue to the representatives of the underwriters and their designees, upon completion of the Offering, warrants covering an aggregate of 270,000 shares of Common Stock. Such

                             COLLECTIBLES USA, INC.

warrants are exercisable during the five-year period commencing on the date of the prospectus relating to the Offering at an exercise price equal to 120% of the initial public offering price. The Company has agreed to grant certain registration rights to the holders of these warrants.

In August 1997, the Company entered into employment agreements with three executives that have an initial expiration date of 2000. The agreements are thereafter automatically renewed for successive twelve-month terms, unless terminated by the Company or the executive. Such agreements provide that, in the case of termination without cause, the employees are entitled to payment of their annual salaries (subject to a minimum amount) for the lesser of the remainder of the term of the agreement or one year. Pursuant to the employment agreements, the executives (i) have been granted stock options to acquire an aggregate of 185,000 shares of Common Stock at an exercise price of $7.00 per share and (ii) will be granted additional stock options to acquire an aggregate of 265,000 shares of Common Stock concurrently with the consummation of the Offering at an exercise price equal to the initial public offering price. In August, the Company recorded a non recurring, non cash compensation charge of approximately $93,000 related to the $7.00 options.

In August 1997, the Company entered into an Agreement and Release with a former director and executive officer (the "Officer"), whose employment terminated in June 1997, pursuant to which the Officer will receive within three days of the consummation of the Offering $350,000 as a severance payment.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To American Royal Arts Corp.:

We have audited the accompanying balance sheets of American Royal Arts Corp. (a Delaware corporation) as of October 31, 1995 and 1996, and January 31, 1997, and the related statements of operations, stockholder's equity and cash flows for each of the three years in the period ended October 31, 1996, and the year ended January 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Royal Arts Corp. as of October 31, 1995 and 1996, and January 31, 1997, and the results of its operations and its cash flows for each of the three years in the period ended October 31, 1996, and the year ended January 31, 1997, in conformity with generally accepted accounting principles.




ARTHUR ANDERSEN LLP


Houston, Texas
March 5, 1997

                           AMERICAN ROYAL ARTS CORP.

                                BALANCE SHEETS






                                                        OCTOBER 31,
                                                 -------------------------  JANUARY 31,    JULY 31,
                                                     1995         1996         1997          1997
                                                 ------------ ------------ ------------- ------------
                                                                                          (UNAUDITED)
                           ASSETS
CURRENT ASSETS:
 Cash ........................................  $  547,990   $  442,364     $  609,523  $  237,454
 Accounts receivable .........................      61,347       50,609         33,712     103,450
 Merchandise inventories .....................     599,713      707,161        611,943     562,598
 Prepaid expenses and other current assets ...      56,789      109,221        105,914      70,688
                                                ----------   ----------     ----------  ----------
   Total current assets ......................   1,265,839    1,309,355      1,361,092     974,190
PROPERTY AND EQUIPMENT, net ..................      27,060       40,283         38,173      33,616
OTHER ASSETS, net ............................     136,635       89,135         82,885      96,617
                                                ----------   ----------     ----------  ----------
   Total assets   ............................  $1,429,534   $1,438,773     $1,482,150  $1,104,423
                                                ==========   ==========     ==========  ==========
LIABILITIES AND STOCKHOLDER'S
 (DEFICIT) EQUITY
CURRENT LIABILITIES:
 Customer deposits   .........................   $ 115,804    $ 355,617     $  334,131   $ 338,644
 Accounts payable and accrued liabilities ....     439,842      386,960        341,254     286,139
 Payable to stockholder ......................       7,268           --             --     486,000
                                                 ---------    ---------     ----------   ---------
   Total current liabilities  ................     562,914      742,577        675,385   1,110,783
COMMITMENTS AND CONTINGENCIES ................
STOCKHOLDER'S (DEFICIT) EQUITY:
 Convertible preferred stock, $100 par, 5,000
   shares authorized, none outstanding .......          --           --             --          --
 Common stock, $.01 par, 1,000,000 shares
   authorized, 158,333.336 shares issued,
   79,166.668 shares outstanding .............       1,584        1,584          1,584       1,584
 Less- Treasury stock, at cost (79,166.668
   shares) ...................................    (145,000)    (145,000)      (145,000)   (145,000)
 Retained earnings ...........................   1,010,036      839,612        950,181     137,056
                                                 ----------   ----------    ----------  ----------
   Total stockholder's (deficit) equity ......     866,620      696,196        806,765      (6,360)
                                                 ----------   ----------    ----------  ----------
   Total liabilities and stockholder's equity   $1,429,534   $1,438,773     $1,482,150  $1,104,423
                                                ==========   ==========     ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                           AMERICAN ROYAL ARTS CORP.

                           STATEMENTS OF OPERATIONS






                                                                           YEAR         SIX MONTHS ENDED
                                        YEAR ENDED OCTOBER 31,            ENDED             JULY 31,
                                --------------------------------------  JANUARY 31, ------------------------
                                    1994         1995         1996         1997         1996        1997
                                ------------ ------------ ------------ ------------ ------------ -----------
                                                                                          (UNAUDITED)
NET SALES .....................  $3,897,785  $4,051,072     $4,121,181   $4,288,612   $2,194,610   $2,080,990
COST OF SALES .................   1,715,025   1,559,918      1,571,068    1,505,784      836,585      695,927
                                 ----------  ----------     ----------   ----------   ----------   ----------
 Gross profit .................   2,182,760   2,491,154      2,550,113    2,782,828    1,358,025    1,385,063
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES .....................   1,587,875   1,759,886      1,763,860    1,778,138      920,218      943,920
                                 ----------  ----------     ----------   ----------   ----------   ----------
 Income from operations .......     594,885     731,268        786,253    1,004,690      437,807      441,143
OTHER INCOME (EXPENSE):
 Interest expense .............          --      (4,602)            --           --           --           --
 Interest income ..............       7,442      22,802         24,184       24,027        6,940        5,586
                                 ----------  ----------     ----------   ----------   ----------   ----------
NET INCOME ....................  $  602,327  $  749,468     $  810,437   $1,028,717   $  444,747   $  446,729
                                 ==========  ==========     ==========   ==========   ==========   ==========


   The accompanying notes are an integral part of these financial statements.

                           AMERICAN ROYAL ARTS CORP.

                      STATEMENTS OF STOCKHOLDER'S EQUITY


                                                COMMON STOCK                                      TOTAL
                                             -------------------   TREASURY       RETAINED     STOCKHOLDERS'
                                              SHARES    AMOUNT       STOCK        EARNINGS        EQUITY
                                             --------- --------- ------------- -------------- --------------
BALANCE AT OCTOBER 31, 1993 ................  158,333   $ 1,584   $       --   $   519,203    $   520,787
 Net income ................................       --        --           --       602,327        602,327
 Distributions .............................       --        --           --      (411,333)      (411,333)
 Purchase of treasury stock ................       --        --     (145,000)           --       (145,000)
                                              -------   -------   ----------   -----------    -----------
BALANCE AT OCTOBER 31, 1994 ................  158,333     1,584     (145,000)      710,197        566,781
 Net income ................................       --        --           --       749,468        749,468
 Distributions .............................       --        --           --      (449,629)      (449,629)
                                              -------   -------   ----------   -----------    -----------
BALANCE AT OCTOBER 31, 1995 ................  158,333     1,584     (145,000)    1,010,036        866,620
 Net income ................................       --        --           --       810,437        810,437
 Distributions .............................       --        --           --      (980,861)      (980,861)
                                              -------   -------   ----------   -----------    -----------
BALANCE AT OCTOBER 31, 1996 ................  158,333     1,584     (145,000)      839,612        696,196
 Net income ................................       --        --           --       431,065        431,065
 Distributions .............................       --        --           --      (320,496)      (320,496)
                                              -------   -------   ----------   -----------    -----------
BALANCE AT JANUARY 31, 1997 ................  158,333     1,584     (145,000)      950,181        806,765
 Net income (unaudited) ....................       --        --           --       446,729        446,729
 Distributions (unaudited) .................       --        --           --    (1,259,854)    (1,259,854)
                                              -------   -------   ----------   -----------    -----------
BALANCE AT JULY 31, 1997 (unaudited) .......  158,333   $ 1,584   $ (145,000)  $   137,056    $    (6,360)
                                              =======   =======   ==========   ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                           AMERICAN ROYAL ARTS CORP.

                           STATEMENTS OF CASH FLOWS

                                                                                    YEAR             SIX MONTHS ENDED
                                                YEAR ENDED OCTOBER 31,              ENDED                JULY 31,
                                        --------------------------------------   JANUARY 31,   -----------------------------
                                            1994         1995         1996          1997           1996           1997
                                        ------------ ------------ ------------ --------------- ------------- ---------------
                                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income ........................... $ 602,327    $ 749,468    $ 810,437     $  1,028,717    $  444,747    $    446,729
 Adjustments to reconcile net income
   to net cash provided by operating
   activities-
   Depreciation and amortization ......     9,583       11,393       58,470           39,346        19,410          18,564
   Changes in operating assets and
    liabilities-
   Accounts receivable ................   (49,826)      76,105       10,738           34,150        14,733         (69,738)
   Merchandise inventories ............   126,103     (164,940)    (107,448)          19,409        63,029          49,345
   Prepaid expenses and other
    current assets ....................   (21,416)     (10,109)     (52,432)         (47,213)        5,486           8,994
   Customer deposits ..................    50,231       62,097      239,813          178,569       192,884           4,513
   Accounts payable and accrued
    liabilities .......................  (134,282)     143,610      (52,882)          13,852       (79,334)        (55,115)
   Other assets .......................  (150,000)      25,350        2,500            2,500            --              --
                                        ---------    ---------    ---------     ------------    ----------    ------------
    Net cash provided by operating
     activities .......................   432,720      892,974      909,196        1,269,330       660,955         403,292
                                        ---------    ---------    ---------     ------------    ----------    ------------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchases of property and
   equipment ..........................   (20,367)      (8,930)     (26,693)         (22,403)      (15,470)         (1,507)
 Proceeds from sale of property and
   equipment ..........................        --        1,195           --               --            --              --
                                        ---------    ---------    ---------     ------------    ----------    ------------
    Net cash used in investing
     activities .......................   (20,367)      (7,735)     (26,693)         (22,403)      (15,470)         (1,507)
                                        ---------    ---------    ---------     ------------    ----------    ------------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from issuance of long-term
   obligations ........................   100,000           --           --               --            --         486,000
 Principal payments on long-term
   obligations ........................        --      (92,732)      (7,268)              --            --              --
 Treasury stock purchased  ............  (145,000)          --           --               --            --              --
 Distributions to stockholder .........  (411,333)    (449,629)    (980,861)      (1,249,986)     (859,361)     (1,259,854)
                                        ---------    ---------    ---------     ------------    ----------    ------------
    Net cash used in financing
     activities .......................  (456,333)    (542,361)    (988,129)      (1,249,986)     (859,361)       (773,854)
                                        ---------    ---------    ---------     ------------    ----------    ------------
NET INCREASE (DECREASE) IN
 CASH .................................   (43,980)     342,878     (105,626)          (3,059)     (213,876)       (372,069)
CASH, beginning of period .............   249,092      205,112      547,990          612,582       612,582         609,523
                                        ---------    ---------    ---------     ------------    ----------    ------------
CASH, end of period  .................. $ 205,112    $ 547,990    $ 442,364     $    609,523    $  398,706    $    237,454
                                        =========    =========    =========     ============    ==========    ============
SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION:
 Cash paid during the period for
   interest ........................... $      --    $   4,602    $      --     $         --    $       --    $         --


   The accompanying notes are an integral part of these financial statements.

                            AMERICAN ROYAL ARTS CORP.

                          NOTES TO FINANCIAL STATEMENTS


1. BUSINESS AND ORGANIZATION:

American Royal Arts Corp. (the Company) is a retail and wholesale marketer specializing in the sale of animation art, including limited editions, production cels, sericels, lithographs and vintage animation. American Royal Arts produces animation art under various license arrangements certain of which are exclusive to it. American Royal Arts has been in operation since 1987 and has one gallery located in Westbury, New York, which also houses its telemarketing operations.

Although the Company's business is not seasonal, sales fluctuations between quarters do occur and are largely the result of the timing and frequency of in-store artists signings and other promotional events.

The Company and its stockholder intend to enter into a definitive agreement with Collectibles USA, Inc. (Collectibles), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Collectibles common stock concurrent with the consummation of the initial public offering of the common stock of Collectibles.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     Merchandise Inventories

Merchandise inventories are stated at the lower of cost or market, determined by the average cost method.


     Property and Equipment

Property and equipment are recorded at cost. Depreciation is determined using the straight-line method based on the estimated useful life of the respective asset. Leasehold improvements are amortized over the shorter of the estimated useful life or the remaining lease term. Expenditures for major renewals and betterments are capitalized while maintenance and repairs are expensed. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statements of operations.


     Other Assets

On October 31, 1994, the Company purchased the stock of a 50 percent stockholder for $45,000 in cash and a note of $100,000 to the former stockholder. In addition, as part of the repurchase of stock, the Company entered into four noncompete agreements with the former stockholder and related parties of the stockholder. The total amount paid under the noncompete agreements was $150,000, which is being amortized over the five-year lives of the agreements.


     Revenue Recognition

The Company recognizes revenue from sales upon delivery of the merchandise to the customer and receipt of payment. Customer deposits consist of collections on layaway sales. Upon receipt of final payment, the item is delivered to the customer and the sale is recorded as revenue.


     Cost of Sales

Cost of sales includes costs of merchandise sold, framing and shipping costs.


     Advertising Expenses

Advertising expenses are expensed in the month incurred. Advertising expenses were approximately $316,000, $258,000, $141,000, $139,000 and $95,000 for the
years ended October 31, 1994, 1995 and 1996, for the year ended January 31, 1997, and for the six months ended July 31, 1997, respectively.

                           AMERICAN ROYAL ARTS CORP.

     Income Taxes

For income tax purposes, the Company and its stockholder have elected to be treated as an S Corporation under the Internal Revenue Code and a similar section in the state code. In accordance with the provisions of such elections, the Company's income and losses were passed through to its stockholder; accordingly, no provision for income taxes has been recorded.


     Fair Value of Financial Instruments

The Company's financial instruments consist of cash, accounts receivable, accounts payable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates.


     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     Interim Financial Information

The interim financial statements as of July 31, 1997, and for the six months ended July 31, 1996 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.


3. PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:


                                              ESTIMATED             OCTOBER 31,
                                             USEFUL LIVES    -------------------------    JANUARY 31,
                                                (YEAR)          1995          1996           1997
                                            --------------   -----------   -----------   ------------
Furniture, fixtures and equipment  ......        5-7         $ 35,142      $ 61,834       $  62,332
Leasehold improvements ..................        3-5           28,148        28,148          28,516
                                                             --------      --------       ---------
                                                               63,290        89,982          90,848
Less- Accumulated depreciation  .........                     (36,230)      (49,699)        (52,675)
                                                             --------      --------       ---------
                                                             $ 27,060      $ 40,283       $  38,173
                                                             ========      ========       =========

                           AMERICAN ROYAL ARTS CORP.

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Other assets consist of the following:

                                                           OCTOBER 31,
                                                     -----------------------    JANUARY 31,
                                                        1995         1996          1997
                                                     ----------   ----------   ------------
Security deposits   ..............................   $ 16,635     $ 14,135       $ 14,135
Restrictive covenants, at cost, net of accumulated
  amortization  of $30,000, $75,000 and $81,250 at
  October 31, 1995 and 1996, and January 31, 1997,
  respectively ...................................    120,000       75,000         68,750
                                                     --------     --------       --------
                                                     $136,635     $ 89,135       $ 82,885
                                                     ========     ========       ========

Accounts payable and accrued liabilities consist of the following:

                                              OCTOBER 31,
                                       -------------------------    JANUARY 31,
                                          1995          1996           1997
                                       -----------   -----------   ------------
Accounts payable, trade ............   $ 288,278     $ 289,288      $ 137,716
Accrued vacation and payroll  ......      26,181        31,604         22,623
Accrued royalties ..................      32,478        20,000         77,618
Other ..............................      92,905        46,068        103,297
                                       ---------     ---------      ---------
                                       $ 439,842     $ 386,960      $ 341,254
                                       =========     =========      =========


5. PAYABLE TO STOCKHOLDER:

At October 31, 1995, the Company had $7,268 payable to a former stockholder, due in monthly principal and interest (at 7 percent) installments of $7,310 over the life of the note. The note was paid in fiscal year 1996.

The loan was collateralized by a security interest in the Company's accounts receivable and inventory.

6. COMMITMENTS AND CONTINGENCIES:

     Lease Obligations

The Company leases its retail facilities under operating leases expiring at various dates through February 2000. Rent expense for the years ended October 31, 1994, 1995 and 1996, and for the year ended January 31, 1997, was approximately $143,000, $170,000, $181,000 and $181,000, respectively. Rent expense for the six months ended July 31, 1997 was $83,000. Future minimum lease payments under noncancelable operating leases are as follows:


            Year ending October 31,
            1997 ..................   $126,996
            1998 ..................     34,168
            1999 ..................     35,868
            2000 ..................     12,148
                                      ---------
                                      $209,180
                                      =========

     Litigation

The Company is subject to legal actions arising in the ordinary course of business. Management does not believe that the outcome of any such legal action would have a material adverse effect on the Company's financial position or results of operations.

                           AMERICAN ROYAL ARTS CORP.

     Consignments

The Company has various consignment arrangements with certain artists to produce and sell certain pieces of art. The consigned inventory is insured by the Company. Under these arrangements, the Company is obligated to pay the artist a royalty on the art sold.


     Distribution Agreements

The Company maintains various distribution agreements with major studio suppliers to purchase and distribute animation art. Some agreements contain minimum annual purchase requirements which the Company had fulfilled as of October 31, 1995 and 1996, and January 31, 1997, respectively. On February 1, 1997, the Company entered into a 15-month distribution agreement to purchase and distribute animated art products with a major studio supplier.


7. SIGNIFICANT SUPPLIERS:

During the year ended October 31, 1995, three suppliers accounted for 56 percent of total inventory purchases. During the year ended October 31, 1996, and for the year ended January 31, 1997, four suppliers accounted for 52 percent of total inventory purchases.


8. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

The Company and its stockholder have entered into a definitive agreement with Collectibles providing for the acquisition of the Company by Collectibles.

During the six months ended July 31, 1997, the Company made a cash distribution of approximately $1.3 million which represents the Company's estimated S Corporation accumulated adjustment account. The Company funded a portion of this distribution through borrowings from the Company's sole stockholder. The borrowings bear interest at an annual rate of six percent and is payable upon the earlier of acquisition of the Company by Collectibles or December 31, 1997.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Stone's Shops, Inc.:

We have audited the accompanying balance sheets of Stone's Shops, Inc. (an Illinois corporation), as of November 30, 1995 and 1996, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stone's Shops, Inc., as of November 30, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1996, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

Houston, Texas
April 19, 1997

                              STONE'S SHOPS, INC.

                                BALANCE SHEETS

                                                                NOVEMBER 30,             AUGUST 31,
                                                        -----------------------------   ------------
                                                            1995            1996            1997
                                                        -------------   -------------   ------------
                                                                                         (UNAUDITED)
                               ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ..........................   $    74,915     $    82,610     $  534,620
 Merchandise inventories  ...........................     2,190,405       2,673,712      2,871,421
 Prepaid expenses and other current assets ..........        42,738          86,681         36,105
                                                        -----------     -----------     ----------
   Total current assets .............................     2,308,058       2,843,003      3,442,146
PROPERTY AND EQUIPMENT, net .........................       273,828         286,837        244,793
OTHER ASSETS net ....................................            --              --         55,680
                                                        -----------     -----------     ----------
   Total assets .....................................   $ 2,581,886     $ 3,129,840     $3,742,619
                                                        ===========     ===========     ==========
           LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Customer deposits ..................................   $    18,518     $    25,946     $   29,850
 Accounts payable and accrued liabilities ...........     1,317,726       1,499,985      1,595,775
 Current maturities of long-term obligations ........        14,400          14,400         14,400
 Payable to shareholder .............................        11,000          30,000          6,010
                                                        -----------     -----------     ----------
   Total current liabilities ........................     1,361,644       1,570,331      1,646,035
LONG-TERM OBLIGATIONS, net of current maturities             43,200          28,800         28,800
DEFERRED INCOME TAXES ...............................       321,921         500,455        530,456
                                                        -----------     -----------     ----------
   Total liabilities ................................     1,726,765       2,099,586      2,205,291
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Common stock, no par value, 10,000 shares
   authorized, 1,000 shares outstanding .............         1,000           1,000          1,000
 Additional paid-in capital .........................        39,000          39,000         39,000
 Retained earnings ..................................       815,121         990,254      1,497,328
                                                        -----------     -----------     ----------
   Total shareholders' equity .......................       855,121       1,030,254      1,537,328
                                                        -----------     -----------     ----------
   Total liabilities and shareholders' equity .......   $ 2,581,886     $ 3,129,840     $3,742,619
                                                        ===========     ===========     ==========


   The accompanying notes are an integral part of these financial statements.

                              STONE'S SHOPS, INC.

                           STATEMENTS OF OPERATIONS

                                                                             NINE MONTHS ENDED AUGUST
                                            YEAR ENDED NOVEMBER 30,                    31,
                                   ----------------------------------------- ------------------------
                                       1994          1995          1996          1996        1997
                                   ------------- ------------- ------------- ------------ -----------
                                                                                   (UNAUDITED)
NET SALES ........................ $ 3,488,838   $ 4,281,040   $ 4,985,549   $3,838,789   $4,332,274
COST OF SALES ....................   1,799,619     2,268,690     2,496,574    1,983,913    2,247,096
                                   -----------   -----------   -----------   ----------   ----------
   Gross profit ..................   1,689,219     2,012,350     2,488,975    1,854,876    2,085,178

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES .........   1,430,695     1,787,457     2,117,010    1,455,162    1,279,355
                                   -----------   -----------   -----------   ----------   ----------
   Income from operations ........     258,524       224,893       371,965      399,714      805,823

OTHER EXPENSE:
Interest expense .................       3,681        10,438         2,891        2,679          945
                                   -----------   -----------   -----------   ----------   ----------
INCOME BEFORE INCOME TAXES .......     254,843       214,455       369,074      397,035      804,878
PROVISION FOR INCOME TAXES .......     146,367       128,101       193,941      208,642      297,804
                                   -----------   -----------   -----------   ----------   ----------
NET INCOME ....................... $   108,476   $    86,354   $   175,133   $  188,393   $  507,074
                                   ===========   ===========   ===========   ==========   ==========


   The accompanying notes are an integral part of these financial statements.

                              STONE'S SHOPS, INC.

                      STATEMENTS OF SHAREHOLDERS' EQUITY

                                           COMMON STOCK        ADDITIONAL                       TOTAL
                                       --------------------     PAID-IN        RETAINED      SHAREHOLDERS'
                                        SHARES     AMOUNTS      CAPITAL        EARNINGS        EARNINGS
                                       --------   ---------   ------------   ------------   --------------
BALANCE AT NOVEMBER 30, 1993 .......     1,000     $ 1,000      $ 39,000     $  620,291      $  660,291
 Net income ........................        --          --            --        108,476         108,476
                                        ------     -------      --------     ----------      ----------
BALANCE AT NOVEMBER 30, 1994  ......     1,000       1,000        39,000        728,767         768,767
 Net income ........................        --          --            --         86,354          86,354
                                        ------     -------      --------     ----------      ----------
BALANCE AT NOVEMBER 30, 1995  ......     1,000       1,000        39,000        815,121         855,121
 Net income ........................        --          --            --        175,133         175,133
                                        ------     -------      --------     ----------      ----------
BALANCE AT NOVEMBER 30, 1996  ......     1,000       1,000        39,000        990,254       1,030,254
 Net income (unaudited) ............        --          --            --        507,074         507,074
                                        ------     -------      --------     ----------      ----------
BALANCE AT AUGUST 31, 1997
 (unaudited)   .....................     1,000     $ 1,000      $ 39,000     $1,497,328      $1,537,328
                                        ======     =======      ========     ==========      ==========


   The accompanying notes are an integral part of these financial statements.

                              STONE'S SHOPS, INC.

                           STATEMENTS OF CASH FLOWS

                                                                                                  NINE MONTHS ENDED AUGUST
                                                                      NOVEMBER 30,                           31,
                                                         --------------------------------------- ---------------------------
                                                             1994         1995          1996         1996          1997
                                                         ------------ ------------- ------------ ------------- -------------
                                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ............................................ $ 108,476     $   86,354   $ 175,133     $  188,393    $  507,074
 Adjustments to reconcile net income to net cash
  provided by operating activities- ....................
  Depreciation and amortization ........................    40,032         55,800      63,467         29,207        57,220
  Loss on sale of assets ...............................        --             --       9,765             --            --
  Changes in operating assets and liabilities- .........
  Merchandise inventories ..............................  (383,742)      (540,902)   (483,307)      (633,524)     (197,709)
  Prepaid expenses and other current assets ............    31,812         (7,726)    (43,943)         6,800        50,576
  Other Assets .........................................        --             --          --             --       (55,680)
  Customer deposits ....................................     3,779          5,291       7,428         (8,822)        3,904
  Accounts payable and accrued liabilities .............   116,900        443,413     182,259        162,741        95,790
  Deferred income taxes ................................   126,208        109,366     178,534        208,535        30,001
                                                         ---------     ----------   ---------     ----------    ----------
   Net cash provided by operating activities ...........    43,465        151,596      89,336        (46,670)      491,176
                                                         ---------     ----------   ---------     ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment ...................   (93,030)      (113,260)    (98,816)       (59,228)      (15,176)
 Proceeds from sales of property and equipment .........         -              -      12,575             --            --
                                                         ---------     ----------   ---------     ----------    ----------
   Net cash used in investing activities ...............   (93,030)      (113,260)    (86,241)       (59,228)      (15,176)
                                                         ---------     ----------   ---------     ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on long-term obligations   .........         -              -     (25,400)            --            --
 Proceeds from issuance of long-term obligations and
  loan payable to shareholder...........................         -         68,600      30,000          5,600       (23,990)
                                                         ----------    ----------   ---------     ----------    ----------
   Net cash provided (used in) by financing activities           -         68,600       4,600          5,600       (23,990)
                                                         ----------    ----------   ---------     ----------    ----------
NET (DECREASE) INCREASE IN CASH ........................   (49,565)       106,936       7,695       (100,298)      452,010
CASH AND CASH EQUIVALENTS, beginning of period..........    17,544        (32,021)     74,915         74,915        82,610
                                                         ----------    ----------   ---------     ----------    ----------
CASH AND CASH EQUIVALENTS, end of period ............... $ (32,021)    $   74,915   $  82,610     $  (25,383)   $  534,620
                                                         ==========    ==========   =========     ==========    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid during the period for-
  Interest ............................................. $   3,681     $   10,438   $   2,891     $    2,679    $      945
  Income taxes .........................................    11,474              -      (1,238)            --            --


   The accompanying notes are an integral part of these financial statements.

                               STONE'S SHOPS, INC.

                         NOTES TO FINANCIAL STATEMENTS


1. BUSINESS AND ORGANIZATION:

Stone's Shops, Inc. (the Company) d/b/a Stone's Hallmark is a retailer of contemporary collectibles, ornaments, figurines, lighthouses and lighted ceramic houses from vendors, including Enesco, Boyds, Cast Art, Disney Classics, Department 56, Seraphim Angels and Hallmark. Stone's Hallmark has been in the contemporary collectibles business since 1979 and has stores located in Rockford
(4), Freeport and Rochelle, Illinois.

The Company's business is seasonal, with its highest levels occurring in its first fiscal quarter. This period, which includes the Christmas selling season, accounted for approximately 32.8 percent, 33.3 percent and 29.6 percent of the Company's net sales for years ended November 30, 1994, 1995 and 1996, respectively.

The Company and its shareholders intend to enter into a definitive agreement with Collectibles USA, Inc. (Collectibles), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Collectibles common stock concurrent with the consummation of the initial public offering of the common stock of Collectibles.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.


     Merchandise Inventories

Merchandise inventories are stated at the lower of cost or market, determined by the weighted average cost method.


     Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization are determined using the straight-line method based on the estimated useful life of the respective asset. Leasehold improvements are amortized over the shorter of the estimated useful life or the remaining lease term. Expenditures for major renewals and betterments are capitalized while maintenance and repairs are expensed. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statements of operations.


     Revenue Recognition

The Company recognizes revenue from in-store sales upon delivery of merchandise to the customer and receipt of payment. Revenues from mail order sales are recognized upon shipment to the customer and receipt of payment. Customer deposits consist of collections on layaway sales. Layaways are recorded as revenue upon receipt of final payment and delivery of the merchandise to the customer.


     Cost of Sales

Included in cost of sales are cost of merchandise sold and shipping costs.


     Advertising Expenses

Advertising expenses are expensed in the month incurred. Advertising expenses were $138,000, $145,000, $205,000 and $196,000 during the years ended November 30, 1994, 1995 and 1996 and the nine months ended August 31, 1997, respectively.

                              STONE'S SHOPS, INC.

     Fair Value of Financial Instruments

The Company's financial instruments consist of cash, investments, accounts payable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Interim Financial Information

The interim financial statements as of August 31, 1997, and for the nine months ended August 31, 1996 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

3. PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:

                                              ESTIMATED             NOVEMBER 31,
                                             USEFUL LIVES   ----------------------------
                                               (YEAR)           1995           1996
                                            -------------   ------------   -------------
Furniture, fixtures and equipment .......        5-7        $ 551,735       $  635,770
Leasehold improvements ..................        5-7          163,511          165,719
Signs ...................................          5           15,477           15,477
Vehicles ................................        3-5           94,378           72,073
                                                            ---------       ----------
                                                              825,101          889,039
Less- Accumulated depreciation ..........                    (551,273)        (602,202)
                                                            ---------       ----------
                                                            $ 273,828       $  286,837
                                                            =========       ==========

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Accounts payable and accrued liabilities consist of the following:

                                                 NOVEMBER 30,
                                         ----------------------------
                                             1995            1996
                                         -------------   ------------
       Accounts payable, trade .......   $ 1,034,257     $ 1,044,519
       Accrued liabilities ...........       267,451         419,254
       Taxes payable .................        16,018          36,212
                                         -----------     -----------
                                         $ 1,317,726     $ 1,499,985
                                         ===========     ===========

5. PAYABLE TO SHAREHOLDER AND LONG-TERM OBLIGATIONS:

     Payable to Shareholder

The Company had borrowings from a shareholder totaling $11,000 and $30,000 at November 30, 1995 and 1996, respectively. The borrowings are unsecured, bear no interest and are payable upon demand.

                              STONE'S SHOPS, INC.

     Long-Term Obligations

The Company has an unsecured noninterest-bearing obligation to a landlord, which is payable in monthly installments of $1,200 through November 1999.

Scheduled principal maturities of long-term obligations are as follows:

                      Year ending November 30,
                      1997 ...................   $ 14,400
                      1998 ...................     14,400
                      1999 ...................     14,400
                                                 ---------
                                                 $ 43,200
                                                 =========

6. INCOME TAXES:

The Company provides for income taxes under the asset and liability method which provides the method for determining the appropriate asset and liability for deferred taxes which are computed by applying applicable tax rates to temporary (timing) differences. Therefore, expenses recorded for financial statement purposes before they are deducted for tax purposes create temporary differences which give rise to deferred tax assets. Expenses deductible for tax purposes before they are recognized in the financial statements create temporary differences which give rise to deferred tax liabilities.

Deferred income taxes are provided in recognition of temporary differences in reporting certain transactions for financial reporting and income tax reporting purposes.

The provision (benefit) for income taxes for the years ended November 30, 1994, 1995 and 1996, is as follows:

                                                NOVEMBER 30,
                                  -----------------------------------------
                                       1994           1995          1996
                                  --------------   -----------   ----------
               Current   ......    $  (38,738)     $  18,734     $  15,407
               Deferred  ......       185,105        109,367       178,534
                                   ----------      ---------     ---------
                                   $  146,367      $ 128,101     $ 193,941
                                   ==========      =========     =========

Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate of 34 percent to income before income taxes as follows:

                                                                 NOVEMBER 30,
                                                         --------------------------
                                                          1994      1995     1996
                                                         ------    ------   ------
           Statutory federal rate ....................   34.00%     34.00%   34.00%
           Expenses not deductible for tax purposes ..   20.26      22.55    15.38
           State income taxes ........................    3.17       3.18     3.17
                                                         -----      -----    -----
                                                         57.43%     59.73%   52.55%
                                                         =====      =====    =====

                              STONE'S SHOPS, INC.

The significant components of the deferred tax assets and liabilities at November 30, 1994, 1995 and 1996, are as follows:

                                                            NOVEMBER 30,
                                            -------------------------------------------
                                                1994           1995           1996
                                            ------------- -------------- --------------
     Deferred tax assets-
       Property and equipment .............  $   (3,123)   $  (12,868)    $  (16,369)
       State taxes ........................       9,333        14,135         21,974
                                             ----------    ----------     ----------
          Total deferred tax asset ........       6,210         1,267          5,605
                                             ----------    ----------     ----------
     Deferred tax liabilities-
        Inventory .........................    (209,385)     (296,703)      (468,284)
        Accruals ..........................      (9,380)      (26,485)       (37,776)
                                             ----------    ----------     ----------
          Total deferred tax liabilities       (218,765)     (323,188)      (506,060)
                                             ----------    ----------     ----------
     Net deferred tax liabilities .........  $ (212,555)   $ (321,921)    $ (500,455)
                                             ==========    ==========     ==========

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management of the Company believes the net deferred tax assets will be utilized in full based on the nature of the assets, the Company's estimates of the timing of reversals of temporary differences and the generation of taxable income before such reversals.


7. COMMITMENTS AND CONTINGENCIES:


     Lease Obligation

The Company leases its retail space under noncancelable leases that expire at various dates through February 2004. The following represents future minimum rental payments under these operating leases:



                     Year ending November 30,
                     1997  ..................   $  195,280
                     1998  ..................      223,279
                     1999  ..................      157,946
                     2000  ..................      138,946
                     Thereafter  ............      389,847
                                                ----------
                                                $1,105,298
                                                ==========

     Litigation

The Company is subject to legal actions arising in the ordinary course of business. Management does not believe that the outcome of any such legal action would have a material adverse effect on the Company's financial position or results of operations.


8. RELATED-PARTY TRANSACTIONS:

The Company leases certain of its retail space from a shareholder. Monthly lease payments are approximately $2,000, which management believes approximates fair market value.

                              STONE'S SHOPS, INC.

9. SIGNIFICANT SUPPLIERS:

During the years ended November 30, 1994, 1995 and 1996 three suppliers accounted for 61% percent of total inventory purchases.


10. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC
    ACCOUNTANTS (UNAUDITED):

The Company and its shareholders have entered into a definitive agreement with Collectibles providing for the acquisition of the Company by Collectibles.

Concurrent with the acquisition, the Company will enter into agreements with the shareholders to lease retail and warehouse space used in the Company's operations for a negotiated amount and term.

In connection with the acquisition, the Company will distribute certain assets to the shareholders, consisting of automobiles with a total net carrying value of approximately $29,851 as of November 30, 1996. Had these transactions been recorded at November 30, 1996, the effect on the accompanying balance sheet would be a decrease in assets of approximately $29,851 and shareholders' equity of $29,851.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Crystal Galleria, Inc. and Base, Inc.:

We have audited the accompanying combined balance sheets of Crystal Galleria, Inc. and Base, Inc. (the Companies) (Nevada corporations), as of December 31, 1995 and 1996, and the related combined statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Companies, as of December 31, 1995 and 1996, and the results of their combined operations and their combined cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.





ARTHUR ANDERSEN LLP



Houston, Texas
March 5, 1997

                     CRYSTAL GALLERIA, INC. AND BASE, INC.

                            COMBINED BALANCE SHEETS


                                                                   DECEMBER 31,
                                                            -------------------------   JUNE 30,
                                                                1995         1996         1997
                                                            ------------ ------------ ------------
                                                                                       (UNAUDITED)
                                   ASSETS
CURRENT ASSETS:
 Cash ..................................................... $  371,022   $  165,745   $  164,789
 Accounts receivable, related party .......................         --       33,204        8,143
 Merchandise inventories ..................................    800,819    1,195,904    1,217,276
 Prepaid expenses and other current assets ................    156,921      121,710       36,649
                                                            ----------   ----------   ----------
   Total current assets ...................................  1,328,762    1,516,563    1,426,857
PROPERTY AND EQUIPMENT, net ...............................    415,492      655,857      631,770
OTHER ASSETS ..............................................         --           --       15,134
                                                            ----------   ----------  -----------
   Total assets ........................................... $1,744,254   $2,172,420   $2,073,761
                                                            ==========   ==========   ==========
               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Customer deposits ........................................ $    3,203   $   11,645   $   14,495
 Accounts payable and accrued liabilities .................    566,660      431,186      266,945
 Current maturities of long-term obligations ..............    287,093      473,101      438,655
 Payable to stockholders ..................................    403,000      983,168    1,163,168
                                                            ----------   ----------   ----------
   Total current liabilities ..............................  1,259,956    1,899,100    1,883,263
LONG-TERM OBLIGATIONS, net of current maturities               147,635      117,190      101,782
                                                            ----------   ----------   ----------
   Total liabilities ......................................  1,407,591    2,016,290    1,985,045
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
 Common stock, $10 par, 2,000 shares authorized, 800 shares
   outstanding ............................................      8,000        8,000        8,000
 Retained earnings ........................................    328,663      148,130       80,716
                                                            ----------   ----------   ----------
   Total stockholders' equity .............................    336,663      156,130       88,716
                                                            ----------   ----------   ----------
   Total liabilities and stockholders' equity ............. $1,744,254   $2,172,420   $2,073,761
                                                            ==========   ==========   ==========


The accompanying notes are an integral part of these combined financial statements.

                     CRYSTAL GALLERIA, INC. AND BASE, INC.

                       COMBINED STATEMENTS OF OPERATIONS


                                                                             SIX MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                 JUNE 30,
                                  -------------------------------------- ------------------------
                                      1994         1995         1996         1996        1997
                                  ------------ ------------ ------------ ------------ -----------
                                                                               (UNAUDITED)
NET SALES .......................  $2,503,075   $2,794,361   $3,727,285   $1,604,077   $2,050,079
COST OF SALES ...................   1,187,898    1,333,177    1,784,916      761,336      973,374
                                   ----------   ----------   ----------   ----------   ----------
   Gross profit .................   1,315,177    1,461,184    1,942,369      842,741    1,076,705
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES ........     730,906      875,180    1,564,229      666,158      867,682
                                   ----------   ----------   ----------   ----------   ----------
   Income from operations .......     584,271      586,004      378,140      176,583      209,023
OTHER EXPENSE:
 Interest expense ...............      38,596       58,337      111,389       22,712       76,437
 Other, net .....................          --           --       12,284       12,284           --
                                   ----------   ----------   ----------   ----------   ----------
NET INCOME ......................  $  545,675   $  527,667   $  254,467   $  141,587   $  132,586
                                   ==========   ==========   ==========   ==========   ==========


The accompanying notes are an integral part of these combined financial statements.

                     CRYSTAL GALLERIA, INC. AND BASE, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY


                                          COMMON STOCK                          TOTAL
                                       -------------------     RETAINED      STOCKHOLDERS'
                                        SHARES     AMOUNT      EARNINGS         EQUITY
                                       --------   --------   ------------   --------------
BALANCE AT DECEMBER 31, 1993 .......     400      $4,000     $  159,821      $  163,821
 Net income ........................      --          --        545,675         545,675
 Distributions .....................      --          --       (288,500)       (288,500)
                                         ---      ------     ----------      ----------
BALANCE AT DECEMBER 31, 1994 .......     400       4,000        416,996         420,996
 Issuance of common stock ..........     400       4,000             --           4,000
 Net income ........................      --          --        527,667         527,667
 Distributions .....................      --          --       (616,000)       (616,000)
                                         ---      ------     ----------      ----------
BALANCE AT DECEMBER 31, 1995 .......     800       8,000        328,663         336,663
 Net income ........................      --          --        254,467         254,467
 Distributions .....................      --          --       (435,000)       (435,000)
                                         ---      ------     ----------      ----------
BALANCE AT DECEMBER 31, 1996 .......     800       8,000        148,130         156,130
 Net income (unaudited) ............      --          --        132,586         132,586
 Distributions (unaudited) .........      --          --       (200,000)       (200,000)
                                         ---      ------     ----------      ----------
BALANCE AT JUNE 30, 1997
 (unaudited) .......................     800      $8,000     $   80,716      $   88,716
                                         ===      ======     ==========      ==========


The accompanying notes are an integral part of these combined financial statements.

                     CRYSTAL GALLERIA, INC. AND BASE, INC.

                       COMBINED STATEMENTS OF CASH FLOWS


                                                           YEAR ENDED DECEMBER 31,
                                                    --------------------------------------      SIX MONTHS ENDED
                                                                                                    JUNE 30,
                                                                                           --------------------------
                                                        1994         1995         1996         1996          1997
                                                    ------------ ------------ ------------ ------------- ------------
                                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income ....................................... $ 545,675    $ 527,667    $ 254,467     $  141,587   $ 132,586
 Adjustments to reconcile net income to net cash
   provided by (used in) operating activities- ....
   Depreciation and amortization ..................    24,845       28,201       74,818         46,046      44,808
   Changes in operating assets and liabilities- ...
    Accounts receivable, related parties ..........    (8,543)      13,638      (33,204)        (7,825)     25,061
    Merchandise inventories .......................  (104,774)    (218,350)    (395,085)       (66,356)    (21,372)
    Prepaid expenses and other current assets .....    (1,737)    (110,361)      35,211         63,228      85,061
    Other assets ..................................        --           --           --             --     (15,134)
    Customer deposits .............................     6,333       (4,356)       8,442          8,550       2,850
    Accounts payable and accrued liabilities ......  (109,183)     426,441     (135,474)      (397,646)   (164,241)
                                                    ----------   ----------   ----------    ----------   ----------
     Net cash provided by (used in) operating
       activities .................................   352,616      662,880     (190,825)      (212,416)     89,619
                                                    ----------   ----------   ----------    ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment ..............   (11,918)    (281,936)    (315,183)        (5,638)    (20,721)
 Proceeds from sale of property and equipment .....     2,441           --           --             --          --
                                                    ----------   ----------   ----------    ----------   ----------
     Net cash used in investing activities ........    (9,477)    (281,936)    (315,183)        (5,638)    (20,721)
                                                    ----------   ----------   ----------    ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term obligations
   and payable to stockholders ....................        --      506,000      830,168        250,000     180,000
 Principal payments on payable to stockholders and
   long-term obligations ..........................   (56,055)     (35,367)     (94,437)       (31,871)    (49,854)
 Proceeds from issuance of common stock ...........        --        4,000           --             --          --
 Distributions to stockholders ....................  (288,500)    (616,000)    (435,000)      (255,000)   (200,000)
                                                    ----------   ----------   ----------    ----------   ----------
     Net cash provided by (used in) financing
       activities .................................  (344,555)    (141,367)     300,731        (36,871)    (69,854)
                                                    ----------   ----------   ----------    ----------   ----------
NET INCREASE (DECREASE) IN CASH ...................    (1,416)     239,577     (205,277)      (254,925)       (956)
CASH, beginning of period .........................   132,861      131,445      371,022        371,022     165,745
                                                    ----------   ----------   ----------    ----------   ----------
CASH, end of period ............................... $ 131,445    $ 371,022    $ 165,745     $  116,097   $ 164,789
                                                    ==========   ==========   ==========    ==========   ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid during the period for interest ......... $  67,459    $  42,703    $  37,915     $   16,284   $  50,234


The accompanying notes are an integral part of these combined financial statements.

                    CRYSTAL GALLERIA, INC. AND BASE, INC.
                         NOTES TO FINANCIAL STATEMENTS


1. BUSINESS AND ORGANIZATION:

Crystal Galleria, Inc. and Base, Inc. (the Companies) are retailers of a wide range of contemporary collectibles such as crystal, porcelain figurines and art glass from vendors, including Swarovski, Baccarat, Waterford, Lalique, Lladro, and Armani. Crystal Galleria has been in operation since 1992 and has three mall-based stores of which two are located in the Forum Shops at Caesar's and the Tower Shops at Stratosphere in Las Vegas, Nevada and one is located in The Tysons Corner Center in McLean, Virginia.

The Companies' business is seasonal, with its highest levels occurring in its fourth quarter. This period, which includes the Christmas selling season, accounted for approximately 29 percent, 34 percent and 36 percent of the Companies' net sales for the years ended December 31, 1994, 1995 and 1996, respectively.

The Companies and their stockholders intend to enter into a definitive agreement with Collectibles USA, Inc. (Collectibles), pursuant to which all outstanding shares of the Companies' common stock will be exchanged for cash and shares of Collectibles common stock concurrent with the consummation of the initial public offering of the common stock of Collectibles.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     Basis of Presentation

The combined financial statements include the accounts and the results of operations of the Companies. All significant intercompany transactions and balances have been eliminated in combination.


     Merchandise Inventories

Merchandise inventories are stated at the lower of cost or market, determined by the weighted average cost method.


     Property and Equipment

Property and equipment are recorded at cost. Depreciation is determined using the straight-line method based on the estimated useful life of the respective asset. Leasehold improvements are amortized over the shorter of the estimated useful life or the remaining lease term. Expenditures for major renewals and betterments are capitalized while maintenance and repairs are expensed. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the combined statements of operations.


     Revenue Recognition

The Companies recognize revenue upon delivery of merchandise to the customer and receipt of payment. Customer deposits consist of collections on layaway sales. Upon receipt of final payment, the item is delivered to the customer and the sale is recorded as revenue.


     Cost of Sales

Included in cost of sales are costs of merchandise sold and shipping costs.


     Advertising Expenses

Advertising expenses are expensed in the month incurred. Advertising expenses were $41,989, $51,544 and $39,369 during the years ended December 31, 1994, 1995 and 1996, respectively, and approximately $20,108 for the six months ended June 30, 1997.

                     CRYSTAL GALLERIA, INC. AND BASE, INC.

     Income Taxes

For income tax purposes, the Companies and their stockholders have elected to be treated as an S Corporation under the Internal Revenue Code and a similar section in the state code. In accordance with the provisions of such elections, the Companies' income and losses were passed through to its stockholders; accordingly, no provision for income taxes has been recorded.


     Fair Value of Financial Instruments

The Companies' financial instruments consist of cash, accounts receivable, accounts payable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates.


     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     Interim Financial Information

The interim financial statements as of June 30, 1997, and for the six months ended June 30, 1996 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results of the entire fiscal year.


3. PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:


                                          ESTIMATED          DECEMBER 31,
                                         USEFUL LIVES ---------------------------
                                           (YEARS)        1995          1996
                                        ------------- ------------- -------------
     Furniture, fixtures and equipment        5        $   67,680    $   88,368
     Leasehold improvements   .........      10           468,367       762,862
                                                       ----------    ----------
                                                          536,047       851,230
     Less- Accumulated depreciation ...                  (120,555)     (195,373)
                                                       ----------    ----------
                                                       $  415,492    $  655,857
                                                       ==========    ==========

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Accounts payable and accrued liabilities consist of the following:

                                                            DECEMBER 31,
                                                     -------------------------
                                                         1995           1996
                                                     ----------      ---------
               Accounts payable, trade  ......       $286,056        $204,276
               Other  ........................        280,604         226,910
                                                     ---------       ---------
                                                     $566,660        $431,186
                                                     =========       =========

                     CRYSTAL GALLERIA, INC. AND BASE, INC.

5. PAYABLE TO STOCKHOLDERS AND LONG-TERM OBLIGATIONS:


     Payable to Stockholders


The Companies have borrowings from stockholders totaling $403,000, $983,168, and $1,163,168 at December 31, 1995 and 1996 and June 30, 1997, respectively. The borrowings are unsecured, bear interest at 9 percent and are payable on demand. Interest is payable quarterly.


     Long-Term Obligations

The Companies have two notes payable with a financial institution which are payable on demand or, if no demand is made, due in monthly principal and interest installments, each approximately $5,000, through June 2001 and July 2000, respectively, for each note. The interest rates for the notes payable are 10 percent and 10.75 percent, respectively. The notes payable are collateralized by real property and personal guarantees of the stockholders as well as substantially all assets of the Companies. The notes contain certain financial covenants and restrictions. As of December 31, 1996, the Companies were not in compliance with a certain financial covenant. However, subsequent to year end, the Company obtained a waiver for the covenant.

The Companies have a note payable with a financial institution, due in monthly principal and interest installments of $4,055 through June 2000. The interest rate of the loan varies monthly at 2.75 percent over the lowest New York City prime rate and was 11.25 percent at December 31, 1995, 11.0 percent at December 31, 1996, and 11.50 percent at June 30, 1997. In the event interest rates increase enough to cause a principal balance to exist on the due date, a single installment for the remaining principal balance will be due.

The note is guaranteed by the Small Business Administration for 85 percent of the loan. The note is also collateralized by real property and personal guarantees of the stockholders as well as substantially all assets of the Companies. The agreement also restricts the Companies from paying dividends or making certain other capital changes.

Scheduled principal maturities of long-term obligations are as follows:



                    Year ending December 31,
                    1997  ..................   $473,101
                    1998  ..................     48,660
                    1999  ..................     48,660
                    2000  ..................     19,870
                                               --------
                                               $590,291
                                               ========

                     CRYSTAL GALLERIA, INC. AND BASE, INC.

6. COMMITMENTS AND CONTINGENCIES:


     Lease Obligations

The Companies lease retail facilities under operating leases that expire at various dates through 2006. Rent expense for the years ended December 31, 1994, 1995 and 1996, was approximately $195,000, $234,000 and $432,000, respectively and approximately $317,000 for the six months ended June 30, 1997. Certain leases provide for contingent rentals based on sales levels and require payment for all or part of the applicable real estate taxes, common area maintenance and certain other allowable expenses. Included in the rent expense amounts is contingent rent of approximately $118,000, $79,000 and $85,000 for the years ended December 31, 1994, 1995 and 1996, respectively and approximately $44,000 for the six months ended June 30, 1997. Future minimum lease payments under noncancelable operating leases are as follows:



                 Year ending December 31,
                 1997  ..................   $  433,532
                 1998  ..................      435,192
                 1999  ..................      459,043
                 2000  ..................      473,278
                 Thereafter  ............    2,139,977
                                            -----------
                                            $3,941,022
                                            ===========

     Litigation

The Companies are subject to legal actions arising in the ordinary course of business. Management does not believe that the outcome of any such legal action would have a material adverse effect on the Companies' financial position or results of operations.


7. RELATED-PARTY TRANSACTIONS:

The Companies have a receivable of approximately $33,000 as of December 31, 1996 and approximately $7,000 as of June 30, 1997, from a company that is wholly owned by one of the stockholders of the Companies.


8. SIGNIFICANT SUPPLIERS:

During the years ended December 31, 1994 and 1995, one supplier accounted for 11 percent of total inventory purchases, and during the year ended December 31, 1996, two suppliers accounted for 29 percent of total inventory purchases.

                     CRYSTAL GALLERIA, INC. AND BASE, INC.

9. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC

     ACCOUNTANTS (UNAUDITED):

The Companies and their  stockholders  have entered into a definitive  agreement
with   Collectibles   providing  for  the   acquisition   of  the  Companies  by
Collectibles.

In connection with the acquisition, the Companies will distribute certain assets to the stockholders, consisting of automobiles with a total net carrying value of approximately $5,653 as of December 31, 1996. Additionally, the Companies will make a cash distribution of approximately $250,000 prior to the acquisition which represents the Companies' estimated S Corporation accumulated adjustment account. Had these transactions been recorded at December 31, 1996, the effect on the accompanying balance sheet would be a decrease in assets of approximately $5,653 an increase in liabilities of approximately $250,000, and stockholders' equity of $255,653. The Companies anticipate funding this distribution through additional borrowings.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To DKG Enterprises, Inc.:

We have audited the accompanying balance sheets of DKG Enterprises, Inc. (an Oklahoma corporation), as of March 31, 1996 and 1997, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DKG Enterprises, Inc., as of March 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

Houston, Texas
May 29, 1997

                             DKG ENTERPRISES, INC.

                                BALANCE SHEETS


                                                                    MARCH 31,
                                                           ---------------------------     JUNE 30,
                                                               1996           1997           1997
                                                           ------------   ------------   ------------
                                                                                          (UNAUDITED)
                                 ASSETS
CURRENT ASSETS:
 Cash ..................................................   $    3,160     $   11,274     $   13,098
 Accounts receivable ...................................           --         11,593         18,552
 Merchandise inventories ...............................    1,749,476      2,200,281      2,526,844
 Receivable from shareholder ...........................           --         21,504         23,104
 Prepaid expenses and other current assets .............        9,133         15,833            421
                                                           -----------    -----------    -----------
   Total current assets ................................    1,761,769      2,260,485      2,582,019
PROPERTY AND EQUIPMENT, net ............................      112,512        212,417        193,302
OTHER ASSETS ...........................................        3,225          3,225          6,802
                                                           -----------    -----------    -----------
   Total assets ........................................   $1,877,506     $2,476,127     $2,782,123
                                                           ===========    ===========    ===========
             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Customer deposits .....................................   $   14,753     $  127,800     $  188,504
 Accounts payable and accrued liabilities ..............      340,719        561,634        613,828
 Federal income taxes payable ..........................       29,414        119,939        280,983
 Line of credit ........................................      395,000        410,000        520,000
 Current maturities of long-term obligations ...........       31,459         32,989         33,516
                                                           -----------    -----------    -----------
   Total current liabilities ...........................      811,345      1,252,362      1,636,831
LONG-TERM OBLIGATIONS, net of current maturities .......      380,329        346,989        338,137
DEFERRED INCOME TAXES ..................................       76,539          8,103          8,103
                                                           -----------    -----------    -----------
   Total liabilities ...................................    1,268,213      1,607,454      1,983,071
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Common stock, $1.00 par, 25,000 shares authorized,
   500 shares outstanding ..............................          500            500            500
 Retained earnings .....................................      608,793        868,173        798,552
                                                           -----------    -----------    -----------
   Total shareholders' equity ..........................      609,293        868,673        799,052
                                                           -----------    -----------    -----------
   Total liabilities and shareholders' equity ..........   $1,877,506     $2,476,127     $2,782,123
                                                           ===========    ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                             DKG ENTERPRISES, INC.

                           STATEMENTS OF OPERATIONS


                                                                                   THREE MONTHS ENDED
                                                 YEAR ENDED MARCH 31,                   JUNE 30,
                                        -------------------------------------- --------------------------
                                            1995         1996         1997         1996          1997
                                        ------------ ------------ ------------ ------------- ------------
                                                                                      (UNAUDITED)
NET SALES ............................ $2,562,024   $2,865,249   $3,726,332     $ 483,795    $ 557,681
COST OF SALES ........................  1,371,039    1,491,639    1,732,631       244,658      277,009
                                        ----------   ----------   ----------    ----------   ----------
    Gross profit .....................  1,190,985    1,373,610    1,993,701       239,137      280,672
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES ............................    989,561    1,077,684    1,521,669       255,864      373,653
                                        ----------   ----------   ----------    ----------   ----------
    Income from operations ...........    201,424      295,926      472,032       (16,727)     (92,981)
OTHER INCOME (EXPENSE):
 Interest expense ....................    (40,846)     (57,511)     (82,311)      (23,959)     (15,807)
 Other, net ..........................      7,730       10,367       37,703           407          648
                                        ----------   ----------   ----------    ----------   ----------
INCOME BEFORE INCOME TAXES ...........    168,308      248,782      427,424       (40,279)    (108,140)
PROVISION (BENEFIT) FOR INCOME TAXES..     66,240       96,139      168,044       (15,836)     (38,519)
                                        ----------   ----------   ----------    ----------   ----------
NET INCOME (LOSS) ....................  $ 102,068    $ 152,643    $ 259,380     $ (24,443)   $ (69,621)
                                        ==========   ==========   ==========    =========-   ==========


   The accompanying notes are an integral part of these financial statements.

                             DKG ENTERPRISES, INC.

                      STATEMENTS OF SHAREHOLDERS' EQUITY

                                                  COMMON STOCK                         TOTAL
                                               -------------------    RETAINED      SHAREHOLDERS'
                                                SHARES     AMOUNT     EARNINGS         EQUITY
                                               --------   --------   -----------   --------------
BALANCE AT MARCH 31, 1994 ..................     500        $500     $ 354,082       $ 354,582
 Net income ................................      --          --      102,068          102,068
                                                 ----       -----    ---------       ---------
BALANCE AT MARCH 31, 1995 ..................     500         500      456,150          456,650
 Net income ................................      --          --      152,643          152,643
                                                 ----       -----    ---------       ---------
BALANCE AT MARCH 31, 1996 ..................     500         500      608,793          609,293
 Net income ................................      --          --      259,380          259,380
                                                 ----       -----    ---------       ---------
BALANCE AT MARCH 31, 1997 ..................     500         500      868,173          868,673
 Net loss (unaudited) ......................      --          --      (69,621)         (69,621)
                                                 ----       -----    ---------       ---------
BALANCE AT JUNE 30, 1997 (unaudited) .......     500        $500     $798,552        $ 799,052
                                                 ====       =====    =========       =========


   The accompanying notes are an integral part of these financial statements.

                             DKG ENTERPRISES, INC.
                           STATEMENTS OF CASH FLOWS

                                                                         YEAR ENDED MARCH 31,
                                                              -------------------------------------------
                                                                  1995          1996           1997
                                                              ------------- ------------- ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) .......................................... $  102,068    $  152,643    $    353,864
 Adjustments to reconcile net income to net cash provided
  by (used in) operating activities-
  Depreciation ..............................................     36,123        41,330          48,284
  Gain on sale of assets ....................................         --            --          (5,684)
  Conversion of interest to debt ............................      8,690            --              --
  Changes in operating assets and liabilities-
   Accounts receivable ......................................         --            --         (17,161)
   Merchandise inventories ..................................   (485,778)     (326,323)       (450,805)
   Prepaid expenses and other current assets ................        586        (6,632)        (37,753)
   Deferred offering costs ..................................         --            --              --
   Customer deposits ........................................     54,856       (40,103)        113,047
   Accounts payable, accrued liabilities and federal
     income taxes payable ...................................    190,598       (88,133)        228,189
   Deferred income taxes ....................................        721        32,880         (64,552)
                                                              -----------   -----------   -------------
     Net cash provided by (used in) operating activities ....    (92,136)     (234,338)        167,429
                                                              -----------   -----------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment ........................    (78,987)      (67,012)       (164,438)
 Proceeds from sale of property and equipment ...............         --            --          21,933
                                                              -----------   -----------   -------------
     Net cash used in investing activities ..................    (78,987)      (67,012)       (142,505)
                                                              -----------   -----------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on long-term obligations ................   (810,000)     (507,450)     (1,447,810)
 Proceeds from issuance of long-term obligations and
  borrowings on line of credit ..............................    981,548       809,000       1,431,000
                                                              -----------   -----------   -------------
     Net cash provided by (used in) financing activities ....    171,548       301,550         (16,810)
                                                              -----------   -----------   -------------
NET INCREASE IN CASH ........................................        425           200           8,114
CASH, beginning of period ...................................      2,535         2,960           3,160
                                                              -----------   -----------   -------------
CASH, end of period ......................................... $    2,960    $    3,160    $     11,274
                                                              ===========   ===========   =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid during the period for-
   Interest ................................................. $   40,846    $   51,511    $     82,311
   Income taxes .............................................    100,339        50,084          47,325
                                                                  THREE MONTHS ENDED
                                                                       JUNE 30,
                                                              ---------------------------
                                                                  1996          1997
                                                              ------------- -------------
                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ..........................................  $ (24,443)   $  (69,621)
 Adjustments to reconcile net income to net cash provided
  by (used in) operating activities-
  Depreciation  .............................................     15,788        19,115
  Gain on sale of assets ....................................         --            --
  Conversion of interest to debt  ...........................         --            --
  Changes in operating assets and liabilities-
   Accounts receivable   ....................................       (300)       (6,959)
   Merchandise inventories  .................................    (40,873)     (326,563)
   Prepaid expenses and other current assets  ...............    (97,176)       13,812
   Deferred offering costs  .................................         --        (3,577)
   Customer deposits  .......................................     15,724        60,704
   Accounts payable, accrued liabilities and federal
     income taxes payable   .................................    184,642       213,238
   Deferred income taxes ....................................    (76,539)           --
                                                               ---------    -----------
     Net cash provided by (used in) operating activities ....    (23,177)      (99,851)
                                                               ---------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment ........................    (74,071)           --
 Proceeds from sale of property and equipment ...............         --            --
                                                               ---------    -----------
     Net cash used in investing activities ..................    (74,071)           --
                                                               ---------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on long-term obligations  ...............     (7,439)      (73,325)
 Proceeds from issuance of long-term obligations and
  borrowings on line of credit ..............................    130,000       175,000
                                                               ---------    -----------
     Net cash provided by (used in) financing activities ....    122,561       101,675
                                                               ---------    -----------
NET INCREASE IN CASH  .......................................     25,313         1,824
CASH, beginning of period   .................................      3,160        11,274
                                                               ---------    -----------
CASH, end of period   .......................................  $  28,473    $   13,098
                                                               =========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid during the period for-
   Interest  ................................................  $  23,959    $   15,807
   Income taxes .............................................         --            --

   The accompanying notes are an integral part of these financial statements.

                              DKG ENTERPRISES, INC.
                          NOTES TO FINANCIAL STATEMENTS


1. BUSINESS AND ORGANIZATION:

DKG Enterprises, Inc. (the Company), d/b/a North Pole City is a retailer and marketer of Christmas and other contemporary collectibles such as ornaments, lighted houses and figurines from vendors, including Department 56, Enesco, Giuseppe Armani and Disney. North Pole City has been in operation since 1984. It has one "superstore" of approximately 15,000 square feet of retail space and a free-standing retail outlet of approximately 1,500 square feet both located in Oklahoma City, Oklahoma.

The Company's business is seasonal, with its highest levels occurring in its third fiscal quarter. This period, which includes the Christmas selling season, accounted for approximately 68 percent, 63 percent, and 67 percent of the Company's net sales for years ended March 31, 1995 and 1996 and for the nine months ended December 31, 1996, respectively.

The Company and its shareholders intend to enter into a definitive agreement with Collectibles USA, Inc. (Collectibles), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Collectibles common stock concurrent with the consummation of the initial public offering of the common stock of Collectibles.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Merchandise Inventories

Merchandise inventories are stated at the lower of cost or market, determined by the weighted average cost method.


     Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization are determined using the straight-line method based on the estimated useful life of the respective asset. Leasehold improvements are amortized over the shorter of the estimated useful life or the remaining lease term. Expenditures for major renewals and betterments are capitalized while maintenance and repairs are expensed. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statements of operations.


     Revenue Recognition

The Company recognizes revenue from in-store sales upon delivery of merchandise to the customer and receipt of payment. Revenues from mail order sales are recognized upon shipment to the customer and receipt of payment. Customer deposits consist of collections on layaway sales. Layaways are recorded as revenue upon receipt of final payment and delivery of the merchandise to the customer.


     Cost of Sales

Included in cost of sales are cost of merchandise sold and shipping costs.


     Advertising Expenses

Advertising expenses are expensed in the month incurred, subject to reduction by reimbursement from vendors. Advertising expenses, net of vendor reimbursements, were approximately $106,000, $112,000 and $180,000 during the years ended March 31, 1995, 1996 and 1997, respectively. Advertising expense for the three months ended June 30, 1997 was approximately $48,000.


     Fair Value of Financial Instruments

The Company's financial instruments consist of cash, accounts receivable, accounts payable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

                             DKG ENTERPRISES, INC.

     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


3. PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:


                                                ESTIMATED
                                                 USEFUL
                                                 LIVES
                                                (YEARS)              MARCH 31,
                                               ----------   ----------------------------
                                                                1996           1997
                                                            ------------   -------------
   Furniture, fixtures and equipment  ......       5        $ 297,553       $  348,001
   Leasehold improvements ..................       5           38,773          150,222
   Vehicles   ..............................       5           37,999           24,290
                                                            ----------      ----------
                                                              374,325          522,513
   Less- Accumulated depreciation  .........                 (261,813)        (310,097)
                                                            ----------      ----------
                                                            $ 112,512       $  212,416
                                                            ==========      ==========

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Accounts payable and accrued liabilities consist of the following:

                                                                     MARCH 31,
                                                             ------------------------
                                                                 1996          1997
                                                             -----------   ----------
          Accounts payable, trade   ............             $ 138,602     $ 248,502
          Accrued liabilities ..................               132,000       132,000
          Sales taxes and other payables  ......                70,117       181,132
                                                             ----------    ----------
                                                             $ 340,719     $ 561,634
                                                             ==========    ==========

5. LINE OF CREDIT AND LONG-TERM OBLIGATIONS:


     Line of Credit

The Company has a line of credit with a bank, under which it may borrow up to $700,000. The line of credit previously had an interest rate at the prime rate plus 1.50 percent (9.75 percent at March 31, 1996) until May 1996 when renewed. The renewed line of credit bears interest at the prime rate plus 1 percent (9.50 percent at March 31, 1997). Borrowings under the line of credit were $395,000 and $410,000 at March 31, 1996, and 1997, respectively. The line of credit is secured by the Company's assets and the personal guarantee of a shareholder.


     Long-Term Obligations

The Company has a note payable to a bank with a balance of approximately $412,000 and $380,000 at March 31, 1996, and 1997, respectively. It matures on February 27, 2005, and bears interest at the prime rate plus 1.25 percent (9.75 percent at March 31, 1996, and 1997). Interest and principal payments of approximately $6,000 are due monthly. The note is secured by the Company's assets and the personal guarantee of a shareholder.

                             DKG ENTERPRISES, INC.

At March 31, 1997, future principal payments of long-term obligations are as follows:


                      Year ending March 31,
                      1998  ...............   $ 32,989
                      1999  ...............     38,774
                      2000  ...............     42,728
                      2001  ...............     47,085
                      Thereafter  .........    218,402
                                              ---------
                                              $379,978
                                              =========


6. INCOME TAXES:

The Company provides for income taxes under the asset and liability method which provides the method for determining the appropriate asset and liability for deferred taxes which are computed by applying applicable tax rates to temporary (timing) differences. Therefore, expenses recorded for financial statement purposes before they are deducted for tax purposes create temporary differences which give rise to deferred tax assets. Expenses deductible for tax purposes before they are recognized in the financial statements create temporary differences which give rise to deferred tax liabilities.

Deferred income taxes are provided in recognition of temporary differences in reporting certain transactions for financial reporting and income tax reporting purposes.

The provision (benefit) for income taxes for the years ended March 31, 1995, 1996 and 1997 is as follows:

                                                                 YEARS ENDED MARCH 31,
                                                       --------------------------------------
                                                         1995         1996          1997
                                                       ----------   ----------   ------------
     Current   .....................................   $ 65,519     $ 63,259      $ 236,479
     Deferred  .....................................        721       32,880        (68,435)
                                                       ---------    ---------     ---------
                                                       $ 66,240     $ 96,139      $ 168,044
                                                       =========    =========     =========

Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate of 34 percent to income before income taxes as follows:

                                                                 YEARS ENDED MARCH 31,
                                                        ---------------------------------------
                                                           1995          1996          1997
                                                        -----------   -----------   -----------
     Statutory federal rate  ........................      34.00%        34.00%        34.00%
     Expenses not deductible for tax purposes  ......       1.25           .61          1.21
     State income taxes   ...........................       4.11          4.03          4.10
                                                         -------       -------       -------
                                                           39.36%        38.64%        39.31%
                                                         =======       =======       =======

                             DKG ENTERPRISES, INC.

The significant components of the deferred tax assets and liabilities at March 31, 1995, 1996, and 1997 are as follows:


                                                                 MARCH 31,
                                                 ------------------------------------------
                                                     1995           1996           1997
                                                 ------------   ------------   ------------
     Deferred tax assets-
       Accruals ..............................   $ 14,257       $ 16,206      $ 32,157
       State taxes ...........................      2,346          4,113           435
                                                 ---------      --------      --------
          Total deferred tax assets  .........     16,603         20,319        32,592
                                                 ---------      --------      --------
     Deferred tax liabilities-
       Inventory   ...........................    (56,854)       (87,198)      (22,814)
       Property and equipment  ...............     (3,408)        (9,660)      (17,881)
                                                 ---------      --------      --------
        Total deferred tax liabilities  ......    (60,262)       (96,858)      (40,695)
                                                 ---------      --------      --------
     Net deferred tax liabilities ............   $(43,659)      $(76,539)     $ (8,103)
                                                 ==========     =========     =========


A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management of the Company believes the net deferred tax assets will be utilized in full based on the nature of the assets, the Company's estimates of the timing of reversals of temporary differences and the generation of taxable income before such reversals.


7. COMMITMENTS AND CONTINGENCIES:


     Lease Obligation

The Company leases its rental space and warehouse from a shareholder and leases an automobile under operating leases that expire in February 1997, December 1997 and January 1999, respectively. Rental expense for the years ended March 31, 1995, 1996, and 1997 was approximately $108,000, $125,000 and $134,000, respectively. The following represents future minimum rental payments under noncancelable operating leases:



                      Year ending March 31,
                      1998  ...............   $50,964
                      1999  ...............    10,220
                                              --------
                                              $61,184
                                              ========

     Litigation

The Company is subject to legal actions arising in the ordinary course of business. Management does not believe that the outcome of any such legal action would have a material adverse effect on the Company's financial position or results of operations.


8. RELATED-PARTY TRANSACTIONS:

The Company leases its rental space from a shareholder. Monthly lease payments are approximately $14,115, which approximates fair market value.

                             DKG ENTERPRISES, INC.

9. SIGNIFICANT SUPPLIERS:

During the years ended March 31, 1995, 1996, and 1997 one supplier accounted for 26 percent and two suppliers accounted for 32 percent and 35 percent, respectively, of total inventory purchases.


10. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT
     PUBLIC ACCOUNTANTS (UNAUDITED):

The Company and its shareholders have entered into a definitive agreement with Collectibles providing for the acquisition of the Company by Collectibles.

Concurrent with the acquisition, the Company will enter into agreements with the shareholders to lease retail and warehouse space used in the Company's operations for a negotiated amount and term.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Elwell Stores, Inc.:

We have  audited  the  accompanying  balance  sheets of Elwell  Stores,  Inc. (a
Florida corporation), as of December 31, 1995 and 1996, and the related statements of operations, shareholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Elwell Stores, Inc., as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

Houston, Texas
March 5, 1997

                              ELWELL STORES, INC.

                                BALANCE SHEETS


                                                                       DECEMBER 31,           JUNE 30,
                                                                --------------------------  ------------
                                                                    1995          1996          1997
                                                                ------------  ------------  ------------
                                                                                             (UNAUDITED)
                                    ASSETS
CURRENT ASSETS:
 Cash ........................................................  $  69,406     $ 113,084     $  90,567
 Merchandise inventories .....................................    510,354       853,733       829,871
 Prepaid expenses and other current assets ...................      3,957         2,064         1,873
                                                                ----------    ----------    ----------
   Total current assets ......................................    583,717       968,881       922,311
PROPERTY AND EQUIPMENT, net ..................................    144,884       122,756       113,695
OTHER ASSETS .................................................      7,197         5,375        20,056
                                                                ----------    ----------    ----------
   Total assets ..............................................  $ 735,798     $1,097,012    $1,056,062
                                                                ==========    ==========    ==========
           LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
 Customer deposits ...........................................  $      --     $  10,021     $   5,122
 Accounts payable and accrued liabilities ....................    416,863       634,367       535,049
 Current maturities of long-term obligations .................     72,377       153,303       305,246
                                                                ----------    ----------    ----------
   Total current liabilities .................................    489,240       797,691       845,417
LONG-TERM OBLIGATIONS, net of current maturities .............    353,730       368,333       340,132
                                                                ----------    ----------    ----------
   Total liabilities .........................................    842,970     1,166,024     1,185,549
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' (DEFICIT) EQUITY:
 Common stock, $5 par, 100 shares authorized and outstanding          500           500           500
 Additional paid-in capital ..................................     99,275        99,275        99,275
 Deficit .....................................................   (206,947)     (168,787)     (229,262)
                                                                ----------    ----------    ----------
   Total shareholders' (deficit) equity ......................   (107,172)      (69,012)     (129,487)
                                                                ----------    ----------    ----------
   Total liabilities and shareholders' (deficit) equity ......  $ 735,798     $1,097,012    $1,056,062
                                                                ==========    ==========    ==========


   The accompanying notes are an integral part of these financial statements.

                              ELWELL STORES, INC.

                           STATEMENTS OF OPERATIONS


                                                                   SIX MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,           JUNE 30,
                                    ------------------------- ---------------------------
                                        1995         1996         1996          1997
                                    ------------ ------------ ------------ --------------
                                                                      (UNAUDITED)
NET SALES .........................  $1,838,788   $2,492,809  $1,178,459    $1,299,180
COST OF SALES .....................   1,101,758    1,301,468    609,757        677,939
                                     -----------  ----------- ----------    ----------
   Gross profit ...................     737,030    1,191,341    568,702        621,241
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES .........................     628,543      934,764    442,136        515,539
                                     -----------  ----------- ----------    ----------
   Income from operations .........     108,487      256,577    126,566        105,702
OTHER (INCOME) EXPENSE:
 Interest expense .................      41,058       48,826     19,664         23,469
 Other, net .......................          95       11,520       (322)          (338)
                                     -----------  ----------- ----------    ----------
NET INCOME ........................  $   67,334   $  196,231  $ 107,224     $   82,571
                                     ===========  =========== ==========    ==========


   The accompanying notes are an integral part of these financial statements.

                              ELWELL STORES, INC.

                 STATEMENTS OF SHAREHOLDERS' (DEFICIT) EQUITY


                                            COMMON STOCK        ADDITIONAL                           TOTAL
                                        --------------------     PAID-IN                         SHAREHOLDERS'
                                         SHARES     AMOUNTS      CAPITAL         DEFICIT        (DEFICIT) EQUITY
                                        --------   ---------   ------------   --------------   -----------------
BALANCE AT DECEMBER 31, 1994   ......     100        $500        $99,275       $ (174,805)        $  (75,030)
 Net income  ........................      --          --             --           67,334             67,334
 Distributions  .....................      --          --             --          (99,476)           (99,476)
                                          ----       -----       --------      ----------         ----------
BALANCE AT DECEMBER 31, 1995   ......     100         500         99,275         (206,947)          (107,172)
 Net income  ........................      --          --             --          196,231            196,231
 Distributions  .....................      --          --             --         (158,071)          (158,071)
                                          ----       -----       --------      ----------         ----------
BALANCE AT DECEMBER 31, 1996   ......     100         500         99,275         (168,787)           (69,012)
 Net income (unaudited)  ............      --          --             --           82,571             82,571
 Distributions (unaudited)  .........      --          --             --         (143,046)          (143,046)
                                          ----       -----       --------      ----------         ----------
BALANCE AT JUNE 30, 1997 (unaudited).     100        $500        $99,275       $ (229,262)        $ (129,487)
                                          ====       =====       ========      ==========         ==========


   The accompanying notes are an integral part of these financial statements.

                              ELWELL STORES, INC.

                           STATEMENTS OF CASH FLOWS


                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------      SIX MONTHS ENDED
                                                                                                  JUNE 30,
                                                                                         ------------------------
                                                                  1995          1996         1996          1997
                                                              ------------- ------------ ------------- ------------
                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ..........................................  $   67,334   $ 196,231     $  107,224   $  82,571
 Adjustments to reconcile net income to net cash provided by operating activities-
   Depreciation and amortization ............................      31,283      39,168         14,215       9,592
   Loss on sale of assets ...................................          --      11,880             --          --
   Changes in operating assets and liabilities-..............
    Merchandise inventories .................................    (113,546)   (343,379)      (134,605)     23,862
    Prepaid expenses and other current assets ...............      (1,541)      1,893         (5,964)        191
    Customer deposits .......................................          --      10,021             --      (4,899)
    Accounts payable and accrued liabilities ................     120,475     217,504         51,342     (99,318)
    Other assets ............................................      (1,707)      1,822         (1,144)    (14,681)
                                                               ----------   ----------    ----------   ----------
     Net cash provided by operating activities ..............     102,298     135,140         31,068      (2,682)
                                                               ----------   ----------    ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment ........................    (120,475)    (63,420)       (45,232)       (531)
 Proceeds from sale of property and equipment ...............      15,884      34,500             --          --
                                                               ----------   ----------    ----------   ----------
     Net cash used in investing activities ..................    (104,591)    (28,920)       (45,232)       (531)
                                                               ----------   ----------    ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term obligations ............     453,666     590,009             --          --
 Principal payments on long-term obligations ................    (314,834)   (494,480)        79,665     123,742
 Distributions to shareholders ..............................     (99,476)   (158,071)       (53,925)   (143,046)
                                                               ----------   ----------    ----------   ----------
     Net cash provided by (used in) financing activities ....      39,356     (62,542)        25,740     (19,304)
                                                               ----------   ----------    ----------   ----------
NET INCREASE (DECREASE) IN CASH .............................      37,063      43,678         11,576     (22,517)
CASH, beginning of period ...................................      32,343      69,406         69,406     113,084
                                                               ----------   ----------    ----------   ----------
CASH, end of period .........................................  $   69,406   $ 113,084     $   80,982   $  90,567
                                                               ==========   ==========    ==========   ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid during the period for interest ...................  $   41,058   $  48,826     $   19,664   $  23,469


   The accompanying notes are an integral part of these financial statements.

                               ELWELL STORES, INC.

                          NOTES TO FINANCIAL STATEMENTS


1. BUSINESS AND ORGANIZATION:

Elwell Stores, Inc. (the Company), d/b/a The Reef Hallmark Shop is a retailer and marketer of contemporary collectibles, including ornaments, figurines, lighthouses, lighted ceramic houses and crystals from vendors, including Enesco, Swarovski, Disney, Department 56 and Hallmark. The Company has been in operation since 1959 and has one strip mall-based store located in West Palm Beach, Florida.

The Company's business is seasonal, with its highest levels of sales occurring in its fourth fiscal quarter. This period, which includes the Christmas selling season, accounted for approximately 34 percent and 31 percent of the Company's net sales for the years ended December 31, 1995 and 1996, respectively.

The Company and its shareholders intend to enter into a definitive agreement with Collectibles USA, Inc. (Collectibles), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Collectibles common stock concurrent with the consummation of the initial public offering of the common stock of Collectibles.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     Merchandise Inventories

Merchandise inventories are stated at the lower of cost or market, determined by the weighted average cost method.


     Property and Equipment

Property and equipment are recorded at cost. Depreciation is determined using an accelerated method based on the estimated useful life of the respective asset. Leasehold improvements are amortized over the shorter of the estimated useful life or the remaining lease term. Expenditures for major renewals and betterments are capitalized while maintenance and repairs are expensed. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statements of operations.


     Revenue Recognition

The Company recognizes revenue from in-store sales upon delivery of merchandise to the customer and receipt of payment. Revenues from mail order sales are recognized upon shipment to the customer and receipt of payment. Customer deposits are collections on layaway sales. Upon receipt of final payment, the item is delivered to the customer and the sale is recorded as revenue.


     Cost of Sales

Included in cost of sales are costs of merchandise sold and shipping costs.


     Advertising Expenses

Advertising expenses are expensed in the month incurred, subject to reduction by reimbursement from vendors. Advertising expenses, net of vendor reimbursements, were approximately $71,000, $113,000 and $89,000 during the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, respectively.


     Income Taxes

For income tax purposes, the Company and its shareholders have elected to be treated as an S Corporation under the Internal Revenue Code and a similar section in the state code. In accordance with the provisions of such elections, the Company's income and losses were passed through to its shareholders; accordingly, no provision for income taxes has been recorded.

                              ELWELL STORES, INC.

     Fair Value of Financial Instruments

The Company's financial instruments consist of cash, accounts payable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates.


     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     Interim Financial Information

The interim financial statements as of June 30, 1997, and for the six months ended June 30, 1996 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.



3. PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:

                                            ESTIMATED
                                           USEFUL LIVES
                                             (YEARS)       1995         1996
                                          ------------- ----------- -------------
     Furniture, fixtures and equipment          7       $ 82,963     $  116,046
     Leasehold improvements  ............      14         60,442         60,442
     Vehicles ...........................       5         74,263         47,832
                                                        ---------    ----------
                                                         217,668        224,320
     Less- Accumulated depreciation   ...                (72,784)      (101,564)
                                                        ---------    ----------
                                                        $144,884     $  122,756
                                                        =========    ==========

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Accounts payable and accrued liabilities consist of the following:

                                                 1995        1996
                                              ----------   ---------
            Accounts payable, trade  ......   $332,130     $512,982
            Accrued liabilities   .........     66,000       99,000
            Other  ........................     18,733       22,385
                                              ---------    ---------
                                              $416,863     $634,367
                                              =========    =========

                              ELWELL STORES, INC.

5. LONG-TERM OBLIGATIONS:

Long-term obligations consist of the following:

                                                                                  1995           1996
                                                                               -----------   -------------
Bank term loan due in monthly installments, including interest at prime plus
 2% (11.25% at December 31, 1995), repaid in 1996   ........................   $368,269      $       --
Bank term loans due in monthly installments through November 2000,
 including interest ranging from 7.5% to 10%  ..............................     57,838          39,027
Note payable to bank, interest at 10.15%, principal and interest due
 September 1997 ............................................................         --          99,650
Bank term loan due in monthly installments, including interest at 8.25%,
 through April 2004   ......................................................         --         382,959
                                                                               ---------     ----------
                                                                                426,107         521,636
Less- Current maturities ...................................................    (72,377)       (153,303)
                                                                               ---------     ----------
   Long-term obligations, net of current maturities ........................   $353,730      $  368,333
                                                                               =========     ==========

The  bank  term  loans  are   collateralized  by  personal   guarantees  of  the
shareholders as well as the Company's property and equipment, and inventory.
The note payable due September 1997 is unsecured.


The Company maintains a $180,000 line of credit which expires in August 1998. There were no borrowings on the line of credit as of December 31, 1995 and 1996. The Company had borrowings of $150,000 on the line of credit as of June 30, 1997. The borrowings are collateralized by the personal guarantees of the Company's shareholders.

Scheduled principal maturities of long-term obligations as of December 31, 1996, are as follows:



                      Year ending December 31,
                      1997  ..................   $153,303
                      1998  ..................     57,049
                      1999  ..................     53,909
                      2000  ..................     54,497
                      Thereafter  ............    202,878
                                                 ---------
                                                 $521,636
                                                 =========

6. COMMITMENTS AND CONTINGENCIES:


     Lease Obligations

The Company leases retail facilities under an operating lease, expiring on July 31, 2002. Additionally, the Company maintains an operating lease on an automobile for an officer and shareholder of the Company. Rent expense for the years ended December 31, 1995 and 1996, was approximately $72,000 and $94,000, respectively. Future minimum lease payments under noncancelable operating leases are as follows.



                      Year ending December 31,
                      1997  ..................   $ 94,134
                      1998  ..................     96,360
                      1999  ..................     93,765
                      2000  ..................     97,515
                      Thereafter  ............    101,417
                                                 ---------
                                                 $483,191
                                                 =========

                              ELWELL STORES, INC.

     Litigation

The Company is subject to legal actions arising in the ordinary course of business. Management does not believe that the outcome of any such legal action would have a material adverse effect on the Company's financial position or results of operations.


7. RELATED-PARTY TRANSACTIONS:

The Company leases warehouse space from a partnership made up of the Company's shareholders and third parties. There are two warehouse spaces currently being leased from the partnership, and both are on a month-to-month lease. Monthly lease payments are approximately $1,300, which approximates fair market value.


8. SIGNIFICANT SUPPLIERS:

During the years ended December 31, 1995 and 1996, three suppliers accounted for 68 percent of total inventory purchases.


9. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

The Company and its shareholders have entered into a definitive agreement with Collectibles providing for the acquisition of the Company by Collectibles.

Concurrent with the acquisition, the Company will enter into agreements with the shareholders to lease warehouse space used in the Company's operations for a negotiated amount and term.

In connection with the acquisition, the Company will distribute certain assets to the shareholders, consisting of automobiles with a total net carrying value of approximately $20,592 as of December 31, 1996. Had these transactions been recorded at December 31, 1996, the effect on the accompanying balance sheet would be a decrease in assets of approximately $44,485, liabilities of $23,893 and shareholders' equity of $20,592.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Animation U.S.A., Inc.:

We have audited the accompanying balance sheet of Animation U.S.A., Inc. (a Washington corporation), as of December 31, 1996, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Animation U.S.A., Inc., as of December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

Houston, Texas
May 5, 1997

                            ANIMATION U.S.A., INC.

                                BALANCE SHEETS


                                                                      DECEMBER 31,    JUNE 30,
                                                                          1996          1997
                                                                     -------------- ------------
                                                                                     (UNAUDITED)
                                         ASSETS
CURRENT ASSETS:
 Cash ..............................................................  $    4,824    $  28,774
 Accounts receivable ...............................................          --       49,772
 Merchandise inventories ...........................................     321,653      303,910
 Prepaid expenses and other current assets .........................       6,994        8,940
 Deferred tax asset ................................................      25,319       30,213
                                                                      ----------    ----------
   Total current assets ............................................     358,790      421,609
PROPERTY AND EQUIPMENT, net ........................................      72,176       66,379
OTHER ASSETS .......................................................          --       26,408
                                                                      ----------    ----------
   Total assets ....................................................  $  430,966    $ 514,396
                                                                      ==========    ==========
                     LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Customer deposits .................................................  $   13,775    $  20,066
 Accounts payable and accrued liabilities ..........................     231,714      281,376
 Federal income taxes payable ......................................      32,835       19,863
 Line of credit ....................................................      72,494       92,597
 Current maturities of long-term obligations .......................      38,454       38,454
                                                                      ----------    ----------
   Total current liabilities .......................................     389,272      452,356
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Class A common stock, no par, 1,000,000 shares authorized, 196,840
   shares outstanding ..............................................      85,200       85,200
 Class B common stock, no par, 500,000 shares authorized and
   outstanding .....................................................     107,500      107,500
 Deficit ...........................................................    (151,006)    (130,660)
                                                                      ----------    ----------
   Total shareholders' equity ......................................      41,694       62,040
                                                                      ----------    ----------
   Total liabilities and shareholders' equity ......................  $  430,966    $ 514,396
                                                                      ==========    ==========


   The accompanying notes are an integral part of these financial statements.

                            ANIMATION U.S.A., INC.

                           STATEMENTS OF OPERATIONS


                                                        SIX MONTHS ENDED
                                       YEAR ENDED            JUNE 30,
                                       DECEMBER 31,   ----------------------
                                          1996           1996        1997
                                      -------------   ----------   ---------
                                                             (UNAUDITED)
NET SALES .........................    $1,716,410     $834,654     $671,603
COST OF SALES .....................       840,283      394,472      255,172
                                       -----------    ---------    ---------
 Gross profit .....................       876,127      440,182      416,431
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES .........................       845,100      410,502      371,544
                                       -----------    ---------    ---------
 Income from operations ...........        31,027       29,680       44,887
OTHER EXPENSE:
 Interest expense .................         9,349        3,368        5,402
                                       -----------    ---------    ---------
INCOME BEFORE INCOME TAXES ........        21,678       26,312       39,485
PROVISION FOR INCOME TAXES ........         8,944       10,856       14,969
                                       -----------    ---------    ---------
NET INCOME ........................    $   12,734     $ 15,456     $ 24,516
                                       ===========    =========    =========


   The accompanying notes are an integral part of these financial statements.

                             ANIMATION U.S.A., INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY


                                         CLASS A             CLASS B
                                      COMMON STOCK         COMMON STOCK                        TOTAL
                                   ------------------- --------------------                 SHAREHOLDERS'
                                    SHARES    AMOUNT     SHARES    AMOUNT      DEFICIT         EQUITY
                                   --------- --------- --------- ---------- -------------- --------------
BALANCE AT DECEMBER 31, 1995       190,000   $51,000   500,000   $107,500    $ (154,776)     $  3,724
 Conversion of shareholder loan to
   Class A common stock  .........   6,840    34,200        --         --            --        34,200
 Net income  .....................      --        --        --         --        12,734        12,734
 Distributions  ..................      --        --        --         --        (8,964)       (8,964)
                                   --------  --------  --------  ---------   ----------      --------
BALANCE AT DECEMBER 31, 1996       196,840    85,200   500,000    107,500      (151,006)       41,694
 Net income (unaudited)  .........      --        --        --         --        24,516        24,516
 Distributions (unaudited)  ......      --        --        --         --        (4,170)       (4,170)
                                   --------  --------  --------  ---------   ----------      --------
BALANCE AT JUNE 30, 1997
 (unaudited) ..................... 196,840   $85,200   500,000   $107,500    $ (130,660)     $ 62,040
                                   ========  ========  ========  =========   ==========      ========


   The accompanying notes are an integral part of these financial statements.

                             ANIMATION U.S.A., INC.

                           STATEMENTS OF CASH FLOWS


                                                                                                  SIX MONTHS ENDED
                                                                                 YEAR ENDED           JUNE 30,
                                                                                 DECEMBER 31, -------------------------
                                                                                    1996          1996         1997
                                                                                ------------- ------------ ------------
                                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income  ..................................................................  $  12,734     $  15,456    $  24,516
 Adjustments to reconcile net income to net cash used in operating activities-
   Depreciation ...............................................................     12,057         6,028        6,028
   Changes in operating assets and liabilities-
    Accounts receivable  ......................................................         --            --      (49,772)
    Merchandise inventories ...................................................    (19,765)      (29,362)      17,743
    Prepaid expenses and other current assets .................................         --            --       (1,946)
    Deferred tax asset ........................................................     (6,932)      (11,173)      (4,894)
    Other assets ..............................................................         --            --      (26,408)
    Customer deposits .........................................................    (19,754)      (17,642)       6,291
    Accounts payable and accrued liabilities ..................................    (55,882)      (13,000)      49,662
    Federal income taxes payable ..............................................      6,691        (7,531)     (12,972)
                                                                                 ---------     ---------    ---------
     Net cash (used in) provided by operating activities ......................    (70,851)      (57,224)       8,248
                                                                                 ---------     ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment ..........................................    (28,862)           --         (231)
                                                                                 ---------     ---------    ---------
    Net cash used in investing activities .....................................    (28,862)           --         (231)
                                                                                 ---------     ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on line of credit and current maturities of long-term
   obligations ................................................................    (18,860)      (17,924)          --
 Proceeds from issuance of line of credit and current obligations .............     46,454            --       20,103
 Distributions to shareholders ................................................     (8,964)       (5,270)      (4,170)
                                                                                 ---------     ---------    ---------
    Net cash provided by financing activities .................................     18,630       (23,194)      15,933
                                                                                 ---------     ---------    ---------
NET (DECREASE) INCREASE IN CASH ...............................................    (81,083)      (80,418)      23,950
CASH, beginning of period .....................................................     85,907        85,907        4,824
                                                                                 ---------     ---------    ---------
CASH, end of period ...........................................................  $   4,824     $   5,489    $  28,774
                                                                                 =========     =========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Conversion of shareholder loan to Class A common stock .......................  $  34,200     $      --    $      --
 Cash paid during the period for-
   Interest ...................................................................      9,349         3,368        5,402
   Income taxes ...............................................................      2,253            --       17,358


   The accompanying notes are an integral part of these financial statements.

                             ANIMATION U.S.A., INC.
                          NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

Animation U.S.A., Inc. (the Company), is a retail and wholesale marketer of animation art such as vintage original production cels, limited edition cels and sericels. Animation USA has been in operation since 1990 and has two free-standing galleries, of which one is located in Seattle, Washington and one is located in San Francisco, California.

Although the Company's business is not seasonal, sales fluctuations between quarters do occur and are largely the result of the timing and frequency of in-store artists signings and other promotional events.

The Company and its shareholders intend to enter into a definitive agreement with Collectibles USA, Inc. (Collectibles), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Collectibles common stock concurrent with the consummation of the initial public offering of the common stock of Collectibles.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     Merchandise Inventories

Merchandise inventories are stated at the lower of cost or market, determined by the specific identification method.


     Property and Equipment

Property and equipment are recorded at cost. Depreciation is determined using the straight-line method based on the estimated useful life of the respective asset. Expenditures for major renewals and betterments are capitalized while maintenance and repairs are expensed. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statements of operations.


     Revenue Recognition

The Company recognizes revenue from sales upon delivery of merchandise to the customer and receipt of payment. Customer deposits consist of collections on layaway sales. Upon receipt of final payment, the item is delivered to the customer and the sale is recorded as revenue.


     Cost of Sales

Included in cost of sales are cost of merchandise sold, framing and shipping costs.


     Advertising Expenses


Advertising expenses are expensed in the month incurred and were approximately $23,000 for the year ended December 31, 1996 and $15,000 for the six months ended June 30, 1997.


     Fair Value of Financial Instruments

The Company's financial instruments consist of cash, accounts payable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.


     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            ANIMATION U.S.A., INC.

     Interim Financial Information


The interim financial statements as of June 30, 1997, and for the six months ended June 30, 1996 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.



3. PROPERTY AND EQUIPMENT:

Property and equipment at December 31, 1996, consist of the following:

                                                 ESTIMATED
                                                USEFUL LIVES   DECEMBER 31,
                                                  (YEARS)         1996
                                               -------------- -------------
     Vehicle .................................         7       $  25,707
     Furniture, fixtures and equipment  ......      5-10          74,158
     Leasehold improvements ..................        10          18,935
                                                               ---------
                                                                 118,800
     Less-Accumulated depreciation   .........                   (46,624)
                                                               ---------
                                                               $  72,176
                                                               =========

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Accounts payable and accrued liabilities at December 31, 1996, consist of the following:

                                          DECEMBER 31,
                                             1996
                                         -------------
       Accounts payable, trade  ......     $ 69,482
       Accrued compensation  .........      150,000
       Other  ........................       12,232
                                           ---------
                                           $231,714
                                           =========

5. LINE OF CREDIT AND CURRENT MATURITIES OF LONG-TERM OBLIGATIONS:


     Line of Credit

The Company has a line of credit with a bank, under which it may borrow up to $180,000. The line of credit bears interest at 10.75 percent. Borrowings under the line of credit were $72,000 and $91,000 at December 31, 1996, and June 30, 1997, respectively. The line of credit is secured by the Company's inventory.


     Current Maturities of Long-Term Obligations

The Company has two obligations to a bank of $22,000 and $16,000 bearing interest at 10.75% and 8.49%, respectively, maturing through July 2002.

                            ANIMATION U.S.A., INC.

6. INCOME TAXES:

The Company provides for income taxes under the asset and liability method which provides the method for determining the appropriate asset and liability for deferred taxes which are computed by applying applicable tax rates to temporary (timing) differences. Therefore, expenses recorded for financial statement purposes before they are deducted for tax purposes create temporary differences which give rise to deferred tax assets. Expenses deductible for tax purposes before they are recognized in the financial statements create temporary differences which give rise to deferred tax liabilities.

Deferred income taxes are provided in recognition of temporary differences in reporting certain transactions for financial reporting and income tax reporting purposes.

The provision for income taxes for the year ended December 31, 1996, is as follows:



                      Current ........   $8,944
                      Deferred .......       --
                                         -------
                                         $8,944
                                         =======

Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate of 34 percent to income before income taxes as follows:



            Statutory federal rate .........................      34.0%
            Expenses not deductible for tax purposes .......       5.0
            State income taxes .............................       2.3
                                                                ------
                                                                  41.3%
                                                                ======

The significant components of the deferred tax asset at December 31, 1996, are as follows:



          Deferred tax asset-
            Accrued liabilities ............   $14,421
            Other ..........................    10,898
                                               --------
            Total deferred tax asset .......   $25,319
                                               ========

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Management of the Company believes the net deferred tax asset will be utilized in full based on the nature of the asset, the Company's estimates of the timing of reversals of temporary differences and the generation of taxable income before such reversals.

                            ANIMATION U.S.A., INC.

7. COMMITMENTS AND CONTINGENCIES:


     Lease Obligations

The Company leases retail facilities and computer equipment under operating leases that expire through December 1999. Rent expense during 1996 was approximately $133,000. Future minimum lease payments under noncancelable operating leases are as follows:



                      Year ending December 31,
                      1997  ..................   $127,720
                      1998  ..................     41,372
                      1999  ..................      7,161
                                                 ---------
                                                 $176,253
                                                 =========

     Litigation

The Company is subject to legal actions arising in the ordinary course of business. Management does not believe that the outcome of any such legal action would have a material adverse effect on the Company's financial position or results of operations.


     Distribution Agreement

On February 1, 1997, the Company entered into a 15-month distribution agreement to purchase and distribute animated art products with a major studio supplier.


     Stock Option Plan

Effective January 1, 1992, the Company adopted the Animation, U.S.A., Inc. Employee Incentive Stock Option Plan (the Plan) providing for the grant of options to officers and directors of the Company to purchase up to 50,000 shares of its common stock. The Plan provides that options be granted at exercise prices greater than or equal to the market value on the date the option is granted as determined by the board of directors. As of December 31, 1996, no options have been granted under the Plan. The Plan is subject to termination upon the occurrence of certain events including a change in control as defined by the Plan.


8. SIGNIFICANT SUPPLIERS:

During the year ended December 31, 1996, four suppliers accounted for 58 percent of total inventory purchases.


9. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

The Company and its shareholders have entered into a definitive agreement with Collectibles providing for the acquisition of the Company by Collectibles.

In connection with the acquisition, the Company will distribute certain assets to the shareholders, consisting of automobiles net of distributed liabilities, with a total net carrying value of approximately $8,407 as of December 31, 1996. Had these transactions been recorded at December 31, 1996, the effect on the accompanying balance sheet would be a decrease in liabilities of $13,954 and shareholders' equity of $8,407.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Filmart Productions Inc.:

We have audited the accompanying balance sheets of Filmart Productions Inc. (a New York corporation) as of December 31, 1995 and 1996, and the related statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Filmart Productions Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

Houston, Texas
March 5, 1997

                           FILMART PRODUCTIONS INC.

                                BALANCE SHEETS


                                                               DECEMBER 31,
                                                         -------------------------  JUNE 30,
                                                            1995         1996         1997
                                                         ----------- ------------- ------------
                                                                                    (UNAUDITED)
                                  ASSETS
CURRENT ASSETS:
 Cash .................................................. $ 29,981   $   76,758   $   36,419
 Accounts receivable ...................................   17,073       13,116       16,467
 Barter receivables ....................................    8,788      199,930      203,092
 Merchandise inventories ...............................  396,298      375,258      372,759
 Prepaid expenses and other current assets .............    1,412       37,153        3,912
 Prepaid advertising from barter transactions ..........   60,000      285,000      432,500
 Advances to shareholder ...............................       --      176,722      188,206
                                                         ---------  -----------  -----------
   Total current assets ................................  513,552    1,163,937    1,253,355
PROPERTY AND EQUIPMENT, net ............................   52,897       36,521       29,120
OTHER ASSETS ...........................................    5,750        7,172       57,727
                                                         ---------  -----------  -----------
   Total assets ........................................ $572,199   $1,207,630   $1,340,202
                                                         ==========  ============  ===========
              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Customer deposits ..................................... $ 53,619   $   32,778   $    6,101
 Accounts payable and accrued liabilities ..............   75,503      129,747      150,215
 Payable to shareholder ................................  109,976       25,444       27,752
                                                         ---------  -----------  -----------
   Total current liabilities ...........................  239,098      187,969      184,068
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Common stock, no par, 200 shares authorized, 100 shares
   outstanding .........................................       --           --           --
 Retained earnings .....................................  333,101    1,019,661    1,156,134
                                                         ---------  -----------  -----------
   Total shareholders' equity ..........................  333,101    1,019,661    1,156,134
                                                         ---------  -----------  -----------
   Total liabilities and shareholders' equity .......... $572,199   $1,207,630   $1,340,202
                                                         =========  ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                           FILMART PRODUCTIONS INC.

                           STATEMENTS OF OPERATIONS


                                                                 SIX MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,         JUNE 30,
                                   --------------------------- --------------------
                                       1995         1996         1996      1997
                                   ------------- ------------- ---------- ---------
                                                                   (UNAUDITED)
NET SALES ........................ $1,053,089   $1,445,848   $541,146   $514,504
COST OF SALES ....................    511,369      497,920    203,156    191,233
                                   ----------   ----------   --------   ---------
   Gross profit ..................    541,720      947,928    337,990    323,271
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES .........    492,577      539,178    220,916    300,036
                                   ----------   ----------   --------   ---------
   Income from operations ........     49,143      408,750    117,074     23,235
OTHER INCOME (EXPENSE):
 Interest (expense) income .......     (4,619)      (1,056)      (528)       738
 Other, net ......................     74,350      278,866    166,687    112,500
                                   ----------   ----------   --------   ---------
NET INCOME ....................... $  118,874    $ 686,560   $283,233   $136,473
                                   ==========   ==========   ========   =========


   The accompanying notes are an integral part of these financial statements.

                           FILMART PRODUCTIONS INC.

                      STATEMENTS OF SHAREHOLDERS' EQUITY


                                                     COMMON STOCK
                                                 --------------------     RETAINED      SHAREHOLDERS'
                                                  SHARES     AMOUNTS      EARNINGS        EARNINGS
                                                 --------   ---------   ------------   --------------
BALANCE AT DECEMBER 31, 1994   ...............     100         $--       $  222,080      $  222,080
 Capital contribution from forgiveness of loan
   obligation by related party ...............      --          --           43,000          43,000
 Net income  .................................      --          --          118,874         118,874
 Distributions  ..............................      --          --          (50,853)        (50,853)
                                                   ----        ----      ----------      ----------
BALANCE AT DECEMBER 31, 1995   ...............     100          --          333,101         333,101
 Net income  .................................      --          --          686,560         686,560
BALANCE AT DECEMBER 31, 1996   ...............     100          --        1,019,661       1,019,661
 Net income (unaudited)  .....................      --          --          136,473         136,473
                                                   ----        ----      ----------      ----------
BALANCE AT JUNE 30, 1997 (unaudited) .........     100         $--       $1,156,134      $1,156,134
                                                   ====        ====      ==========      ==========


   The accompanying notes are an integral part of these financial statements.

                           FILMART PRODUCTIONS INC.

                           STATEMENTS OF CASH FLOWS


                                                          YEAR ENDED DECEMBER 31,  SIX MONTHS ENDED JUNE 30,
                                                          ------------------------ --------------------------
                                                             1995         1996         1996          1997
                                                          ----------- ------------ ------------- ------------
                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income ............................................. $ 118,874   $ 686,560     $  283,233   $ 136,473
 Adjustments to reconcile net income to net cash provided
   by operating activities-   ...........................
   Depreciation and amortization ........................   17,919       16,226          6,750       8,112
   Changes in operating assets and liabilities- .........
    Accounts receivable .................................  (17,073)       3,957         16,373      (3,351)
    Barter receivables  .................................   (8,788)    (191,142)        (6,601)     (3,162)
    Merchandise inventories   ...........................  (18,935)      21,040        (17,780)      2,499
    Prepaid expenses and other current assets   .........   (1,412)     (35,741)      (175,243)     33,241
    Prepaid advertising from barter transactions   ......  (60,000)    (225,000)        60,000    (147,500)
    Other assets  .......................................   (5,350)      (1,422)                   (50,555)
    Advances to shareholder   ...........................       --     (176,722)      (117,166)    (11,484)
    Customer deposits   .................................   53,619      (20,841)        (3,424)    (26,677)
    Accounts payable and accrued liabilities ............  (30,947)      54,244        (44,491)     20,468
                                                          ---------   ----------    ----------   ----------
     Net cash provided by (used in) operating activities.   47,907      131,159          1,651     (41,936)
                                                          ---------   ----------    ----------   ----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchases of property and equipment   ..................  (15,989)        (150)            --        (711)
 Proceeds from sale of property and equipment   .........       --          300          4,142          --
                                                          ---------   ----------    ----------   ----------
     Net cash provided by (used in) investing activities.  (15,989)         150          4,142        (711)
                                                          ---------   ----------    ----------   ----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from issuance of payable to shareholder  ......   40,625           --         80,577       2,308
 Principal payments on payable to shareholder   .........  (20,624)     (84,532)      (109,976)         --
 Distributions to shareholders   ........................  (50,853)          --             --          --
                                                          ---------   ----------    ----------   ----------
     Net cash provided by (used in) financing activities.  (30,852)     (84,532)       (29,399)      2,308
                                                          ---------   ----------    ----------   ----------
NET INCREASE (DECREASE) IN CASH  ........................    1,066       46,777        (23,606)    (40,339)
CASH, beginning of period  ..............................   28,915       29,981         29,981      76,758
                                                          ---------   ----------    ----------   ----------
CASH, end of period  .................................... $ 29,981    $  76,758     $    6,375   $  36,419
                                                          =========   ==========    ==========   ==========
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
 Capital contribution from forgiveness of obligation from
   related party  ....................................... $ 43,000    $      --     $       --   $      --
 Cash paid during the period for interest ...............    4,619        1,056             --          --


   The accompanying notes are an integral part of these financial statements.

                            FILMART PRODUCTIONS INC.
                          NOTES TO FINANCIAL STATEMENTS


1. BUSINESS AND ORGANIZATION:

Filmart Productions Inc. (the Company) d/b/a Cartoon World, d/b/a Filmart Galleries and d/b/a Animation Art Resources is a retail marketer of animation art such as vintage original production cels, limited edition cels and sericels. Filmart has been in operation since 1991 and has two free-standing galleries, of which one is located in Philadelphia, Pennsylvania and one is located in Huntington, New York.

Effective January 1, 1996, the Company acquired Animation Collection, Inc. d/b/a Animation Art Resources. The acquisition was accounted for as a pooling of interests, and the assets, liabilities and results of operations of Animation Art Resources have been included in the accompanying financial statements for all years presented.

Although the Company's business is not seasonal, sales fluctuations between quarters do occur and are largely the result of the timing and frequency of in-store artists signings and other promotional events.

The Company and its shareholders intend to enter into a definitive agreement with Collectibles USA, Inc. (Collectibles), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Collectibles common stock concurrent with the consummation of the initial public offering of the common stock of Collectibles.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     Merchandise Inventories

Merchandise inventories are stated at the lower of cost or market, determined by the specific identification method. Additionally, Filmart holds inventory on consignment. Consigned inventory was valued at approximately $214,000, $364,000 and $486,000 as of December 31, 1995, 1996 and June 30, 1997, respectively. Inventory held on consignment is excluded from Filmart's inventory.


     Property and Equipment

Property and equipment are recorded at cost. Depreciation is determined using the straight-line method based on the estimated useful life of the respective asset. Expenditures for major renewals and betterments are capitalized while maintenance and repairs are expensed. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statements of operations.


     Revenue Recognition

The Company recognizes revenue from sales upon delivery of merchandise to the customer and receipt of payment. Customer deposits consist of collections on layaway sales. Upon receipt of final payment, the item is delivered to the customer and the sale is recorded as revenue.


     Barter Transactions

The Company is a member of several barter companies. Within each barter company, the Company trades artwork for various goods and services from other barter company members. Barter transactions involving artwork for various goods and services are valued at the market value of the goods or services received. The Company had approximately $32,000, $248,000 and $29,000 of art sales through the barter companies and received approximately $28,000, $37,000 and $27,000 of goods and services through the barter companies during the years ended December 31, 1995 and 1996, and the six months ended June 30, 1997, respectively. As of December 31, 1995, 1996, and the six months ended June 30, 1997 the Company had barter receivables of approximately $9,000, $200,000 and $202,000, respectively.

                           FILMART PRODUCTIONS INC.

During 1995, the Company entered into a two-year agreement with a third party to provide consulting services in exchange for advertising. During 1995 and 1996 and the six months ended June 30, 1997, the Company recognized $75,000, $225,000 and $113,000, respectively, of consulting revenue as other income. At December 31, 1995 and 1996 and June 30, 1997, the Company had prepaid advertising expenses of $60,000, $285,000 and $398,000, respectively, related to this agreement. The right to receive advertising under this agreement begins to expire in 2000. The agreement provides for an automatic one-year extension beginning in 1997.


     Cost of Sales

Included in cost of sales are cost of merchandise sold, framing and shipping costs.


     Advertising Expenses

Advertising expenses are expensed in the month incurred. Advertising expenses were approximately $74,000, $50,000 and $42,000 during the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, respectively.


     Income Taxes

For income tax purposes, the Company and its shareholders have elected to be treated as an S Corporation under the Internal Revenue Code and a similar section in the state code. In accordance with the provisions of such elections, the Company's income and losses were passed through to its shareholders; accordingly, no provision for income taxes has been recorded.


     Fair Value of Financial Instruments

The Company's financial instruments consist of cash, accounts receivable, accounts payable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates.


     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     Interim Financial Information

The interim financial statements as of June 30, 1997, and for the six months ended June 30, 1996 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

                           FILMART PRODUCTIONS INC.

3. PROPERTY AND EQUIPMENT:
     Property and equipment consist of the following:

                                                   ESTIMATED
                                                  USEFUL LIVES
                                                    (YEARS)         1995           1996
                                                 -------------   -----------   ------------
     Furniture, fixtures and equipment  ......        5-7        $ 93,102       $  92,951
     Less- Accumulated depreciation  .........                    (40,205)        (56,430)
                                                                 ---------      ---------
                                                                 $ 52,897       $  36,521
                                                                 =========      =========

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Accounts payable and accrued liabilities consist of the following:

                                          1995         1996
                                       ----------   ----------
     Accounts payable, trade  ......   $ 44,279     $ 113,466
     Taxes payable   ...............     11,251         6,354
     Other  ........................     19,973         9,927
                                       ---------    ----------
                                       $ 75,503     $ 129,747
                                       =========    ==========

5. PAYABLE TO SHAREHOLDER:

The Company had borrowings from a shareholder totaling $109,976 and $25,444 at December 31, 1995 and 1996, respectively. The borrowings are unsecured, interest-bearing and payable upon demand. The borrowings accrue interest at 4 percent annually. At December 31, 1995 and 1996, accrued interest on the borrowings was $4,619 and $1,056, respectively.


6. COMMITMENTS AND CONTINGENCIES:


     Lease Obligations

The Company leases retail facilities under operating leases that expire April 1999. Rent expense for the years ended December 31, 1994, 1995 and 1996, was approximately $59,000, $59,000 and $68,000, respectively. Future minimum lease payments under noncancelable operating leases are as follows:

                      Year ending December 31,
                      1997  ..................   $  47,328
                      1998  ..................      49,128
                      1999  ..................      16,576
                                                 ----------
                                                 $ 113,032
                                                 ==========

     Litigation

The Company is subject to legal actions arising in the ordinary course of business. Management does not believe that the outcome of any such legal action would have a material adverse effect on the Company's financial position or results of operations.


     Distribution Agreements

The  Company  maintains  various  distribution   agreements  with  major  studio
suppliers to purchase and distribute animated art. Some agreements contain minimum annual purchase requirements which the Company had fulfilled as of December 31, 1995 and 1996, respectively.

                           FILMART PRODUCTIONS INC.

7. RELATED-PARTY TRANSACTIONS:

A significant shareholder of Collectibles has placed $50,195 on deposit with the Company as of December 31, 1995, for the purchase of art. As of December 31, 1996, there were no amounts on deposit from the shareholder of Collectibles.

The Company had a note payable for $43,000 which bore interest at 7 percent to a relative of a majority shareholder. In 1995, the note was converted to a note payable by the majority shareholder, and the $43,000 was reclassified as a capital contribution.


8. SALES TO SIGNIFICANT CUSTOMERS:

During 1996, 14 percent of the Company's net sales was to one customer. During 1994 and 1995, no customer accounted for more than 10 percent of total sales.


9. EVENT SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

The Company and its shareholders have entered into a definitive agreement with Collectibles providing for the acquisition of the Company by Collectibles.

Prior to the acquisition, the Company will make a cash distribution of approximately $900,000 prior to the acquisition which represents the Company's estimated S Corporation accumulated adjustment account. Had this transaction been recorded at December 31, 1996, the effect on the accompanying balance sheet would be an increase in liabilities of $900,000 and a decrease in shareholders' equity of $900,000. The Company anticipates funding this distribution through borrowings.


=======================================================                         ====================================================
NO  DEALER,  SALESPERSON  OR  OTHER  PERSON  HAS  BEEN
AUTHORIZED  TO GIVE  ANY  INFORMATION  OR TO MAKE  ANY                                           2,700,000 SHARES
REPRESENTATION  IN CONNECTION WITH THIS OFFERING OTHER
THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN
OR MADE, SUCH INFORMATION OR  REPRESENTATION  MUST NOT
BE  RELIED  UPON  AS  HAVING  BEEN  AUTHORIZED  BY THE
COMPANY OR THE UNDERWRITERS.  THIS PROSPECTUS DOES NOT
CONSTITUTE  AN OFFER TO SELL OR A  SOLICITATION  OF AN
OFFER TO BUY ANY OF THE  SECURITIES  OFFERED HEREBY IN
ANY  JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL
TO MAKE SUCH OFFER IN SUCH  JURISDICTION.  NEITHER THE                                             [LOGO]
DELIVERY  OF  THIS   PROSPECTUS   NOR  ANY  SALE  MADE                                      COLLECTIBLES USA, INC.
HEREUNDER SHALL, UNDER ANY  CIRCUMSTANCES,  CREATE ANY
IMPLICATION  THAT THE INFORMATION  CONTAINED HEREIN IS
CORRECT AS OF ANY TIME  SUBSEQUENT  TO THE DATE HEREOF
OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE
COMPANY SINCE SUCH DATE.


                   ------------------                                                            COMMON STOCK

                   TABLE OF CONTENTS

                                                  PAGE
                                                 -----

Prospectus Summary   ...........................    3
Risk Factors   .................................   10                                           -------------
The Company ....................................   18                                            PROSPECTUS
Use of Proceeds   ..............................   21                                           -------------
Dividend Policy   ..............................   21
Dilution .......................................   22
Capitalization .................................   23
Selected Financial Data ........................   24
Management's Discussion and Analysis of
   Financial Condition and Results of Operations   26
Business .......................................   41
Management  ....................................   51
Certain Transactions ...........................   60
Principal Stockholders  ........................   64
Description of Capital Stock  ..................   65                                    LADENBURG THALMANN & CO. INC.
Shares Eligible for Future Sale  ...............   68                                       EVEREN SECURITIES, INC.
Underwriting   .................................   70                                            STEPHENS INC.
Legal Matters  .................................   72
Experts  .......................................   72
Additional Information  ........................   72
Index to Financial Statements ..................  F-1                                                          ,  1997



                  ------------------


     UNTIL  _______,  1997 (25 DAYS  AFTER THE DATE OF
THIS PROSPECTUS),  ALL DEALERS EFFECTING  TRANSACTIONS
IN  THE   REGISTERED   SECURITIES,   WHETHER   OR  NOT
PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO
DELIVER  A  PROSPECTUS.  THIS  IS IN  ADDITION  TO THE
OBLIGATION  OF DEALERS TO  DELIVER A  PROSPECTUS  WHEN
ACTING  AS  UNDERWRITERS  AND  WITH  RESPECT  TO THEIR
UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


======================================================                          ====================================================



                                    PART II



                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with the offering described in this Registration Statement. All of such amounts (except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Inclusion Fee) are estimated.





       SEC Registration Fee .................................    $11,291
       NASD Filing Fee   ....................................      4,226
       Nasdaq National Market Inclusion Fee   ...............       *
       Blue Sky Fees and Expenses ...........................       *
       Printing and Engraving Costs  ........................       *
       Legal Fees and Expenses ..............................       *
       Accounting Fees and Expenses  ........................       *
       Transfer Agent and Registrar Fees and Expenses  ......     10,000
       Miscellaneous  .......................................       *
                                                                 -------
          Total .............................................    $  *
                                                                 =======

----------
* To be completed by amendment.



ITEM 14. Indemnification of Directors and Officers.

     The Company's by-laws provide that the Company shall indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, all persons whom it may indemnify pursuant thereto.

     Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action (other than an action by or in the right of the corporation), suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action (i.e., one by or in the right of the corporation), indemnification may be made only for expenses (including attorney's fees) actually and reasonably incurred by persons who are or were directors, officers, employees or agents of the corporation in connection with the defense or settlement of an action or suit, and only with respect to any matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article Seventh of the Company's charter provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (d) for transactions from which directors derive improper personal benefit.

     Under Section 6 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify officers, directors and controlling persons of the Company against certain liabilities under the Securities Act.


ITEM 15. Recent Sales of Unregistered Securities.


     The following information relates to securities of the Company issued or sold within the past three years which were not registered under the Securities Act of 1933, as amended (the "Securities Act"):


     On June 16, 1996, pursuant to subscription agreements, RGR Financial Group, LLC ("RGR") received 700 shares (711,622 shares as adjusted for the Stock Split (as defined hereinafter)) of Common Stock and each of Michael A. Baker and Capstone Partners, LLC ("Capstone") received 150 shares (152,490 shares as adjusted for the Stock Split) of Common Stock, in each case for $.10 per pre-Stock Split share.

     On November 20, 1996, the Company sold 171.729 shares (174,580 shares as adjusted for the Stock Split) of Common Stock at $.01 per pre-Stock Split share to David L. Yankey.

     In  August  1996,  Collectibles   Enterprises  Funding  Corp.,  a  Delaware
corporation ("CEFC"), an affiliate of the Company, issued to accredited investors in two transactions, $855,000 principal amount of 5.0% convertible subordinated notes due December 31, 1997 (the "1996 Notes"). $300,000 of the 1996 Notes automatically convert upon consummation of the Offering either (i) into Common Stock having a value, at the initial public offering price, equal to
2.5 times the principal amount of the note or (ii) into cash in the principal amount of the note plus Common Stock having a value, at the initial public offering price, equal to 1.5 times the principal amount of the note. $555,000 of the 1996 Notes automatically convert either (i) into Common Stock having a value, at the initial public offering price, equal to 1.66 times the principal amount of the note or (ii) into cash in the principal amount of the note plus Common Stock having a value, at the initial public offering price, equal to .66 times the principal amount of the note.

     In June 1997, CEFC issued to accredited investors $400,000 principal amount of 5.0% convertible subordinated notes due December 31, 1997 (the "1997 Notes," and together with the 1996 Notes, the "Notes"). The 1997 Notes automatically convert upon consummation of the Offering either (i) into Common Stock having a value, at the initial public offering price, equal to 1.66 times the principal amount of the 1997 Note or (ii) into cash in the principal amount of the 1997 Note plus Common Stock having a value, at the initial public offering price, equal to .66 times the principal amount of the note.

     On August 6, 1996, the Company sold a $300,000 5% note due December 31, 1997 (the "CEFC Note-1") to CEFC which is owned by RGR and Capstone. Upon consummation of the Offering, the principal amount of the CEFC Note-1 will become due and payable immediately. No interest is payable on the CEFC Note-1 in the event the Offering is consummated. The Company intends to repay the CEFC Note-1 with a portion of the proceeds of the Offering.

     On August 27, 1996, the Company also sold a $555,000 5% note due December 31, 1997 (the "CEFC Note-2") to CEFC. Upon consummation of the Offering, the principal amount of the CEFC Note-2 will become due and payable immediately. No interest is payable on the CEFC Note-2 in the event the Offering is consummated. The Company intends to repay the CEFC Note-2 with a portion of the proceeds of the Offering.

     On June 12, 1997, the Company sold a $400,000 5% note due December 31, 1997 (the "CEFC Note-3," and, together with the CEFC Note-1 and the CEFC Note-2, the "CEFC Notes") to CEFC. Upon consummation of the Offering, the principal amount of the CEFC Note-3 will become due and payable immediately. No interest is payable on the CEFC Note-3 in the event the Offering is consummated. The Company intends to repay the CEFC Note-3 with a portion of the proceeds of the Offering.


     The proceeds of the CEFC Notes were used by the Company to pay various expenses incurred in connection with its efforts to complete the Acquisitions and effect the Offering.

     In May 1997, Collectibles USA issued to 22 unaffiliated, accredited investors 20,000 shares of its Series A Convertible Preferred Stock, liquidation value $50 per share, for an aggregate consideration of $1.0 million, the proceeds of which were used by the Company to pay various expenses incurred in connection with its efforts to complete the Acquisitions and effect the Offering. Pursuant to the terms of the Series A Convertible Preferred Stock, upon the consummation of the Offering, each share of the Series A Convertible Preferred Stock will automatically convert either (i) into that number of shares of Common Stock, determined by (X) dividing the liquidation value by (Y) an amount equal to 60% of the initial public offering price or, at the option of the holder of the Series A Convertible Preferred Stock, (ii) into that number of shares of Common Stock determined by (X) dividing the liquidation value by (Y) an amount equal to 150% of the initial public offering price and cash in an amount equal to the liquidation value. All but one of the holders of the Series A Convertible Preferred Stock have elected conversion option (ii) in the preceding sentence. As a result, upon consummation of the Offering, the Series A Convertible Preferred Stock will convert into approximately $1.0 million in cash and 67,916 shares of Common Stock. The Company intends to pay the required cash amounts in connection with the conversion of the Series A Convertible Preferred Stock, with a portion of the proceeds of the Offering.

     Effective May 12, 1997, the Company effected a 1,016.604-to-1 stock split (the "Stock Split") on outstanding shares of Common Stock as of May 11, 1997.

     Effective May 12, 1997, the Company issued 1,016,602 shares of Restricted Vote Common Stock to RGR, Capstone and Michael A. Baker in exchange for 1,016,602 shares of Common Stock.

     Each of these transactions was completed without registration of the relevant security under the Securities Act in reliance upon the exemptions provided by Sections 3(a)(9) and 4(2) of the Securities Act for transactions not involving a sale or a public offering.


ITEM 16. Exhibits and Financial Statement Schedules.


(A) EXHIBITS

  EXHIBIT
  NUMBER                                           EXHIBIT DESCRIPTION
-----------   ---------------------------------------------------------------------------------------------
    1.1       Form of Underwriting Agreement
   2.1**      Form of Agreement and Plan of Organization (together with Schedule
              identifying  and   distinguishing   the  substantially   identical
              documents  which have been omitted herein as permitted by Item 601 of Regulation S-K)
   3.1**      Amended and Restated Certificate of Incorporation of the Company
   3.2**      Certificate of Designation of Series A Convertible Preferred Stock
   3.3**      Amended and Restated By-Laws of the Company
   4.1**      Form of Common Stock certificate of the Company
    5.1*      Opinion of Morgan, Lewis & Bockius LLP
   10.1**     Employment Agreement, dated as of May 9, 1997, between the Company and  Jerry  Gladstone  (together  with  Schedule  identifying  and distinguishing  the substantially  identical  documents which have been omitted herein as permitted by Item 601 of Regulation S-K)
   10.2**     1997 Long-Term Incentive Plan
   10.3**     1997 Non-Employee Directors' Stock Plan
   10.4**     Consulting  Agreement,  dated as of June  12,  1997,  between  the
              Company  and RGR
   10.5       Form of  Representatives'  Warrant
   10.6**     Employment  Agreement,  dated as of August 11,  1997,  between the
              Company and W. Randolph  Ellspermann
   10.7       Employment  Agreement,  dated as of August 11,  1997,  between the
              Company and Neil J. DePascal, Jr.

                                      II-3

 EXHIBIT
 NUMBER                                         EXHIBIT DESCRIPTION
---------   -------------------------------------------------------------------------------------------
10.8**        Licensing  Agreement,  dated  March 26,  1996,  between The Curtis
              Publishing  Company,  Licensing  Division and American  Royal Arts
              Corporation,  together  with  Addendum  No. 1 dated  June 6,  1997
10.9**        Garfield Exclusive Licensing Agreement, effective as of January 1,
              1995, between  Mendelson/Paws  Productions and American Royal Arts
              Corp., together with Amendment No. 1 dated May 7, 1996
10.10**       Consignment  Agreement,  dated  September  30, 1994,  between Ross
              Editions,  Inc.  and  American  Royal Arts  Corp.,  together  with
              Amendment to Consignment Agreement, dated March 31, 1997
10.11         Agreement and Release,  dated August 11, 1997, between the Company and David L. Yankey
10.12         Employment  Agreement,  dated August 25, 1997, between the Company and Shonnie Bilin
10.13         Trademark License Agreement dated June 15, 1987,  between Hallmark
              Cards  Incorporated  and Reef's  Hallmark  Shop  (together  with a
              Schedule   identifying  and   distinguishing   the   substantially
              identical  documents  entered into by Stone's  Hallmark which have been omitted herein as permitted by Item 601 of Regulation S-K)
10.14         Commitment Letter dated as of October 7, 1997 between Collectibles
              USA, Inc. and NationsBank of Texas, N.A.
21**          List of Subsidiaries  (including state of incorporation  and trade name(s)) of the Company
23.1          Consent of Arthur  Andersen  LLP
23.2          Consent of Morgan,  Lewis & Bockius LLP (contained in Exhibit 5.1)
24            Power of Attorney (contained in the signature page)
27            Financial  Data  Schedule
99.1**        Consent of each of Michael A.  Baker,  Vincent J.  Browne,  Roy C.
              Elwell,  Jerry Gladstone,  David K. Green, Paul Shirley,  Susan M.
              Spiegel and David Stone to use their names as director nominees
99.2**        Consent of W. Randolph  Ellspermann  to use his name as a director nominee


----------
 * To be filed by amendment.

** Previously filed.


(B) FINANCIAL STATEMENT SCHEDULES

     Not applicable.


ITEM 17. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

   (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to provide to the Underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 10th day of October, 1997.


                                   COLLECTIBLES USA, INC.




                                   BY: /s/ W. Randolph Ellspermann
                                       --------------------------------------
                                        W. Randolph Ellspermann
                                        President and Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby authorizes and constitutes each of W. Randolph Ellspermann, Neil J. DePascal, Jr. and Ronald P. Rafaloff as his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Collectibles USA, Inc. to sign and file any and all amendments (including post-effective amendments) to the Registration Statement, and any registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and he hereby ratifies and confirms all that said attorney-in-fact or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirement of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




          SIGNATURE                     CAPACITY IN WHICH SIGNED                 DATE
------------------------------   ---------------------------------------   -----------------
  /s/ W. Randolph Ellspermann    President and Chief Executive Officer     October 10, 1997
 ----------------------------      (Principal Executive Officer)
      W. Randolph Ellspermann


    /s/ Neil J. DePascal, Jr.    Chief Financial Officer                   October 10, 1997
 ----------------------------      (Principal Financial and
        Neil J. DePascal, Jr.      Accounting Officer)


     /s/ Ronald P. Rafaloff      Chairman of the Board                     October 10, 1997
 ----------------------------
        Ronald P. Rafaloff

                                 EXHIBIT INDEX





  EXHIBIT                                                                                           PAGE
   NUMBER                                     EXHIBIT DESCRIPTION                                   NUMBER
------------   ---------------------------------------------------------------------------------   -------
     1.1       Form of Underwriting Agreement
     2.1**     Form  of  Agreement  and  Plan  of  Organization  (together  with
               Schedule   identifying  and   distinguishing   the  substantially
               identical  documents  which have been omitted herein as permitted by Item 601 of Regulation S-K)
    3.1**      Amended and Restated Certificate of Incorporation of the Company
    3.2**      Certificate of Designation of Series A Convertible Preferred Stock
    3.3**      Amended and Restated By-Laws of the Company
    4.1**      Form of Common Stock certificate of the Company
    5.1*       Opinion of Morgan, Lewis & Bockius LLP
   10.1**      Employment  Agreement,  dated  as of May  9,  1997,  between  the
               Company and Jerry Gladstone  (together with Schedule  identifying and  distinguishing the substantially  identical  documents which have been omitted  herein as permitted by Item 601 of  Regulation
               S-K)
   10.2**      1997 Long-Term Incentive Plan
   10.3**      1997 Non-Employee Directors' Stock Plan
   10.4**      Consulting Agreement, dated as of June 12, 1997, between the Company and
               RGR
   10.5        Form of Representatives' Warrant
   10.6**      Employment Agreement, dated as of August 11, 1997, between the Company and
               W. Randolph Ellspermann
   10.7        Employment  Agreement,  dated as of August 11, 1997,  between the
               Company and Neil J. DePascal, Jr.
   10.8**      Licensing  Agreement,  dated March 26,  1996,  between The Curtis
               Publishing  Company,  Licensing  Division and American Royal Arts
               Corporation, together with Addendum No. 1 dated June 6, 1997
   10.9**      Garfield Exclusive Licensing  Agreement,  effective as of January
               1, 1995,  between  Mendelson/Paws  Productions and American Royal
               Arts Corp., together with Amendment No. 1 dated May 7, 1996
   10.10**     Consignment Agreement, dated September 30, 1994, between Ross Editions, Inc.
               and American Royal Arts Corp., together with Amendment to Consignment
               Agreement, dated March 31, 1997
   10.11       Agreement and Release, dated August 11, 1997, between the Company and
               David L. Yankey
   10.12       Employment Agreement, dated August 25, 1997, between the Company and
               Shonnie Bilin
   10.13       Trademark License Agreement dated June 15, 1987, between Hallmark
               Cards  Incorporated  and Reef's  Hallmark Shop  (together  with a
               Schedule   identifying  and   distinguishing   the  substantially
               identical  documents  entered into by Stone's Hallmark which have been omitted herein as permitted by Item 601 of Regulation S-K)
   10.14       Commitment Letter dated as of October 7, 1997 between Collectibles USA, Inc.
               and NationsBank of Texas, N.A.
    21**       List of Subsidiaries (including state of incorporation and trade name(s)) of the
               Company
    23.1       Consent of Arthur Andersen LLP
    23.2       Consent of Morgan,  Lewis & Bockius LLP  (contained in Exhibit 5.1)

 EXHIBIT                                                                                    PAGE
 NUMBER                                 EXHIBIT DESCRIPTION                                NUMBER
--------   -----------------------------------------------------------------------------   -------
24         Power of Attorney (contained in the signature page)
27         Financial Data Schedule
99.1**     Consent of each of Michael A. Baker, Vincent J. Browne, Roy C. Elwell, Jerry
           Gladstone, David K. Green, Paul Shirley, Susan M. Spiegel and David Stone to
           use their names as director nominees
99.2**     Consent of W. Randolph Ellspermann to use his name as a director nominee



----------
 * To be filed by amendment.

** Previously filed.